PROSPECTUS

                      1,500,000 TRUST PREFERRED SECURITIES

                                 PCC CAPITAL I

                  9.375% CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $10 PER TRUST PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                          PACIFIC CREST CAPITAL, INC.

    The 9.375% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of PCC Capital I, a statutory business trust created under the laws of the State of Delaware ("PCC Capital"). Pacific Crest Capital, Inc., a Delaware corporation (referred to as the "Company" when such reference includes Pacific Crest Capital, Inc. and its

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" COMMENCING ON PAGE 16 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED
       BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BY ANY OTHER
                       GOVERNMENTAL AGENCY, OR OTHERWISE.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                  PRICE TO             UNDERWRITING          PROCEEDS TO PCC
                                                   PUBLIC               DISCOUNT(1)            CAPITAL(2)
Per Trust Preferred Security..............           $10                    (2)                    $10
Total(3)..................................       $15,000,000                (2)                $15,000,000

(1) Pacific Crest and PCC Capital have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended the ("Securities Act"). See "Underwriting."

(2) In view of the fact that all of the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures, Pacific Crest has agreed to pay the Underwriters as compensation for arranging the investment therein of such proceeds, $0.45 per Trust Preferred Security, or $675,000 in the aggregate. See "Underwriting." Pacific Crest has also agreed to pay the expenses of the offering estimated to be $300,000.

(3) PCC Capital has granted the Underwriters an option exercisable within 30 days from the date of this Prospectus to purchase up to 225,000 additional Trust Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Trust Preferred Securities are purchased, the total Price to Public and Proceeds to PCC Capital will be $17,250,000. See "Underwriting."

    The Trust Preferred Securities are being offered by the Underwriters named herein subject to prior sale and when, as and if delivered to and accepted by the Underwriters. It is expected that the Trust Preferred Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about September 22, 1997, against payment therefor in immediately available funds.

SANDLER O'NEILL & PARTNERS, L.P.                        SUTRO & CO. INCORPORATED

September 17, 1997

(CONTINUED FROM PREVIOUS PAGE)

subsidiaries, collectively, or "Pacific Crest" when referring only to the parent company), will be the owner of all of the beneficial interests represented by common securities of PCC Capital (the "Common Securities" and, collectively with the Trust Preferred Securities, the "Trust Securities"). PCC Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of 9.375% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by Pacific Crest. The Junior Subordinated Debentures will mature on October 1, 2027, which date may be shortened (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than October 1, 2002 if certain conditions are met (including Pacific Crest having received any necessary regulatory approval to do so if then required under applicable capital guidelines or policies). Although Pacific Crest is not currently subject to capital requirements, it is possible that in the future it could become subject to capital requirements of the Board of Governors of the Federal Reserve System (the "Federal Reserve") as a result of, among other things, the acquisition of a bank or a change in law or applicable regulations that subjects Pacific Crest to such Federal Reserve requirements. The Trust Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities, which will be held by Pacific Crest. See "Description of the Trust Preferred Securities--Subordination of Common Securities of PCC Capital Held by Pacific Crest."

    Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the 15th day of March, June, September and December of each year (subject to possible deferral as described below), commencing December 15, 1997, at the annual rate of 9.375% of the Liquidation Amount (as defined herein) of $10 per Trust Preferred Security ("Distributions"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. Pacific Crest will have the right, so long as no Debenture Event of Default (as defined below) has occurred and is continuing, to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, Pacific Crest may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Preferred Securities will also be deferred and Pacific Crest will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or to make any payment with respect to its debt securities that rank PARI PASSU with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate) at the rate of 9.375% per annum, compounded quarterly, and holders of the Trust Preferred Securities will be required to accrue income and will be required to pay United States federal income tax on that income. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    Pacific Crest has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of PCC Capital's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." Under the Guarantee, Pacific Crest guarantees the payment of Distributions by PCC Capital and payments on liquidation of or redemption of the Trust Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of

                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

Pacific Crest, as defined herein) to the extent of funds held by PCC Capital. See "Description of Guarantee." If Pacific Crest does not make required payments on the Junior Subordinated Debentures held by PCC Capital, PCC Capital will have insufficient funds to pay Distributions on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when PCC Capital does not have sufficient funds to pay such Distributions. In such event, a holder of the Trust Preferred Securities may institute a legal proceeding directly against Pacific Crest pursuant to the terms of the Indenture to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures-- Enforcement of Certain Rights by Holders of Trust Preferred Securities." The obligations of Pacific Crest under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior and Subordinated Debt (as defined in "Description of Junior Subordinated Debentures--Subordination") of Pacific Crest.

    The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the Stated Maturity or their earlier redemption in each case at a redemption price equal to the aggregate liquidation preference of the Trust Preferred Securities plus any accumulated and unpaid Distributions thereon to the date of redemption. Subject to regulatory approval, if then required under applicable regulatory policies, the Junior Subordinated Debentures are redeemable prior to maturity at the option of Pacific Crest (i) on or after October 1, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Trust Preferred Securities--Redemption."

    Pacific Crest will have the right at any time to dissolve PCC Capital and, after satisfaction of liabilities to creditors of PCC Capital as provided by applicable law, cause a Like Amount (as defined herein) of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of PCC Capital, subject to Pacific Crest having received prior approval of the primary federal regulator of Pacific Crest if then required under applicable capital guidelines or policies of such primary regulator. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution."

    In the event of the dissolution of PCC Capital, after satisfaction of liabilities to creditors of PCC Capital as required by applicable law, the holders of Trust Preferred Securities will be entitled to receive a liquidation amount of $10 per Trust Preferred Security ("Liquidation Amount"), plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Distribution of such Like Amount of Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution."

    The Junior Subordinated Debentures are unsecured and subordinated to all Senior and Subordinated Debt. As of June 30, 1997, Pacific Crest had no Senior and Subordinated Debt outstanding. The terms of the Junior Subordinated Debentures place no limitation on the amount of Senior and Subordinated Debt that Pacific Crest can issue. See "Risk Factors--Ranking of Pacific Crest's Obligations Under the Junior Subordinated Debentures and the Guarantee" and "Description of Junior Subordinated Debentures-- Subordination."

    The Trust Preferred Securities have been approved for listing on The Nasdaq Stock Market's National Market (the "Nasdaq National Market"), subject to official notice of issuance. Although the Underwriters have indicated an intention to make a market in the Trust Preferred Securities, the Underwriters are not obligated to do so, and any market making may be discontinued at any time at the sole discretion of either Underwriter. There can be no assurance that a market will develop for the Trust Preferred Securities. See "Risk Factors--Absence of Existing Public Market; Market Prices" and "Underwriting."

                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

    The Trust Preferred Securities will be represented by one or more global certificates registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described herein, the Trust Preferred Securities in certificate form will not be issued in exchange for global certificates. See "Book-Entry Issuance."

    AS USED HEREIN, (I) THE "INDENTURE" MEANS THE JUNIOR SUBORDINATED INDENTURE DATED AS OF SEPTEMBER 22, 1997, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BETWEEN PACIFIC CREST AND WILMINGTON TRUST COMPANY, AS TRUSTEE (THE "INDENTURE TRUSTEE"), UNDER WHICH THE JUNIOR SUBORDINATED DEBENTURES WILL BE ISSUED, (II) THE "TRUST AGREEMENT" MEANS THE AMENDED AND RESTATED TRUST AGREEMENT RELATING TO PCC CAPITAL AMONG PACIFIC CREST, AS DEPOSITOR, WILMINGTON TRUST COMPANY, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE"), WILMINGTON TRUST COMPANY, AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE"), THE ADMINISTRATIVE TRUSTEES NAMED THEREIN (COLLECTIVELY, WITH THE PROPERTY TRUSTEE AND DELAWARE TRUSTEE, THE "ISSUER TRUSTEES") AND THE HOLDERS, FROM TIME TO TIME, OF THE TRUST SECURITIES, (III) THE "GUARANTEE AGREEMENT" MEANS THE GUARANTEE AGREEMENT RELATING TO THE GUARANTEE BETWEEN PACIFIC CREST AND WILMINGTON TRUST COMPANY, AS GUARANTEE TRUSTEE, AND (IV) THE "EXPENSE AGREEMENT" MEANS THE EXPENSE AGREEMENT BETWEEN PACIFIC CREST AND PCC CAPITAL.

                             AVAILABLE INFORMATION

    Pacific Crest and PCC Capital have jointly filed with the Commission a Registration Statement on Form S-2 (together with all amendments and exhibits thereto the "Registration Statement") under the Securities Act, with respect to the offering of the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, PCC Capital and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth below. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

    Pacific Crest is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Pacific Crest can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy and information statements and other information regarding Pacific Crest may be accessed. In addition, such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    No separate financial statements of PCC Capital have been included herein. Pacific Crest and PCC Capital do not consider that such financial statements would be material to holders of the Trust Preferred Securities because PCC Capital is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures of Pacific Crest and issuing the Trust Securities. See "Prospectus Summary--PCC Capital," "Description of the Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996; (attached hereto as Appendix A); and

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (attached hereto as Appendix B); and

        3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

        4.  The Company's Proxy Statement dated April 7, 1997.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    As used herein, the terms "Prospectus" and "herein" means this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO: PACIFIC CREST CAPITAL, INC., 30343 CANWOOD STREET, AGOURA HILLS, CALIFORNIA 90343, ATTN:
CHIEF FINANCIAL OFFICER (TELEPHONE (818) 865-3300).

    The Company will provide to the holders of the Trust Preferred Securities quarterly reports containing unaudited financial statements and annual reports containing financial statements audited by the Company's independent auditors. The Company will also furnish annual reports on Form 10-K and quarterly reports on Form 10-Q free of charge to holders of the Trust Preferred Securities who so request in writing to the Company.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE TRUST PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING THE TRUST PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING SUCH TRUST PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT CLEARLY SUGGESTS OTHERWISE, REFERENCES TO THE "COMPANY" INCLUDE PACIFIC CREST CAPITAL, INC. AND ITS SUBSIDIARIES, COLLECTIVELY, AND REFERENCES TO "PACIFIC CREST" INCLUDE THE PARENT COMPANY ONLY. IN ADDITION TO THE HISTORICAL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN, CERTAIN STATEMENTS IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT") WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE CAPTION "RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS INCLUDING UNDER THE CAPTION "CAUTIONARY STATEMENTS FOR PURPOSES OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995" IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1997, WHICH IS ATTACHED HERETO AS APPENDIX B. SEE "RISK FACTORS--FORWARD-LOOKING STATEMENTS."

                                  THE COMPANY

    Pacific Crest is a financial institution holding company based in Agoura Hills, California that was organized in 1993 to hold 100% of the stock of Pacific Crest Bank which was being distributed in a spin-off from The Foothill Group, Inc. As a result of the 1993 spin-off, Pacific Crest became a public company with common and preferred stock traded on the Nasdaq National Market. The Company operates primarily through its wholly owned subsidiary, Pacific Crest Bank, a California industrial loan company. Pacific Crest is not a bank holding company under the Bank Holding Company Act of 1956, as amended, or a savings and loan association holding company under the Home Owners Loan Act, as amended, and, therefore, is not regulated or supervised by the Federal Reserve or the Office of Thrift Supervision. At June 30, 1997, the Company had consolidated assets of $371.1 million, total loans of $227.7 million, total deposits of $305.0 million and total shareholders' equity of $26.3 million.

PACIFIC CREST BANK

    Pacific Crest Bank commenced operation in 1974 and until 1993 was known as Foothill Thrift and Loan. From 1994 through July 31, 1997 Pacific Crest Bank was known as Pacific Crest Investment and Loan until the name was changed in August 1997. Pacific Crest Bank is subject to regulation by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation (the "FDIC"). The deposits of Pacific Crest Bank are insured by the FDIC up to applicable limits.

    Pacific Crest Bank is headquartered in Agoura Hills, California and operates three California deposit gathering branches located in Beverly Hills, Encino, and San Diego and loan production offices in Northern and Southern California and Portland, Oregon. As a specialized deposit institution, Pacific Crest Bank offers a select number of competitive savings programs designed for customers seeking high yield and liquidity. As a niche commercial real estate lender, Pacific Crest Bank focuses on meeting the needs of entrepreneurs and investors. In addition, Pacific Crest Bank expanded its federal Small Business Administration ("SBA") lending program in mid-1996 by adding a dedicated staff to run the program. While its deposit gathering activities are predominantly in Southern California, and to a lesser extent national in scope through the use of national media and electronic communication, lending activities target virtually the entire West Coast.

    Management's strategy is focused on reducing credit and collateral risk in its lending operations, generating a higher level of fee income, controlling general and administrative expense, maximizing investment portfolio yield consistent with safety and liquidity goals and reducing funding costs. Management attempts to achieve these goals while providing an exceptional level of personal service in response to its customers needs. In furtherance of this strategy, Pacific Crest Bank intends to continue to emphasize the SBA program as a way to reduce lending risk because of the government guarantees and to increase fee income potential to the extent government guaranteed loans are sold into the secondary market.

    At June 30, 1997, Pacific Crest Bank had total assets of $371.1 million, total loans of $227.7 million and total deposits of $305.0 million. At June 30, 1997, $221.1 million, or 97.1% of loans consisted of loans secured by commercial real estate, which were primarily made for terms between one and ten years at adjustable interest rates. In addition, as of June 30, 1997, Pacific Crest Bank had $4.3 million in SBA loans of which $3.4 million were fully guaranteed by the SBA.

PACIFIC COMMERCIAL REAL ESTATE LENDING, INC.

    In April 1997, Pacific Crest formed a new corporation in partnership with Barry S. Slatt Mortgage Company ("Slatt"), based in the San Francisco Bay area, to focus on generating mortgage loans of between $2.0 million and $20.0 million for funding by conduits, insurance companies and banks. The new corporation, Pacific Commercial Real Estate Lending, Inc. ("PCREL"), will earn fees for originating loans, but will not fund the loans or retain any credit risk. PCREL is 50% owned by Pacific Crest and 50% by Slatt. Pacific Crest does not expect that the operations of PCREL will be material to the financial condition and results of operations of the Company in 1997.

PCC CAPITAL

    PCC Capital is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on August 18, 1997, as amended. PCC Capital's business and affairs are conducted by the Property Trustee, Delaware Trustee and three individual Administrative Trustees who are officers of the Company. PCC Capital exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by Pacific Crest, and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of PCC Capital, and payments by Pacific Crest under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of PCC Capital. All of the Common Securities will be owned by Pacific Crest. The Common Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of Pacific Crest as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Subordination of Common Securities of PCC Capital Held by Pacific Crest." Pacific Crest will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of PCC Capital. PCC Capital has a term of 31 years, but may dissolve earlier as provided in the Trust Agreement.

    PCC Capital's principal offices are located at 30343 Canwood Street, Agoura Hills, California 91301 and its telephone number is (818) 865-3300.

                                  THE OFFERING

Trust Preferred Securities issuer...  PCC Capital

Securities offered..................  1,500,000 Trust Preferred Securities having a
                                      Liquidation Amount of $10 per Trust Preferred
                                      Security. The Trust Preferred Securities represent
                                      preferred undivided beneficial interests in PCC
                                      Capital's assets, which will consist solely of the
                                      Junior Subordinated Debentures and payments
                                      thereunder. PCC Capital has granted the Underwriters
                                      an option, exercisable within 30 days after the date
                                      of this Prospectus, to purchase up to an additional
                                      225,000 Trust Preferred Securities at the initial
                                      offering price, solely to cover over-allotments, if
                                      any.

Distributions.......................  The Distributions payable on each Trust Preferred
                                      Security will be fixed at a rate per annum of 9.375%
                                      of the Liquidation Amount of $10 per Trust Preferred
                                      Security, will be cumulative, will accrue from the
                                      date of issuance of the Trust Preferred Securities,
                                      and will be payable quarterly in arrears on the 15th
                                      day of March, June, September and December of each
                                      year, commencing on December 15, 1997 (subject to
                                      possible deferral as described below). The amount of
                                      each Distribution due with respect to the Trust
                                      Preferred Securities will include amounts accrued
                                      through the date the Distribution payment is due. See
                                      "Description of the Trust Preferred Securities."

Extension periods...................  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Pacific Crest
                                      will have the right, at any time, to defer payments
                                      of interest on the Junior Subordinated Debentures by
                                      extending the interest payment period thereon for a
                                      period not exceeding 20 consecutive quarters with
                                      respect to each deferral period (each an "Extension
                                      Period"), provided that no Extension Period may
                                      extend beyond the Stated Maturity of the Junior
                                      Subordinated Debentures. If interest payments are so
                                      deferred, Distributions on the Trust Preferred
                                      Securities will also be deferred and Pacific Crest
                                      will not be permitted, subject to certain exceptions
                                      described herein, to declare or pay any cash
                                      distributions with respect to Pacific Crest's capital
                                      stock or debt securities that rank PARI PASSU with or
                                      junior to the Junior Subordinated Debentures. During
                                      an Extension Period, Distributions will continue to
                                      accumulate with income thereon compounded quarterly.
                                      Because interest would continue to accrue and
                                      compound on the Junior Subordinated Debentures, to
                                      the extent permitted by applicable law, holders of
                                      the Trust Preferred Securities will be required to
                                      accrue income for United States federal income tax
                                      purposes. See "Description of Junior Subordinated
                                      Debentures--Option to Defer Interest Payment Period"
                                      and "Certain Federal Income Tax

                                      Consequences--Interest Income and Original Issue
                                      Discount."

Maturity............................  The Junior Subordinated Debentures will mature on
                                      October 1, 2027 which date may be shortened (such
                                      date, as it may be shortened, the "Stated Maturity")
                                      to a date not earlier than October 1, 2002 if certain
                                      conditions are met (including Pacific Crest having
                                      received prior approval of the primary federal
                                      regulator of Pacific Crest to do so if then required
                                      under applicable capital guidelines or policies of
                                      such primary regulator).

Redemption..........................  The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Junior
                                      Subordinated Debentures at their stated maturity or
                                      their earlier redemption at a redemption price equal
                                      to the aggregate Liquidation Amount of the Trust
                                      Preferred Securities plus accumulated and unpaid
                                      Distributions thereon to the date of redemption.
                                      Subject to regulatory approval, if then required
                                      under applicable regulatory policies, the Junior
                                      Subordinated Debentures are redeemable prior to
                                      maturity at the option of Pacific Crest (i) on or
                                      after October 1, 2002 in whole at any time or in part
                                      from time to time, or (ii) at any time, in whole (but
                                      not in part), within 90 days following the occurrence
                                      of a Tax Event, an Investment Company Event or a
                                      Capital Treatment Event, in each case at a redemption
                                      price equal to 100% of the principal amount of the
                                      Junior Subordinated Debentures so redeemed, together
                                      with any accrued but unpaid interest to the date
                                      fixed for redemption. See "Description of the Trust
                                      Preferred Securities--Redemption" and "Description of
                                      Junior Subordinated Debentures--Redemption."

Distribution of Junior Subordinated
  Debentures........................  Pacific Crest has the right at any time to dissolve
                                      PCC Capital, and, after satisfaction of creditors of
                                      PCC Capital as required by applicable law, cause the
                                      Junior Subordinated Debentures to be distributed to
                                      holders of Trust Preferred Securities in liquidation
                                      of PCC Capital, subject to Pacific Crest having
                                      received prior approval of the primary federal
                                      regulator of Pacific Crest to do so if then required
                                      under applicable capital guidelines or policies of
                                      such primary regulator. See "Description of the Trust
                                      Preferred Securities--Distribution of Junior
                                      Subordinated Debentures."

Guarantee...........................  Taken together, Pacific Crest's obligations under various documents described herein, including the
                                      Guarantee Agreement, provide a full guarantee of
                                      payments by PCC Capital of Distributions and other
                                      amounts due on the Trust Preferred Securities. Under
                                      the Guarantee Agreement, Pacific Crest guarantees the
                                      payment of Distributions by PCC Capital and payments
                                      on liquidation of or redemption of the

                                      Trust Preferred Securities (subordinate to the right
                                      to payment of Senior and Subordinated Debt of Pacific
                                      Crest, as defined herein) to the extent of funds held
                                      by PCC Capital. If PCC Capital has insufficient funds
                                      to pay Distributions on the Trust Preferred
                                      Securities (i.e., if Pacific Crest has failed to make
                                      required payments under the Junior Subordinated
                                      Debentures), a holder of the Trust Preferred
                                      Securities would have the right to institute a legal
                                      proceeding directly against Pacific Crest to enforce
                                      payment of such Distributions to such holder. See
                                      "Description of Junior Subordinated
                                      Debentures--Enforcement of Certain Rights by Holders
                                      of the Trust Preferred Securities," "Description of
                                      Junior Subordinated Debentures--Debenture Events of
                                      Default" and "Description of Guarantee."

Ranking.............................  The Trust Preferred Securities will rank PARI PASSU, and payments thereon will be made pro rata, with the
                                      Common Securities of PCC Capital held by Pacific
                                      Crest, except as described under "Description of the
                                      Trust Preferred Securities--Subordination of Common
                                      Securities of PCC Capital Held by Pacific Crest." The
                                      obligations of Pacific Crest under the Guarantee, the
                                      Junior Subordinated Debentures and other documents
                                      described herein are unsecured and rank subordinate
                                      and junior in right of payment to all current and
                                      future Senior and Subordinated Debt, the amount of
                                      which is unlimited. At June 30, 1997, Pacific Crest
                                      had no outstanding Senior and Subordinated Debt. In
                                      addition, because Pacific Crest is a holding company,
                                      all obligations of Pacific Crest relating to the
                                      securities described herein will be effectively
                                      subordinated to all existing and future liabilities
                                      of Pacific Crest's subsidiaries, including Pacific
                                      Crest Bank. Pacific Crest may cause additional Trust
                                      Preferred Securities to be issued by trusts similar
                                      to PCC Capital in the future, and there is no limit
                                      on the amount of such securities that may be issued.
                                      In this event, Pacific Crest's obligations under the
                                      Junior Subordinated Debentures to be issued to such
                                      other trusts and Pacific Crest's guarantees of the
                                      payments by such trusts will rank PARI PASSU with
                                      Pacific Crest's obligations under the Junior
                                      Subordinated Debentures and the Guarantee,
                                      respectively.

Voting rights.......................  The holders of the Trust Preferred Securities will generally have limited voting rights relating only to
                                      the modification of the Trust Preferred Securities,
                                      the dissolution, winding-up or termination of PCC
                                      Capital and certain other matters described herein.
                                      See "Description of the Trust Preferred
                                      Securities--Voting Rights; Amendment of the Trust
                                      Agreement."

ERISA considerations................  Prospective purchasers must carefully consider the information set forth under "ERISA Considerations."

Nasdaq National Market symbol.......  PCCIP.

Use of proceeds.....................  The proceeds to PCC Capital from the sale of the
                                      Trust Preferred Securities offered hereby will be
                                      invested by PCC Capital in the Junior Subordinated
                                      Debentures of Pacific Crest. Pacific Crest intends to
                                      invest $5.0 million of the net proceeds in Pacific
                                      Crest Bank to increase its capital level to support
                                      future growth. Pacific Crest intends to use the
                                      remaining net proceeds for general corporate
                                      purposes, which may include without limitation,
                                      funding additional investments in, or extensions of
                                      credit to, Pacific Crest Bank and possible future
                                      acquisitions if and when suitable opportunities
                                      arise. See "Use of Proceeds."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial information of the Company and its subsidiaries as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 has been derived from the Company's audited consolidated financial statements. The following summary consolidated financial information as of and for the six months ended June 30, 1997 and 1996 has been derived from the Company's unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The summary consolidated financial information should be read in conjunction with the Company's consolidated financial statements and related notes incorporated herein by reference. The consolidated financial information for the six months ended June 30, 1997 is not necessarily indicative of the operating results to be expected for the entire year.

                                                      AT OR FOR THE
                                                        SIX MONTHS
                                                      ENDED JUNE 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                   --------------------  -----------------------------------------------------
                                                     1997       1996       1996       1995       1994       1993       1992
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
    Investment securities........................  $ 136,330  $  64,392  $  83,494     --      $  55,248  $     898  $   1,705
    Total loans, net of deferred fees............    227,063    181,344    211,095  $ 196,778    182,461    204,406    218,828
    Allowance for loan losses....................      3,795      3,292      3,400      4,500      8,075      3,910      3,195
    Other real estate owned......................      1,914      3,044      3,469      4,355      5,724      9,092      8,065
    Other assets.................................      7,710      6,930      6,593      6,309      6,958      5,329      3,666
    Total assets.................................    371,126    290,443    304,085    259,109    248,520    242,443    243,549
    Total deposits...............................    304,954    264,780    266,695    234,510    226,350    213,162    222,598
    Other borrowings.............................     36,900         --     10,000         --         --         --         --
    Subordinated debt............................         --         --         --         --         --         --      1,000
    Shareholders' equity.........................     26,288     23,422     24,468     21,952     19,628     27,179     15,830

STATEMENT OF OPERATION DATA:
    Total interest income........................  $  15,840  $  13,230  $  26,567  $  23,799  $  21,114  $  21,583  $  22,814
    Total interest expense.......................      8,343      6,733     13,500     12,084      9,358      9,365     11,229
    Net interest income..........................      7,497      6,497     13,067     11,715     11,756     12,218     11,585
    Provision for loan losses....................        530      1,100      1,917        960      8,343      4,398      1,893
    Net interest income after provision for loan
      losses.....................................      6,967      5,397     11,150     10,755      3,413      7,820      9,692
    Noninterest income:
    Gain (loss) on investment securities.........         --        350        413        851       (780)      (277)       (71)
    Other noninterest income(1)..................        450        344      1,068        470        404        375        295
    Total noninterest income.....................        450        694      1,481      1,321       (376)        98        224
    Noninterest expense:
    Valuation adjustments to OREO................        340         70        155        344      1,719      3,314      1,179
    OREO expenses................................         18         23        150        203        850      1,166        375
    Other general & administrative expenses......      4,183      3,631      7,818      8,362      8,841      6,794      7,596
    Total noninterest expense....................      4,541      3,724      8,123      8,909     11,410     11,274      9,150
    Income (loss) before income taxes and
      cumulative effect of accounting change.....      2,876      2,367      4,508      3,167     (8,373)    (3,356)       766
    Income tax provision (benefit)...............      1,146        910      1,505        (77)    (1,914)    (1,303)       203
    Cumulative effect of accounting change(2)....         --         --         --         --         --       (560)        --
    Net income (loss)............................      1,730      1,457      3,003      3,244     (6,459)    (1,493)       563
    Preferred dividends declared.................         --         --         --       (920)    (1,104)        --         --
    Net income (loss) applicable to common
      stock......................................  $   1,730  $   1,457  $   3,003  $   2,324  $  (7,563) $  (1,493) $     563

                                                      AT OR FOR THE
                                                        SIX MONTHS
                                                      ENDED JUNE 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                   --------------------  -----------------------------------------------------
                                                     1997       1996       1996       1995       1994       1993       1992
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL RATIOS:(3)
    Return on average total assets(4)............       1.03%      1.04%      1.06%      1.34%     (2.56)%     (0.62)%      0.24%
    Return on average shareholders' equity(5)....      13.91      13.00      12.96      16.02     (24.73)     (8.91)      3.54%
    Net interest rate spread(6)..................       4.27       4.42       4.41       4.60       4.49       5.18       4.74
    Net interest margin(7).......................       4.59       4.76       4.76       4.98       4.82       5.33       5.03
    Ratio of other general & administrative
      expenses to average total assets...........       2.49       2.59       2.77       3.46       3.50       2.84       3.23
    Total average shareholders' equity to total
      average assets.............................       7.42       7.99       8.20       8.38      10.34       7.01       6.75

    Ratio of Earnings to Fixed Charges and
      Preferred Stock Dividends:
      Excluding interest paid on deposits........       5.01x     21.65x     17.75x      2.93x         *          *       3.66x
      Including interest paid on deposits........       1.34x      1.35x      1.33x      1.17x      0.11x      0.65x      1.07x

ASSET QUALITY RATIOS:
    Nonperforming assets to total assets at end
      of period(8)...............................       1.10%      2.51%      1.60%      3.60%      6.24%      6.26%      6.83%
    Total nonaccrual loans & OREO as a percent of
      total loans & OREO.........................       1.78       3.95       2.26       4.63       8.24       6.69       6.58
    Net loan charge-offs to average loans........       0.13       2.42       1.68       2.45       2.14       1.73       0.61
    Net loan charge-offs & OREO valuation
      adjustments to average loans and OREO......       0.44       2.44       1.73       2.57       2.92       3.16       1.14
    Allowance for loan losses to total loans net
      of deferred fees...........................       1.67       1.82       1.61       2.29       4.43       1.91       1.46
    Allowance for loans losses to nonaccrual
      loans......................................     176.10      77.57     245.31      90.27      82.57      75.40      46.58

PER SHARE DATA(9)(10) (IN THOUSANDS):
    Common shares outstanding....................      2,968      2,960      2,960      2,954      1,102      1,099        N/A
    Common stock equivalents of preferred
      stock(11)..................................         --         --         --         --      1,558      1,558        N/A
    Treasury shares..............................        (30)        --        (12)        --         --        N/A        N/A
    Other common stock equivalents...............        113         55         94         --         --        N/A        N/A
    Total common stock equivalents, assuming full
      conversion of preferred stock..............      3,051      3,015      3,042      2,954      2,660      2,657        N/A
    Book value per common share..................  $    8.95  $    7.91  $    8.35  $    7.43  $    7.38  $   10.23        N/A
    Fully diluted earnings (loss) per common
      share......................................       0.57       0.49       1.00       1.20      (6.88)       N/A        N/A

PACIFIC CREST BANK REGULATORY CAPITAL RATIOS:
    Tier 1 risk-based capital....................      10.00%     10.90%     10.31%      9.48%      8.87%      9.52%      6.71%
    Total risk-based capital.....................      11.25      12.16      11.56      10.74       9.01      10.72       8.39
    Leverage ratio(12)...........................       7.07       7.82       7.96       7.82       7.15       8.98       6.50

------------------------

(1) 1996 includes a $264,000 gain on the sale of $28.2 million in deposits.

(2) Represents the cumulative effect of implementing Statement of Financial Accounting Standards No. 109.

(3) The Company's performance ratios are based on actual daily averages and are annualized where appropriate.

(4) Net income (loss) divided by average total assets.

(5) Net income (loss) divided by total average shareholders' equity.

(6) Average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(7) Net interest income divided by total average interest-earning assets.

(8) Nonperforming assets include total nonaccrual loans, OREO and nonperforming investments.

(9) The Company did not have any assets and did not conduct any significant business prior to December 23, 1993 when The Foothill Group, Inc. contributed 100% of the outstanding shares of Pacific Crest Bank common stock to Pacific Crest in exchange for 1,099,490 shares of its common stock. Upon completion of a preferred stock offering by the Company, The Foothill Group, Inc. then distributed to its shareholders as a stock dividend 100% of the outstanding shares of the Company's common stock.

(10) Per share data is based on actual daily averages.

(11) The conversion price of the preferred stock for these calculations is $9.00 per share. The preferred stock was converted into common stock of the Company in December 1995.

(12) Based on quarter end asset balances of Pacific Crest Bank.

* The ratios of earnings to fixed charges and preferred stock dividends were computed by dividing (x) income (loss) before income taxes and cumulative effect of an accounting change, plus fixed charges by (y) fixed charges and preferred stock dividends. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense. Earnings for the years ended December 31, 1994 and 1993 were inadequate to cover fixed charges by $8.2 million and $3.1 million, respectively.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER, AMONG OTHER THINGS, THE FOLLOWING FACTORS IN CONNECTION WITH A DECISION TO PURCHASE THE TRUST PREFERRED SECURITIES.

RANKING OF PACIFIC CREST'S OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES
  AND THE GUARANTEE

    All obligations of Pacific Crest under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior and Subordinated Debt, the amount of which is unlimited. At June 30, 1997, Pacific Crest had no Senior and Subordinated Debt outstanding. In addition, because Pacific Crest is a holding company, all obligations of Pacific Crest relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Pacific Crest's subsidiaries, including Pacific Crest Bank. As a holding company, the right of Pacific Crest to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that Pacific Crest may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures and all obligations of Pacific Crest relating to the Trust Preferred Securities will be effectively subordinated to all existing and future liabilities of Pacific Crest Bank, and holders of the Trust Preferred Securities should look only to the assets of Pacific Crest, and not of its subsidiaries, for principal and interest payments on the Junior Subordinated Debentures. None of the Indenture, the Guarantee, the Guarantee Agreement or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior and Subordinated Debt, that may be incurred by Pacific Crest or its subsidiaries. Further, there is no limitation on Pacific Crest's ability to issue additional Junior Subordinated Debentures in connection with any further offerings of Trust Preferred Securities, and such additional debentures would rank PARI PASSU with the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Subordination" and "Description of Guarantee--Status of the Guarantee."

OPTION TO DEFER INTEREST PAYMENT PERIOD; TAX CONSEQUENCES OF A DEFERRAL OF
  INTEREST PAYMENTS

    So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Pacific Crest has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Trust Preferred Securities by PCC Capital will be deferred (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate of 9.375% per annum, compounded quarterly, from the relevant payment date for such Distributions, to the extent permitted by applicable law) during any such Extension Period. During any such Extension Period, Pacific Crest will be prohibited from making certain payments or distributions with respect to Pacific Crest's capital stock (including dividends on or redemptions of common or preferred stock) and from making certain payments with respect to any debt securities of Pacific Crest that rank pari passu with or junior in interest to the Junior Subordinated Debentures; however, Pacific Crest will not be restricted from (a) paying dividends or distributions in common stock of Pacific Crest, (b) redeeming rights or taking certain other actions under a shareholders' rights plan, (c) making payments under the Guarantee or (d) making purchases of common stock related to the issuance of common stock or rights under any of Pacific Crest's benefit plans for its directors, officers or employees. Further, during an Extension Period, Pacific Crest would have the ability to continue to make payments on Senior and Subordinated Debt. Prior to the termination of any Extension Period, Pacific Crest may further extend such Extension Period provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity. Upon the termination of any Extension

Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.375%, compounded quarterly, to the extent permitted by applicable law), Pacific Crest may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that Pacific Crest may elect to begin an Extension Period. See "Description of the Trust Preferred Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period."

    Because Pacific Crest has no current plan to exercise its option to defer payments of interest, the Junior Subordinated Debentures will be treated as issued without "original issue discount" for United States federal income tax purposes. As a result, holders of Trust Preferred Securities will include interest in taxable income under their own methods of accounting (i.e., cash or accrual). If Pacific Crest exercises its right to defer payments of interest, the holders of Trust Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax (and possibly other) purposes in advance of the receipt of cash. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount." Pacific Crest has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should Pacific Crest elect to exercise its right to defer payments of interest in the future, the market price of the Trust Preferred Securities is likely to be adversely affected. A holder that disposes of such holder's Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on such holder's investment as a holder that continues to hold the Trust Preferred Securities.

TAX EVENT REDEMPTION, INVESTMENT COMPANY ACT REDEMPTION OR CAPITAL TREATMENT
  EVENT REDEMPTION

    Upon the occurrence and during the continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (whether occurring before or after October 1, 2002), Pacific Crest has the right, if certain conditions are met, to redeem the Junior Subordinated Debentures in whole (but not in part) at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and therefore cause a mandatory redemption of the Trust Securities. See "Description of the Trust Preferred Securities--Redemption."

    A "Tax Event" means the receipt by Pacific Crest and PCC Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the original issuance of the Trust Preferred Securities, there is more than an insubstantial risk that (i) PCC Capital is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by Pacific Crest on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by Pacific Crest, in whole or in part, for United States federal income tax purposes, or (iii) PCC Capital is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. See "--Possible Tax Law Changes Affecting the Trust Preferred Securities" below for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit Pacific Crest to cause a redemption of the Junior Subordinated Debentures (and therefore the Trust Preferred Securities) prior to October 1, 2002.

    An "Investment Company Event" means the receipt by Pacific Crest and PCC Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, PCC Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the Trust Preferred Securities.

    A "Capital Treatment Event" means, in the event that Pacific Crest becomes subject to capital adequacy guidelines, the reasonable determination by Pacific Crest that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement, or decision is announced on or after the date of issuance of the Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of Pacific Crest's ability to treat an amount equal to the Liquidation Amount of the Trust Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the primary federal regulator of Pacific Crest, as then in effect and applicable to Pacific Crest.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

    Congress and the Clinton Administration have recently considered proposals that would deny an issuer a deduction for United States income tax purposes for the payment of interest on instruments with characteristics similar to the Junior Subordinated Debentures. While no such adverse legislation has been enacted, there can be no assurance that similar legislation enacted after the date hereof would not adversely affect the tax treatment of the Junior Subordinated Debentures. Such a change would give rise to a Tax Event which may permit Pacific Crest to cause a redemption of the Trust Preferred Securities by electing to prepay the Junior Subordinated Debentures. See "Description of the Trust Preferred Securities--Redemption"; "Description of Junior Subordinated Debentures--Redemption"; and "Certain Federal Income Tax Consequences."

POSSIBLE DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST
  PREFERRED SECURITIES

    Pacific Crest will have the right at any time to dissolve PCC Capital and, after satisfaction of liabilities to creditors of PCC Capital as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of PCC Capital. Because holders of the Trust Preferred Securities may receive Junior Subordinated Debentures in liquidation of PCC Capital and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Trust Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures."

    Under current United States federal income tax law and interpretations and assuming, as expected, PCC Capital is classified as a grantor trust for such purposes, a distribution of the Junior Subordinated Debentures upon a liquidation of PCC Capital should not be a taxable event to holders of the Trust Preferred Securities. However, if a Tax Event were to occur which would cause PCC Capital to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by PCC Capital could be a taxable event to PCC Capital and the holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

    Pacific Crest will have the right at any time to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than five years from the date of issuance and thereby cause the Trust

Preferred Securities to be redeemed on such earlier date. The exercise of such right is subject to Pacific Crest having received prior approval of the primary federal regulator of Pacific Crest if then required under applicable capital guidelines or policies of such primary regulator. See "Description of Junior Subordinated Debentures--Redemption."

LIMITATIONS ON DIRECT ACTIONS AGAINST PACIFIC CREST AND ON RIGHTS UNDER THE
  GUARANTEE

    The Guarantee guarantees to the holders of the Trust Preferred Securities the following payments, to the extent not paid by PCC Capital: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that PCC Capital has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that PCC Capital has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of PCC Capital (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that PCC Capital has funds on hand available therefor at such time (the "Liquidation Distribution") and (b) the amount of assets of PCC Capital remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of PCC Capital as required by applicable law. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against Pacific Crest to enforce its rights under the Guarantee without first instituting a legal proceeding against PCC Capital, the Guarantee Trustee or any other person or entity. If Pacific Crest were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, PCC Capital would lack funds for the payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of Pacific Crest to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Trust Preferred Securities may institute a legal proceeding directly against Pacific Crest for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, Pacific Crest will have a right of set-off under the Indenture to the extent of any payment made by Pacific Crest to such holder of Trust Preferred Securities in the Direct Action. Except as described herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "Description of Guarantee." The Trust Agreement provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee Agreement and the Indenture.

ABILITY TO MAKE PAYMENTS ON THE TRUST PREFERRED SECURITIES AND JUNIOR
  SUBORDINATED DEBENTURES

    Pacific Crest is a legal entity separate and distinct from its subsidiaries, including Pacific Crest Bank. The ability of PCC Capital to pay amounts due on the Trust Preferred Securities is solely dependent upon Pacific Crest making payments on the Junior Subordinated Debentures as and when required. As a holding company without significant assets other than its equity interest in Pacific Crest Bank, Pacific Crest's ability to pay interest on the Junior Subordinated Debentures to PCC Capital (and consequently, PCC Capital's ability to pay distributions on the Trust Preferred Securities and Pacific Crest's ability to pay its obligations under the Guarantee) depends primarily on cash and liquid investments at Pacific Crest and upon cash dividends Pacific Crest may receive in the future from Pacific Crest Bank. Pacific Crest Bank's ability to pay dividends to Pacific Crest is restricted by California state law, which requires that retained earnings are available to pay such dividends. Pacific Crest Bank had retained earnings of $1.5 million at June 30, 1997, which amount of retained earnings is unrestricted and available for dividend payments to Pacific Crest. At June 30, 1997, Pacific Crest had cash and liquid investments of approximately $243,000. See "Use of Proceeds."

LIMITED COVENANTS

    The covenants in the Indenture are limited, and there are no covenants relating to Pacific Crest in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures, or Trust Preferred Securities, respectively, in the event of a material adverse change in Pacific Crest's or the Company's financial condition or results of operations or limits the ability of Pacific Crest or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether Pacific Crest will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

LIMITED VOTING RIGHTS

    Holders of Trust Preferred Securities will generally have limited voting rights relating only to the modification of the Trust Preferred Securities, the dissolution, winding-up or liquidation of PCC Capital, and the exercise of PCC Capital's rights as holder of Junior Subordinated Debentures. Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The Property Trustee, the Administrative Trustees and Pacific Crest may amend the Trust Agreement without the consent of holders of Trust Preferred Securities to ensure that PCC Capital will be classified for United States federal income tax purposes as a grantor trust or to ensure that PCC Capital will not be required to register as an "investment company," even if such action adversely affects the interests of such holders. See "Description of the Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Trustees."

ABSENCE OF EXISTING PUBLIC MARKET; MARKET PRICES

    There is no existing market for the Trust Preferred Securities. The Trust Preferred Securities have been approved for listing on the Nasdaq National Market, subject to official notice of issuance. There can be no assurance that an active and liquid trading market for the Trust Preferred Securities will develop or that a continued listing of the Trust Preferred Securities will be available on the Nasdaq National Market. Although the Underwriters have informed PCC Capital and the Company that the Underwriters intend to make a market in the Trust Preferred Securities offered hereby, the Underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Trust Preferred Securities. Future trading prices of the Trust Preferred Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the Company, and the market for similar securities. As a result of the existence of Pacific Crest's right to defer interest payments on or shorten the Stated Maturity of the Junior Subordinated Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of debt securities that are not subject to such optional deferrals or reduction in maturity. There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if Pacific Crest exercises its right to terminate PCC Capital. Accordingly, the Trust Preferred Securities that an investor may purchase, or the

Junior Subordinated Debentures that a holder of the Trust Preferred Securities may receive in liquidation of PCC Capital, may trade at a discount from the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

FORWARD-LOOKING STATEMENTS

    Certain statements contained or incorporated by reference in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economics and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus or incorporated by reference herein, including, without limitation, under the captions "Prospectus Summary" and "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

                                USE OF PROCEEDS

    All of the proceeds from the sale of Trust Preferred Securities will be invested by PCC Capital in the Junior Subordinated Debentures. The net proceeds to Pacific Crest from the sale of the Junior Subordinated Debentures are estimated to be $14,025,000 ($16,173,750 if the Underwriters' over-allotment option is exercised in full), net of estimated underwriting commission and other estimated offering expenses. Pacific Crest intends to invest $5.0 million of the net proceeds in Pacific Crest Bank to increase its capital level to support future growth. Pacific Crest intends to use the remaining net proceeds for general corporate purposes, which may include without limitation, funding additional investments in, or extensions of credit to, Pacific Crest Bank and possible future acquisitions if and when suitable opportunities arise. The Company is not currently engaged in negotiations with respect to any acquisitions. Pending their application, the net proceeds may be invested in investment grade financial securities.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, PCC Capital will be treated as a subsidiary of Pacific Crest and, accordingly, the accounts of PCC Capital will be included in the consolidated financial statements of the Company. The Trust Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Trust Preferred Securities as an interest expense in the consolidated statements of operations.

    Future reports of Pacific Crest filed under the Securities Exchange Act of 1934, as amended ("the Exchange Act"), will include a footnote to the financial statements stating that (i) PCC Capital is wholly owned, (ii) the sole assets of PCC Capital are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures), and (iii) the back up obligations, in the aggregate, constitute a full and unconditional guarantee by Pacific Crest of the obligations of PCC Capital under the Trust Preferred Securities. PCC Capital will not provide separate reports under the Exchange Act.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at June 30, 1997 and as adjusted to give effect to the issuance of the Trust Preferred Securities offered by PCC Capital and receipt by Pacific Crest of the proceeds from the corresponding sale of the Junior Subordinated Debentures to PCC Capital and assuming the Underwriters' over-allotment option was not exercised.

                                                                            JUNE 30, 1997
                                                                        ----------------------
                                                                         ACTUAL    AS ADJUSTED
                                                                        ---------  -----------
                                                                        (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
Company obligated mandatorily redeemable trust preferred securities of
  subsidiary trust holding solely junior subordinated debentures(1)...  $  --       $  15,000
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value: 2,000,000 shares authorized, none
    issued............................................................     --          --
  Common stock, $.01 par value: 10,000,000 shares authorized,
    2,968,449 outstanding.............................................     27,910      27,910
  Accumulated deficit.................................................     (1,129)     (1,129)
  Net unrealized loss on securities, available for sale...............       (238)       (238)
  Common stock in treasury, at cost, 30,000 shares....................       (255)       (255)
                                                                        ---------  -----------
    Total shareholders' equity........................................  $  26,288   $  26,288
                                                                        ---------  -----------
  Total capitalization................................................  $  26,288   $  41,288
                                                                        ---------  -----------
                                                                        ---------  -----------

------------------------

(1) The subsidiary trust is PCC Capital, which will hold the Junior Subordinated Debentures as its sole asset. The Trust Preferred Securities are issued by PCC Capital. The sole assets of PCC Capital consist of the Junior Subordinated Debentures issued by Pacific Crest to PCC Capital. The Junior Subordinated Debentures will bear interest at the rate of 9.375% per annum and will mature on October 1, 2027 which date may be shortened to a date not earlier than October 1, 2002 if certain conditions are met. The Junior Subordinated Debentures are redeemable prior to maturity at the option of Pacific Crest, subject to Pacific Crest having received prior approval of the primary federal regulator of Pacific Crest if then required under applicable capital guidelines or policies of such primary regulator, (i) on or after October 1, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein). See "Description of Junior Subordinated Debentures--Redemption." Pacific Crest owns all of the Common Securities of PCC Capital.

                                   MANAGEMENT

    The table below sets forth certain information for the directors and certain executive officers of the Company, as of June 30, 1997.

NAME                                                            POSITION(S)                                      AGE
------------------------------  ---------------------------------------------------------------------------      ---

Gary L. Wehrle................  Chairman of the Board, President and Chief Executive Officer of the Company          54
                                  and Pacific Crest Bank

Rudolph I. Estrada............  Director                                                                             49

Martin J. Frank...............  Director                                                                             60

Richard S. Orfalea............  Director                                                                             55

Steven J. Orlando.............  Director                                                                             45

Barry L. Otelsberg............  Executive Vice President of the Company, Executive Vice President of                 46
                                  Pacific Crest Bank

Lyle C. Lodwick...............  Executive Vice President of the Company and Pacific Crest Bank                       43

Gonzalo Fernandez.............  Executive Vice President of the Company and Pacific Crest Bank                       54

Robert J. Dennen..............  Vice President and Chief Financial Officer of the Company and Pacific Crest          44
                                  Bank

Joseph Finci..................  Senior Vice President of the Company and Pacific Crest Bank                          39

    GARY L. WEHRLE, Chairman of the Board and Chief Executive Officer of Pacific Crest. Mr. Wehrle has served as Chairman of the Board of Pacific Crest since October 1993, and President and Chief Executive Officer of Pacific Crest since September 1993. Mr. Wehrle has served as President and Chief Executive Officer of Pacific Crest Bank since 1984. Mr. Wehrle served as Executive Vice President of The Foothill Group, Inc. from 1980 to 1993.

    RUDOLPH I. ESTRADA, Director of Pacific Crest since October 1993. Mr. Estrada has served as President and Chief Executive Officer of The Summit Group, a banking and business consulting company, since 1988, as Chairman of the California Small Business Roundtable since 1995, and as Professor (Adjunct) of Finance and Management and Director of the Small Business Institute at California State University since 1986. Mr. Estrada served as Presidential appointee to the White House Commission on Small Business in 1993, as Corporate Lending Manager, Tokai Bank, from 1982 to 1987, and as Los Angeles District Director, U.S. Small Business Administration, from 1980 to 1982.

    MARTIN J. FRANK, Director of Pacific Crest since October 1993. Mr. Frank is self-employed in movie development and currently serves as a Managing Member of Cadillac LLC, a movie production company. Mr. Frank has also served as Chairman of Moonshadow Entertainment, a movie production company, since January 1995. Mr. Frank served as Chairman of A. Frank Productions, a movie production company, from February 1992 to December 1993. Mr. Frank was the owner of Martin J. Frank Consulting, a management consulting company, from February 1992 to December 1996, and served as Managing Director of Towers, Perrin, Forster & Crosby, Inc. from 1969 to 1992.

    RICHARD S. ORFALEA, Director of Pacific Crest since October 1993. Mr. Orfalea has served as Director of Mergers and Acquisitions and Director of International Expansion at Kinko's Graphics Corp., from 1990 to present. Mr. Orfalea served as Manager of the Merchant Banking Unit in the Los Angeles Commercial Banking Office of California Federal Bank from 1983 to 1990.

    STEVEN J. ORLANDO, Director of Pacific Crest since May 1995. Mr. Orlando is a Certified Public Accountant and currently serves as Chief Financial Officer of Java Centrale, Inc., a gourmet coffee franchiser which has a class of securities registered under Section 12 of the Exchange Act. Mr. Orlando also has served as Director and President of RJN Enterprises, a private investment company, from July 1988 to present, as Director of Bel Foods, a company supplying products to ice cream manufacturers, from 1988 to present, and as Director and a consultant to Southwest Products Company, an aerospace specialty bearing manufacturer, from 1988 to present. Mr. Orlando served as a Director and consulting Chief Financial Officer of FRS, Inc. from 1988 to 1994, and was self-employed as a financial advisor and consultant from 1988 to 1994.

    BARRY L. OTELSBERG, Executive Vice President of the Company since 1993; Executive Vice President of Pacific Crest Bank since 1985.

    LYLE C. LODWICK, Executive Vice President of the Company since 1993; Executive Vice President of Pacific Crest Bank since 1992.

    GONZALO FERNANDEZ, Executive Vice President of the Company since 1994; Executive Vice President of Pacific Crest Bank since 1994.

    ROBERT J. DENNEN, Vice President and Chief Financial Officer of the Company since 1993; Vice President and Chief Financial Officer of Pacific Crest Bank since 1993.

    JOSEPH FINCI, Senior Vice President of the Company since 1995; Senior Vice President of Pacific Crest Bank since 1995.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The Trust Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Delaware Trustee and the Property Trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of certain terms and provisions of the Trust Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of PCC Capital will issue the Trust Preferred Securities and the Common Securities (collectively, the "Trust Securities"). The Trust Preferred Securities will represent preferred undivided beneficial interests in the assets of PCC Capital and the holders thereof will be entitled to a preference over the Common Securities of PCC Capital (which will be held by Pacific Crest) in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the Trust Agreement.

    The Trust Preferred Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Common Securities of PCC Capital except as described under "Subordination of Common Securities of PCC Capital Held by Pacific Crest" below. Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by Pacific Crest for the benefit of the holders of the Trust Preferred Securities (the "Guarantee") will be a guarantee on a subordinated basis with respect to the Trust Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or on liquidation of the Trust Preferred Securities if PCC Capital does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

    PAYMENT OF DISTRIBUTIONS. Distributions on the Trust Preferred Securities will be payable at the annual rate of 9.375% of the stated Liquidation Amount of $10, payable quarterly in arrears on the 15th day of March, June, September and December in each year to the holders of the Trust Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of PCC Capital on the relevant record date which, for so long as the Trust Preferred Securities remain in book-entry form, will be one Business Day (as defined below) prior to the relevant Distribution Date and, in the event the Trust Preferred Securities are not in book-entry form, will be the first day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Trust Preferred Securities will be December 15, 1997.

    The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next Business Day (and without any interest or other payment in respect to any such delay), with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of California are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

    The funds of PCC Capital available for distribution to holders of its Trust Preferred Securities will be limited to payments by Pacific Crest under the Junior Subordinated Debentures in which PCC Capital will invest the proceeds from the issuance and sale of its Trust Preferred Securities. See "Description of Junior Subordinated Debentures." If Pacific Crest does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent PCC Capital has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by Pacific Crest. See "Description of Guarantee."

    EXTENSION PERIOD. So long as no Debenture Event of Default has occurred and is continuing, Pacific Crest has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each such period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such election, quarterly Distributions on the Trust Preferred Securities will be deferred by PCC Capital during any such Extension Period. Distributions to which holders of Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate per annum of 9.375% thereof, compounded quarterly from the relevant Distribution Date, to the extent permitted under applicable law. The term "Distributions" as used herein shall include any such additional accumulated amounts. During any such Extension Period, Pacific Crest may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Pacific Crest's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Pacific Crest that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by Pacific Crest of the debt securities of any subsidiary of Pacific Crest if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of Pacific Crest, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock for issuance of common stock or rights under any of Pacific Crest's benefit plans for its directors, officers or employees) or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities. Prior to the termination of any such Extension Period, Pacific Crest may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, Pacific Crest may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that Pacific Crest may elect to begin an Extension Period. Pacific Crest has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

    MANDATORY REDEMPTION. Upon the repayment or redemption at any time, in whole or in part, of any Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below). See "Description of Junior Subordinated Debentures--Redemption." If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Trust Securities PRO RATA. The amount of premium, if any, paid by Pacific Crest upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Trust Securities.

    OPTIONAL REDEMPTION. Pacific Crest will have the right to redeem the Junior Subordinated Debentures (i) on or after October 1, 2002, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, or (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to Pacific Crest having received prior approval of the primary federal regulator of Pacific Crest if then required under applicable capital guidelines or policies of such primary regulator. See "Description of Junior Subordinated Debentures--Redemption."

    TAX EVENT REDEMPTION, INVESTMENT COMPANY EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES. If a Tax Event, a Capital Treatment Event or an Investment Company Event shall occur and be continuing, Pacific Crest has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price (as defined below) within 90 days following the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event. If a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing and Pacific Crest does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Securities or to liquidate PCC Capital and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of PCC Capital as described below, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

    DEFINITIONS

    "Additional Sums" means the additional amounts as may be necessary to be paid by Pacific Crest with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by PCC Capital on the outstanding Trust Securities of PCC Capital shall not be reduced as a result of any additional taxes, duties and other governmental charges to which PCC Capital has become subject as a result of a Tax Event.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Trust Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of PCC Capital, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

    "Liquidation Amount" means the stated amount of $10 per Trust Security.

    "Redemption Price" means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date, allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    Subject to Pacific Crest and PCC Capital having received an opinion of counsel to the effect that such distribution will not be a taxable event to the holders of the Trust Preferred Securities, Pacific Crest will have the right at any time to dissolve PCC Capital and, after satisfaction of the liabilities of creditors of PCC Capital as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of PCC Capital. After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Trust Preferred Securities
(i) such Trust Preferred Securities will no longer be deemed to be outstanding,
(ii) the Depositary or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Trust Preferred Securities not held by the Depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Trust Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of PCC Capital were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of PCC Capital, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    Trust Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Trust Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that PCC Capital has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities of PCC Capital Held by Pacific Crest" herein and "Description of Guarantee."

    If PCC Capital gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, Eastern time on the Redemption Date, to the extent funds are available, the Property Trustee will deposit with the Depositary funds sufficient to pay the aggregate Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Preferred Securities. See "Book-Entry Issuance." If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will deposit with the paying agent for such Trust Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Trust Preferred Securities will cease, except the right of the holders of the Trust Preferred Securities to receive the applicable Redemption Price, but without interest on such Redemption Price, and such Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of such Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by PCC

Capital or by Pacific Crest pursuant to the Guarantee, Distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by PCC Capital for such Trust Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of Guarantee."

    Subject to applicable law (including, without limitation, United States federal securities law), and further provided that Pacific Crest is not then exercising its right to defer interest payments on the Junior Subordinated Debentures, the Company (other than PCC Capital) may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on the Trust Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Trust Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register of such Trust Preferred Securities on the relevant record date, which date shall be one Business Day prior to the relevant Redemption Date or Liquidation Date, as applicable; provided, however, that in the event that any Trust Preferred Securities are not in book-entry form, the relevant record date for such Trust Preferred Securities shall be a date at least 15 days prior to the Redemption Date or Liquidation Date, as applicable. In the case of a liquidation, the record date shall be no more than 45 days before the Liquidation Date.

    If less than all of the Trust Securities issued by PCC Capital are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities. The Property Trustee shall promptly notify the Security registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities at such holder's registered address. Unless PCC Capital defaults in payment of the applicable Redemption Price, on and after the Redemption Date, Distributions will cease to accrue on such Trust Preferred Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES OF PCC CAPITAL HELD BY PACIFIC CREST

    Payment of Distributions on, and the Redemption Price of, the Trust Preferred Securities and Common Securities, as applicable, shall be made PRO RATA based on the Liquidation Amounts of the Trust Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price the full amount of such Redemption Price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Trust Preferred Securities then due and payable.

    In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, Pacific Crest as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default until the effect of all such Events of Default have been cured, waived or otherwise eliminated. Until any such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of Pacific Crest as holder of the Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Pacific Crest will have the right at any time to dissolve PCC Capital and, after satisfaction of liabilities to creditors of PCC Capital as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities. Such right is subject to Pacific Crest having received prior approval of the primary federal regulator of Pacific Crest if then required under applicable capital guidelines or policies of such primary regulator. See "-- Distribution of Junior Subordinated Debentures" above.

    In addition, pursuant to the Trust Agreement, PCC Capital shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Pacific Crest; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holder of its Trust Securities, if Pacific Crest, as Depositor, has delivered written direction to the Property Trustee to dissolve PCC Capital (which direction is optional and, except as described above, wholly within the discretion of Pacific Crest, as Depositor); (iii) redemption of all of the Trust Preferred Securities as described under "--Redemption--Mandatory Redemption"; and (iv) the entry of an order for the dissolution of PCC Capital by a court of competent jurisdiction.

    If an early dissolution occurs as described in clause (i), (ii), or (iv) above, PCC Capital shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of PCC Capital as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of PCC Capital available for distribution to holders, after satisfaction of liabilities to creditors of PCC Capital as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because PCC Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by PCC Capital on the Trust Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Common Securities.

    Under current United States federal income tax law and interpretations and assuming, as expected, PCC Capital is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Trust Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences." If Pacific Crest elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate PCC Capital and distribute the Junior Subordinated Debentures to holders of the Trust Preferred Securities, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures.

    If Pacific Crest elects to dissolve PCC Capital and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities in liquidation of PCC Capital, Pacific Crest shall continue to have the right to shorten the maturity of such Junior Subordinated Debentures, subject to certain conditions. See "Description of Junior Subordinated Debentures--General."

EVENTS OF DEFAULT; NOTICE

    Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Trust Preferred Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

        (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

       (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

        (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above), and continuation of such default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Property Trustee by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

        (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by Pacific Crest to appoint a successor Property Trustee within 60 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustees and Pacific Crest, as Depositor, unless such Event of Default shall have been cured or waived. Pacific Crest as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Common Securities upon termination of PCC Capital as described above. See "--Liquidation Distribution upon Dissolution" herein. Upon a Debenture Event of Default, unless the principal of all the Junior Subordinated Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to Pacific Crest (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of the Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding shall have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures shall remain subordinated to the extent provided in the Indenture. In addition, holders of the Trust Preferred Securities have the right in certain circumstances to bring a Direct Action (as hereinafter defined). See "Description of Junior Subordinated Debentures-- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

REMOVAL OF TRUSTEES

    Unless a Debenture Event of Default has occurred and is continuing, any of the Property Trustee, the Depositary Trustee or the Administrative Trustees may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in Pacific Crest as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Trust Property may at the time be located, Pacific Crest, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any Person (as defined in the Trust Agreement) into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF PCC CAPITAL

    PCC Capital may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below or as described in "--Liquidation Distribution Upon Dissolution." PCC Capital may, at the request of Pacific Crest, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of PCC Capital with respect to the Trust Preferred Securities or (b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Pacific Crest expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, conveyance, transfer or lease does not cause the Trust Preferred Securities to be downgraded by any nationally recognized statistical rating organization which gives ratings to the Trust Preferred Securities; (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of PCC Capital, (vii) the Successor Securities will be listed or traded on any national securities exchange or other organization on which the Trust Preferred Securities may then be listed, (viii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Pacific Crest has received an opinion from independent counsel to PCC Capital experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither PCC Capital nor such successor entity will be required to register as an investment company under the Investment Company Act and (ix) Pacific Crest or any permitted successor or designee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, PCC Capital shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause PCC Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

    Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by Pacific Crest, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that PCC Capital will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that PCC Capital will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect PCC Capital's status as a grantor trust for United States federal income tax purposes or PCC Capital's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding the Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Trust Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee shall notify each holder of the Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that PCC Capital will not be classified as other than a grantor trust for United States federal income tax purposes.

    Any required approval of holders of the Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Trust Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of the Trust Preferred Securities will be required for PCC Capital to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by Pacific Crest, the Trustees or any affiliate of Pacific Crest or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

    The Trust Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee ("Global Trust Preferred Security"). Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described below, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

    A global security shall be exchangeable for Trust Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Pacific Crest that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) Pacific Crest in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default under the Indenture. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such global security. In the event that Trust Preferred Securities are issued in definitive form, such Trust

Preferred Securities will be in denominations of $10 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Unless and until it is exchanged in whole or in part for the individual Trust Preferred Securities represented thereby, a Global Trust Preferred Security may not be transferred except as a whole by the Depositary to a nominee of such the Depositary or by a nominee of such the Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

    Payments on Trust Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Trust Preferred Securities. In the event the Trust Preferred Securities are issued in definitive form, Distributions will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Trust Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the first day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    Upon the issuance of a Global Trust Preferred Security, and the deposit of such Global Trust Preferred Security with or on behalf of the Depositary, the Depositary for such Global Trust Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Trust Preferred Securities represented by such Global Trust Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Trust Preferred Securities. Ownership of beneficial interests in a Global Trust Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Trust Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

    So long as the Depositary for a Global Trust Preferred Security, or its nominee, is the registered owner of such Global Trust Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented by such Global Trust Preferred Security for all purposes under the Trust Agreement governing such Trust Preferred Securities. Except as provided below, owners of beneficial interests in a Global Trust Preferred Security will not be entitled to have any of the individual Trust Preferred Securities represented by such Global Trust Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Trust Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

    None of Pacific Crest, the Property Trustee, any Paying Agent, or the Securities Registrar (defined below) for such Trust Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Trust Preferred Security representing such Trust Preferred Securities or for maintaining supervising or reviewing any records relating to such beneficial ownership interests.

    Pacific Crest expects that the Depositary for Trust Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Trust Preferred

Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Trust Preferred Security as shown on the records of such Depositary or its nominee. Pacific Crest also expects that payments by Participants to owners of beneficial interests in such Global Trust Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

    If the Depositary for the Trust Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Pacific Crest within 90 days, PCC Capital will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security. In addition, PCC Capital may at any time and in its sole discretion, subject to any limitations described herein relating to such Trust Preferred Securities, determine not to have any Trust Preferred Securities represented by one or more Global Trust Preferred Securities and, in such event, will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security or Securities representing the Trust Preferred Securities. Further, if PCC Capital so specifies with respect to the Trust Preferred Securities, an owner of a beneficial interest in a Global Trust Preferred Security representing Trust Preferred Securities may, on terms acceptable to Pacific Crest, the Property Trustee and the Depositary for such Global Trust Preferred Security, receive individual Trust Preferred Securities in exchange for such beneficial interests, subject to any limitations described herein. In any such instance, an owner of a beneficial interest in a Global Trust Preferred Security will be entitled to physical delivery of individual Trust Preferred Securities represented by such Global Trust Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Trust Preferred Securities registered in its name. Individual Trust Preferred Securities so issued will be issued in denominations, unless otherwise specified by PCC Capital, of $10 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Trust Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any of the Trust Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and Pacific Crest. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and Trust Preferred. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and Pacific Crest) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities. Registration of transfers of the Trust Preferred Securities will be effected without charge by or on behalf of PCC Capital, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. PCC Capital will not be required to register or cause to be registered the transfer of the Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Trust Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by Pacific Crest and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate PCC Capital in such a way that PCC Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or fail to be classified as a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of Pacific Crest for United States federal income tax purposes. In this connection, Pacific Crest and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of PCC Capital or the Trust Agreement, that Pacific Crest and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. Holders of the Trust Preferred Securities have no preemptive or similar rights.

    PCC Capital may not borrow money or issue debt or mortgage or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    Concurrently with the issuance of the Trust Preferred Securities, PCC Capital will invest the proceeds thereof, together with the consideration paid by Pacific Crest for the Common Securities, in Junior Subordinated Debentures issued by Pacific Crest. The Junior Subordinated Debentures will be issued as unsecured debt under the Junior Subordinated Indenture, dated as of September 22, 1997 (the "Indenture"), between Pacific Crest and the Indenture Trustee. The following summary of the terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

GENERAL

    The Junior Subordinated Debentures will bear interest at the annual rate of 9.375% of the principal amount thereof, payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, an "Interest Payment Date"), commencing December 15, 1997, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. Notwithstanding the above, in the event that either the (i) Junior Subordinated Debentures are held by the Property Trustee and the Trust Preferred Securities are no longer in book-entry only form or (ii) the Junior Subordinated Debentures are not represented by a Global Subordinated Debenture (as defined herein), the record date for such payment shall be the first day of the month in which such payment is made. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the date the interest payment is due. It is anticipated that, until the liquidation, if any, of PCC Capital, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent
permitted by law) at the rate per annum of   % thereof, compounded quarterly.
The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

    The Junior Subordinated Debentures will mature on October 1, 2027 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by Pacific Crest to any date not earlier than October 1, 2002, subject to prior regulatory approval, if then required. In the event that Pacific Crest elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of such shortening to the holders of the Junior Subordinated Debentures no less than 90 days prior to the effectiveness thereof.

    The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior and Subordinated Debt of Pacific Crest. Because Pacific Crest is a holding company, the right of Pacific Crest to participate in any distribution of assets of any subsidiaries, including Pacific Crest Bank, upon any such subsidiaries' liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that Pacific Crest may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of Pacific Crest Bank, and holders of Junior Subordinated Debentures should look only to the assets of Pacific Crest for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Pacific Crest, including Senior and Subordinated Debt, whether under the Indenture or any existing or other indenture that Pacific Crest may enter into in the future or otherwise. See "-- Subordination" below.

OPTION TO DEFER INTEREST PAYMENT PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, Pacific Crest has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity. At the end of such Extension Period, Pacific Crest must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.375%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    During any such Extension Period, Pacific Crest may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Pacific Crest's capital stock or
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Pacific Crest (including other Junior Subordinated Debentures) that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by Pacific Crest of the debt securities of any subsidiary of Pacific Crest if such guarantee ranks PARI PASSU with or junior in interest to the Junior

Subordinated Debentures (other than (a) dividends or distributions in common stock of Pacific Crest, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to the issuance of common stock or rights under any of Pacific Crest's benefit plans for its directors, officers or employees) or (iv) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities. Prior to the termination of any such Extension Period, Pacific Crest may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, Pacific Crest may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. Pacific Crest must give the Property Trustee, the Administrative Trustees and the Indenture Trustee notice of its election of any Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Trust Preferred Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange, the Nasdaq National Market or any applicable stock exchange or automated quotation system on which the Trust Preferred Securities are then listed or quoted or to the holders of the Trust Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Indenture Trustee shall give notice of Pacific Crest's election to begin or extend a new Extension Period the holders of the Trust Preferred Securities. There is no limitation on the number of times that Pacific Crest may elect to begin an Extension Period.

    Distributions on the Trust Preferred Securities will be deferred by PCC Capital during any such Extension Period. See "Description of the Trust Preferred Securities--Distributions." For a description of certain federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures, see "Certain Federal Income Tax Consequences."

ADDITIONAL SUMS

    If PCC Capital is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, Pacific Crest will pay as additional amounts on the Junior Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by PCC Capital shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

    The Junior Subordinated Debentures are redeemable prior to maturity at the option of Pacific Crest (i) on or after October 1, 2002, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 90 days upon the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless Pacific Crest defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

    If PCC Capital is required to pay additional taxes, duties or other governmental charges as a result of a Tax Event, Pacific Crest will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums (as defined herein).

    The Junior Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

    As described under "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution," under certain circumstances involving the dissolution of PCC Capital, the Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in liquidation of PCC Capital after satisfaction of liabilities to creditors of PCC Capital as provided by applicable law and subject to prior regulatory approval, if then required. If distributed to holders of the Trust Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and the Depositary, or any successor depositary for the Trust Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Trust Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the liquidation of PCC Capital, Pacific Crest will use its best efforts to list the Junior Subordinated Debentures on the Nasdaq National Market or such other stock exchanges or automated quotation system, if any, on which the Trust Preferred Securities are then listed or quoted. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Trust Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

    If at any time (i) there shall have occurred a Debenture Event of Default,
(ii) Pacific Crest shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, or (iii) while the Junior Subordinated Debentures are held by PCC Capital, Pacific Crest shall be in default with respect to its payment of any obligation under the Guarantee, then Pacific Crest will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Pacific Crest's capital stock, (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Pacific Crest (including other Junior Subordinated Debt) that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by Pacific Crest of the debt securities of any subsidiary of Pacific Crest if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of Pacific Crest, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to issuance of common stock or rights under any of Pacific Crest's benefit plans for its directors, officers or employees) or (3) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities.

SUBORDINATION

    In the Indenture, Pacific Crest has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Pacific Crest, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of principal of all Allocable Amounts (as defined below) on such Senior and Subordinated Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

    In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

    No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt or an event of default with respect to any Senior and Subordinated Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Allocable Amounts," when used with respect to any Senior and Subordinated Debt, means all amounts due or to become due on such Senior and Subordinated Debt less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior and Subordinated Debt (whether as a result of the receipt of payments by the holders of such Senior and Subordinated Debt from Pacific Crest or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior and Subordinated Debt pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior and Subordinated Debt or otherwise) but for the fact that such Senior and Subordinated Debt is subordinated or junior in right of payment to (or subject to a requirement that amounts received on such Senior and Subordinated Debt be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

    "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; (vi) all indebtedness of such person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Pacific Crest whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of Pacific Crest whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior and Subordinated Debt shall not be deemed to include (i) any Debt of Pacific Crest which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Pacific Crest, (ii) any Debt of Pacific Crest to any of its subsidiaries, (iii) Debt to any employee of Pacific Crest, and (iv) any other debt securities issued pursuant to the Indenture.

    The Indenture places no limitation on the amount of additional Senior and Subordinated Debt that may be incurred by Pacific Crest. Pacific Crest expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Junior Subordinated Debentures will be represented by global certificates registered in the name of the Depositary or its nominee ("Global Subordinated Debenture"). Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. Except as described below, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

    Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, it may not be transferred except as a whole by the Depositary for such Global Subordinated Debenture to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

    A global security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Pacific Crest that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) Pacific Crest in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing a Debenture Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $10 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Junior Subordinated Debentures represented by a global security will be made to the Depositary, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Indenture Trustee, or at the offices of any paying agent or transfer agent appointed by Pacific Crest, provided that payment of interest may be made at the option of Pacific Crest by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the first day of the month in which such payment is to be made. For a description of the Depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    Pacific Crest will appoint the Indenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. Pacific Crest may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Pacific Crest maintains a transfer agent in the place of payment. Pacific Crest may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

    In the event of any redemption, neither Pacific Crest nor the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated

Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL SUBORDINATED DEBENTURES

    Upon the issuance of the Global Subordinated Debenture, and the deposit of such Global Subordinated Debenture with or on behalf of the Depositary, the Depositary for such Global Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture to the accounts of persons that have accounts with such Depositary ("Participants"). Ownership of beneficial interests in a Global Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debenture.

    So long as the Depositary for a Global Subordinated Debenture, or its nominee, is the registered owner of such Global Subordinated Debenture, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Subordinated Debenture for all purposes under the Indenture governing such Junior Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payments of principal of and interest on individual Junior Subordinated Debentures represented by a Global Subordinated Debenture registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debenture representing such Junior Subordinated Debentures. None of Pacific Crest, the Indenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Pacific Crest expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Subordinated Debenture representing the Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Subordinated Debenture as shown on the records of such Depositary or its nominee. Pacific Crest also expects that payments by Participants to owners of beneficial interests in such Global Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

    If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Pacific Crest within 90 days, Pacific Crest will issue individual

Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. In addition, Pacific Crest may at any time and in its sole discretion, determine not to have the Junior Subordinated Debentures represented by one or more Global Junior Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. Further, if Pacific Crest so specifies with respect to the Junior Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debenture representing Junior Subordinated Debentures may, on terms acceptable to Pacific Crest, the Indenture Trustee and the Depositary for such Global Subordinated Debenture, receive individual Junior Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by Pacific Crest, of $10 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

    Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the office of the Indenture Trustee, except that at the option of Pacific Crest payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest. Pacific Crest may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however Pacific Crest will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures. Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by Pacific Crest in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of Pacific Crest, be repaid to Pacific Crest and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to Pacific Crest for payment thereof.

MODIFICATION OF INDENTURE

    From time to time Pacific Crest and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures or the Trust Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting Pacific Crest and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that so long as any of the Trust Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied. Where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent shall be given by the Property Trustee without the prior consent of each holder of Trust Preferred Securities. In addition, Pacific Crest and the Indenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the Junior Subordinated Debentures:

        (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

        (ii) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

       (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to Pacific Crest from the Indenture Trustee or to Pacific Crest and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures; or

        (iv) certain events in bankruptcy, insolvency or reorganization of Pacific Crest.

    The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. If the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right.

    The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

    In case a Debenture Event of Default shall occur and be continuing as to the Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

    Pacific Crest is required to file annually with the Indenture Trustee a certificate as to whether or not Pacific Crest is in compliance with all the conditions and covenants applicable to it under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of Pacific Crest to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Trust Preferred Securities may institute a legal proceeding directly against Pacific Crest for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder ("Direct Action"). Pacific Crest may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, PCC Capital may become subject to the reporting obligations under the Exchange Act. Pacific Crest shall have the right under the Indenture to set-off any payment made to such holder of Trust Preferred Securities by Pacific Crest in connection with a Direct Action.

    The holders of the Trust Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Trust Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture provides that Pacific Crest shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into Pacific Crest or convey, transfer or lease its properties and assets substantially as an entirety to Pacific Crest, unless (i) in case Pacific Crest consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes Pacific Crest's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving Pacific Crest that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

    The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and Pacific Crest deposits or causes to be deposited with the Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to Pacific Crest's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and Pacific Crest will be deemed to have satisfied and discharged the Indenture.

COVENANTS OF PACIFIC CREST

    Pacific Crest will covenant in the Indenture, as to the Junior Subordinated Debentures, that if and so long as (i) PCC Capital is the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of PCC Capital has occurred and is continuing and (iii) Pacific Crest has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of the Trust Preferred Securities--Redemption") in respect of the Trust Preferred Securities, Pacific Crest will pay to PCC Capital such Additional Sums. Pacific Crest will also covenant, as to the Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities of PCC Capital to which Junior Subordinated Debentures have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to Pacific Crest's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind up or liquidate PCC Capital, without prior approval of the primary federal regulator of Pacific Crest if then so required under applicable capital guidelines or policies of such primary regulator, and except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of PCC Capital or (b) in connection with certain mergers, consolidations, or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause PCC Capital to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of California, except that the immunities and standard of care of the Indenture Trustee will be governed by Delaware law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                              BOOK-ENTRY ISSUANCE

    The Depositary will act as securities depositary for all of the Trust Preferred Securities and the Junior Subordinated Debentures. The Trust Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Trust Preferred Securities and the Junior Subordinated Debentures and will be deposited with the Depositary.

    The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

    Purchases of Trust Preferred Securities or Junior Subordinated Debentures within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Trust Preferred Securities and each Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Trust Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the or Junior Subordinated Debentures is discontinued.

    The Depositary has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. as the registered holder of the Trust Preferred Securities or Junior Subordinated Debentures. If less than all of the Trust Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Depositary will determine by lot or PRO RATA the amount of the Trust Preferred Securities of each Direct Participant to be redeemed.

    Although voting with respect to the Trust Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Trust Preferred Securities or Junior Subordinated Debentures, as applicable, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the Trust Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, PCC Capital or Pacific Crest, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    The Depositary may discontinue providing its services as securities depositary with respect to any of the Trust Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the relevant Trustee and Pacific Crest. In the event that a successor securities depositary is not obtained, definitive Trust Preferred Securities or Subordinated Debenture certificates representing such Trust Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. Pacific Crest, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Trust Preferred Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Trust Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that PCC Capital and Pacific Crest believe to be accurate, but PCC Capital and Pacific Crest assume no responsibility for the accuracy thereof. Neither PCC Capital nor Pacific Crest has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                            DESCRIPTION OF GUARANTEE

    The Guarantee Agreement will be executed and delivered by Pacific Crest concurrently with the issuance of the Trust Preferred Securities for the benefit of the holders of the Trust Preferred Securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. The following summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

GENERAL

    The Guarantee will be an irrevocable guarantee on a subordinated basis of PCC Capital's obligations under the Trust Preferred Securities, but will apply only to the extent that PCC Capital has funds sufficient to make such payments, and is not a guarantee of collection.

    Pacific Crest will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that PCC Capital may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of PCC Capital (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that PCC Capital has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that PCC Capital has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of PCC Capital (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of PCC Capital remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of PCC Capital as required by law. Pacific Crest's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Pacific Crest to the holders of the Trust Preferred Securities or by causing PCC Capital to pay such amounts to such holders.

    If Pacific Crest does not make interest payments on the Junior Subordinated Debentures held by PCC Capital, PCC Capital will not be able to pay Distributions on the Trust Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior and Subordinated Debt of Pacific Crest. See "Status of the Guarantee" below. Because Pacific Crest is a holding company, the right of Pacific Crest to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Pacific Crest may itself be recognized as a creditor of that subsidiary. Accordingly, Pacific Crest's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of Pacific Crest's subsidiaries, and claimants should look only to the assets of Pacific Crest for payments thereunder. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Pacific Crest, including Senior and Subordinated Debt whether under the Indenture, any other indenture that Pacific Crest may enter into in the future, or otherwise.

    Pacific Crest has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of PCC Capital's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of PCC Capital's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of Pacific Crest and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the Junior Subordinated Debentures.

    The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against Pacific Crest to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by PCC Capital or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee does not place a limitation on the amount of additional Senior and Subordinated Debt that may be incurred by Pacific Crest. Pacific Crest expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Trust Preferred Securities. See "Description of the Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of Pacific Crest and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee Agreement will occur upon the failure of Pacific Crest to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against Pacific Crest to enforce its rights under the Guarantee without first instituting a legal proceeding against PCC Capital, the Guarantee Trustee or any other person or entity.

    Pacific Crest, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not Pacific Crest is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by Pacific Crest in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee Agreement and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee Agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of PCC Capital or upon distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of California.

                               EXPENSE AGREEMENT

    Pursuant to the Expense Agreement entered into by Pacific Crest under the Trust Agreement, Pacific Crest will irrevocably and unconditionally guarantee to each person or entity to whom PCC Capital becomes indebted or liable, the full payment of any costs, expenses or liabilities of PCC Capital, other than obligations of PCC Capital to pay to the holders of the Trust Preferred Securities or other similar interests in PCC Capital of the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
                JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent PCC Capital has funds available for the payment of such Distributions) are irrevocably guaranteed by Pacific Crest as and to the extent set forth under "Description of Guarantee." Taken together, Pacific Crest's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, the Guarantee Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of PCC Capital's obligations under the Trust Preferred Securities. If and to the extent that Pacific Crest does not make payments on the Junior Subordinated Debentures, PCC Capital will not pay Distributions or other amounts due on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when PCC Capital does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against Pacific Crest for enforcement of payment of such Distributions to such holder. The obligations of Pacific Crest under the Guarantee are subordinate and junior in right of payment to all Senior and Subordinated Debt.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Trust Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Preferred Securities; (iii) Pacific Crest shall pay for all and any costs, expenses and liabilities of PCC Capital except PCC Capital's obligations to holders of Trust Preferred Securities; and (iv) the Trust Agreement further provides that PCC Capital will not engage in any activity that is not consistent with its limited purposes.

    Notwithstanding anything to the contrary in the Indenture, Pacific Crest has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Pacific Crest has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE TRUST PREFERRED SECURITIES UNDER THE
  GUARANTEE

    A holder of any the Trust Preferred Securities may institute a legal proceeding directly against Pacific Crest to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, PCC Capital or any other person or entity.

    A default or event of default under any Senior and Subordinated Debt would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF PCC CAPITAL

    The Trust Preferred Securities evidence a beneficial interest in PCC Capital, and PCC Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of the Trust Preferred Securities and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from Pacific Crest the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Trust Preferred Securities is entitled to receive Distributions from PCC Capital (or from Pacific Crest under the Guarantee) if and to the extent PCC Capital has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of PCC Capital involving the liquidation of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of PCC Capital as provided by applicable law, the holders of Trust Preferred Securities will be entitled to receive, out of assets held by PCC Capital, the Liquidation Distribution in cash. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Pacific Crest, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of Pacific Crest, subordinated in right of payment to all Senior and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Pacific Crest receive payments or distributions. Since Pacific Crest is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of PCC Capital (other than PCC Capital's obligations to the holders of its Trust Preferred Securities), the positions of a holder of the Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of Pacific Crest in the event of liquidation or bankruptcy of Pacific Crest are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Manatt, Phelps & Phillips, LLP, counsel to the Company ("Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Trust Preferred Securities. Unless otherwise stated, this summary deals only with Trust Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Trust Preferred Securities upon original issuance at their original offering price. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the income of which is subject to United States federal income taxation regardless of its source; provided, however, that for taxable years beginning after December 31, 1996 (or, if a trustee so elects, for taxable years ending after August 20, 1996), a "United States Person" shall include any trust if a court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of holders may vary depending on their particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Trust Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Trust Preferred Securities.

    The authorities on which this summary is based are subject to various interpretations and the opinions of Counsel are not binding on the Internal Revenue Service ("Service") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Service will not challenge the opinions expressed herein or that a court would not sustain such a challenge. Nevertheless, Counsel has advised that it is of the view that, if challenged, the opinions expressed herein more likely than not would be sustained by a court with jurisdiction in a properly presented case.

    HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE TRUST PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF THE TRUST PREFERRED SECURITIES--REDEMPTION."

CLASSIFICATION OF PCC CAPITAL

    In connection with the issuance of the Trust Preferred Securities, Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, PCC Capital will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Trust Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount" herein. No amount included in income with respect to the Trust Preferred Securities will be eligible for the dividends received deduction.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Trust Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Trust Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company. See "Risk Factors--Possible Tax Law Changes Affecting the Trust Preferred Securities."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Except as set forth below, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

    Pacific Crest believes that, under the applicable Treasury regulations, the Junior Subordinated Debentures will not be considered to have been issued with "original issue discount" ("OID") within the meaning of Section 1273(a) of the Code. If, however, Pacific Crest exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Junior Subordinated Debentures on a daily basis during the Extension Period, even though Pacific Crest will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

    The Treasury regulations described above have not yet been addressed in any definitive interpretations by the Service, and it is possible that the Service could take a contrary position. If the Service were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether Pacific Crest exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST PREFERRED
  SECURITIES

    Under current law, a distribution by PCC Capital of the Junior Subordinated Debentures as described under the caption "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through PCC Capital, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Trust Preferred Securities before such distribution. If, however, the liquidation of PCC Capital were to occur because PCC Capital is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by PCC Capital could be a taxable event to PCC Capital and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Trust Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of PCC Capital. A Securityholder would recognize interest income in respect of Junior Subordinated Debentures received from PCC Capital in the manner described above under "--Interest Income and Original Issue Discount" herein.

SALES OR REDEMPTION OF TRUST PREFERRED SECURITIES

    Gain or loss will be recognized by a Securityholder on a sale of Trust Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the Securityholder's adjusted tax basis in the Trust Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Trust Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. Under recent tax legislation, the maximum federal income tax rate applicable to net long term capital gains will depend upon whether the capital asset sold or exchanged had a holding period in excess of one year or a holding period in excess of 18 months. Amounts attributable to accrued interest with respect to a Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income will be taxable as ordinary income.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    The amount of OID accrued on the Trust Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Service.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

    There can be no assurance that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit Pacific Crest to cause a redemption of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Redemption--Tax Event Redemption" and "Description of Junior Subordinated Debentures--Redemption."

                              ERISA CONSIDERATIONS

    Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Trust Preferred Securities subject to the investing fiduciary's determination that the investment in Trust Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" within the meaning of Section 4975 of the Code) with respect to certain Plans (generally, those Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provide services). The acquisition and ownership of Trust Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code ) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Trust Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Trust Preferred Securities unless such Trust Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Trust Preferred Securities should consult with their own counsel.

                                  UNDERWRITING

    The Underwriters named below, represented by Sandler O'Neill & Partners, L.P. and Sutro & Co. Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase from PCC Capital the number of Trust Preferred Securities set forth opposite their respective names below. The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Trust Preferred Securities offered hereby if any of the Trust Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                             NUMBER OF TRUST
                                                                                PREFERRED
UNDERWRITER                                                                     SECURITIES
--------------------------------------------------------------------------  ------------------
Sandler O'Neill & Partners, L.P...........................................          750,000
Sutro & Co. Incorporated..................................................          750,000
                                                                                 ----------
    Total.................................................................        1,500,000
                                                                                 ----------
                                                                                 ----------

    The Representatives have advised Pacific Crest and PCC Capital that they propose initially to offer the Trust Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.20 per Trust Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per Trust Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures of the Company, the Underwriting Agreement provides that Pacific Crest will pay as compensation to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $0.45 per Trust Preferred Security (or $675,000 in the aggregate) for the accounts of the several Underwriters.

    PCC Capital has granted the Underwriters an option to purchase up to an additional 225,000 Trust Preferred Securities at the public offering price Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional Trust Preferred Securities that the number of Trust Preferred Securities to be purchased initially by the Underwriter is of the 1,500,000 Trust Preferred Securities initially purchased by the Underwriters.

    To the extent that the Underwriters exercise their option to purchase additional Trust Preferred Securities, PCC Capital will issue and sell to Pacific Crest additional Common Securities in such aggregate Liquidation Amount as is required for Pacific Crest to continue to hold Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of PCC Capital and Pacific Crest will issue and sell to PCC Capital Junior Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Trust Preferred Securities being purchased pursuant to the option and the additional Common Securities.

    In connection with the offering of the Trust Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Trust Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Trust Preferred Securities than they are committed to purchase from PCC Capital. In such case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Trust Preferred Securities in the open market following completion of the initial offering of the Trust Preferred Securities. The Underwriters may also engage in stabilizing transactions in which they bid for, and purchase, shares of the Trust Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Trust Preferred Securities. The Underwriters also may reclaim any selling concession allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Trust Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Trust Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

    During a period of 180 day from the date of this Prospectus, neither PCC Capital nor the Company will, subject to certain exceptions, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Trust Preferred Securities, any security convertible into or exchangeable into or exercisable for Trust Preferred Securities or Junior Subordinated Debentures or any debt securities substantially similar to the Junior Subordinated Debentures or equity securities substantially similar to the Trust Preferred Securities (except for Junior Subordinated Debentures and the Trust Preferred Securities offered hereby).

    Because the National Association of Securities Dealer, Inc. ("NASD") is expected to view the Trust Preferred Securities as interests in a direct participation program, the offering of the Trust Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

    The Trust Preferred Securities are a new issue of securities with no established trading market. The Trust Preferred Securities have been approved for listing on the Nasdaq National Market, subject to official notice of issuance. The Representatives have advised PCC Capital that they presently intend to make a market in the Trust Preferred Securities after the commencement of trading on the Nasdaq National Market, but no assurances can be made as to the liquidity of such Trust Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Trust Preferred Securities may not be indicative of the market price following the Offering. The Representatives will have no obligation to make a market in the Trust Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

    PCC Capital and Pacific Crest have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    Sandler O'Neill & Partners, L.P. engages in transactions with, and, from time to time, has performed services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the creation of PCC Capital will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to Pacific Crest and PCC Capital. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Manatt, Phelps & Phillips, LLP, Los Angeles, California, counsel to the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Elias, Matz, Tiernan &

Herrick L.L.P. Manatt, Phelps & Phillips, LLP and Elias, Matz, Tiernan & Herrick L.L.P. will rely on the opinions of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Manatt, Phelps & Phillips, LLP.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996, and for the year ended December 31, 1996, included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The 1995 and 1994 consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   APPENDIX A

    As filed with the Securities and Exchange Commission on March 25, 1997
--------------------------------------------------------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  FORM 10-K

[x] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 1996

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from _____________ to _____________

Commission file number:  0-22732

                         PACIFIC CREST CAPITAL, INC.
            (Exact name of registrant as specified in its charter)

                Delaware                            95-4437818
   (State or other jurisdiction of               (I.R.S. Employer
  incorporation or organization)                identification No.)


         30343 Canwood Street                         91301
       Agoura Hills, California                     (Zip Code)
(Address of principal executive offices)


          Registrant's telephone number, including area code:  (818) 865-3300

           Securities registered pursuant to Section 12(b) of the Act:  None

           Securities registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.01 par value
                               (Title of Class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  YES   X     NO
                                               -----      -----

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     At March 12, 1997, the aggregate market value of the voting stock held by non-affiliates of the registrant was $36,478,000.

                     DOCUMENTS INCORPORATED BY REFERENCE

       Document Incorporated           Part of Form 10-K into which Incorporated
       ---------------------           -----------------------------------------
  Definitive Proxy Statement for the                   Part III
 1997 Annual Meeting of Stockholders

     At March 12, 1997, registrant had 2,967,367 shares of Common Stock, $.01 par value, outstanding.

                                    INDEX




                                    PART I
                                                                                        Page
                                                                                        ----
Item  1.    Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1-16
Item  2.    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Item  3.    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Item  4.    Submission of Matters to a Vote of Security Holders. . . . . . . . . . . .    16
Item  4(a). Executive Officers of the Registrant . . . . . . . . . . . . . . . . . . .    17


                                   PART II

Item  5.    Market for Registrant's Common Equity and Related Stockholder Matters. . .    18
Item  6.    Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . . 19-20
Item  7.    Management's Discussion and Analysis of Financial Condition and
              Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . .  21-33
Item  8.    Financial Statements and Supplementary Data. . . . . . . . . . . . . . . . 34-53
Item  9.    Changes in and Disagreements with Accountants on Accounting and
              Financial Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .     54


                                   PART III

Item 10.    Directors and Executive Officers of the Registrant . . . . . . . . . . . .    55
Item 11.    Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .    55
Item 12.    Security Ownership of Certain Beneficial Owners and Management . . . . . .    55
Item 13.    Certain Relationships and Related Transactions . . . . . . . . . . . . . .    55

                                   PART IV

Item 14.    Exhibits, Financial Statements and Reports on Form 8-K . . . . . . . . . .    56


                                    PART I
ITEM 1.   BUSINESS.

      Pacific Crest Capital, Inc. ("Pacific Crest" or "parent company") is a financial services company principally engaged in commercial and industrial real estate lending through its wholly owned subsidiary, Pacific Crest Investment and Loan ("Pacific Crest Investment"). Unless the context otherwise indicates, the "Company" refers to Pacific Crest and its wholly owned subsidiary, Pacific Crest Investment.

PACIFIC CREST INVESTMENT AND LOAN

      Pacific Crest Investment is a California licensed industrial loan company that commenced business in 1974 and is supervised and regulated by the California Department of Corporations and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of Pacific Crest Investment are insured by the FDIC up to applicable limits.

      Pacific Crest Investment concentrates on marketing to and serving the needs of individuals and small and medium sized businesses in California. Pacific Crest Investment conducts its operations through three branch offices, located in Beverly Hills, Encino and San Diego, California. Pacific Crest Investment offers savings accounts, money market checking accounts and certificates of deposit, but does not offer traditional banking services, such as demand deposit checking accounts, travelers' checks or safe deposit boxes.
In addition, Pacific Crest Investment offers VISA and MasterCard credit cards on an agency basis and is a member of Cirrus, Star and Explore ATM networks. Pacific Crest Investment has focused its lending activities on real estate loans secured by commercial real estate.

COMPETITION

      Pacific Crest Investment faces significant competition in California for new loans from industrial loan companies, commercial banks, savings and loan associations, credit unions, credit companies, mortgage bankers, life insurance companies and pension funds. Some of the largest savings and loans and banks in the United States are headquartered in California, and have extensive branch systems and advertising programs which Pacific Crest Investment does not have. Large banks frequently also enjoy a lower cost of funds than Pacific Crest Investment and can therefore charge less than Pacific Crest Investment for loans. Pacific Crest Investment attempts to compensate for competitive disadvantages that may exist by providing a higher level of personal service to borrowers and "hands-on" involvement by senior officers to meet borrower's needs.

      Pacific Crest Investment also faces competition for depositor's funds from other industrial loan companies, banks, savings and loans, credit unions and increasingly, from brokerage firms, mutual funds and life insurance annuity products. Many of Pacific Crest Investment's competitors offer a greater array of products to customers than Pacific Crest Investment. Pacific Crest Investment does not offer demand deposit checking accounts, travelers' checks or safe deposit boxes and thus has a competitive disadvantage to commercial banks and savings associations in attracting depositors. Pacific Crest Investment attempts to compensate for the lack of a full array of services in its branches by offering slightly higher interest rates for deposits than most of its competitors.

LOAN ORIGINATION AND UNDERWRITING

      Pacific Crest Investment's loans are primarily originated through referrals from commercial loan brokers, banks, realtors, and other third parties for which the borrower pays a referral fee ranging from 1/2% to 1% of the loan amount. Pacific Crest Investment currently employs four commercial marketing representatives, who maintain contacts with loan referral sources in California, screen referred transactions and provide customer service. The credit approval process includes an examination of the cash flow and debt service coverage of the property serving as loan collateral, as well as the financial condition and credit references of the borrower. Following analysis of the borrower's credit, cash flows and collateral, loans are submitted to the Credit Committee for approval. Pacific Crest Investment's senior management is actively involved in its commercial lending activities and collateral valuation process. Pacific Crest Investment obtains independent third party appraisals of all properties securing its loans. In addition, Pacific Crest Investment employs individuals which serve as internal property analysts to inspect properties and review the third party appraisals for the benefit of Pacific Crest's Credit Committee. The

Credit Committee consists of Pacific Crest's President and Chief Executive Officer, three Executive Vice Presidents, one Senior Vice President, Vice President-Credit and the Chief Financial Officer.

      At December 31, 1996, the maximum amount that Pacific Crest Investment could loan to one borrower was approximately $4.8 million. At December 31, 1996, the largest loan to one borrower was $3.0 million. It is anticipated by management that Pacific Crest Investment's Board of Directors will periodically adjust and modify its underwriting criteria in response to economic conditions and business opportunities.

LENDING

      Pacific Crest Investment's primary focus in lending activities is the origination of adjustable rate commercial real estate loans and Small Business Administration (SBA) loans in California. Loans are generally made for terms of one to ten years. At December 31, 1996, 80.8% of Pacific Crest Investment's loans were priced at a margin over Bank of America's prime lending rate, 14.5% were priced at a margin over the Federal Home Loan Bank Board's 11th District Cost of Funds Index, 1.0% were priced at a margin over either the 6-month or 1-year Treasury bill rate, 2.6% were priced at a margin over the 6 month LIBOR rate and 1.1% represented fixed rate loans. Virtually all of Pacific Crest Investment's adjustable rate loans adjust quarterly. As of December 31, 1996, the loan portfolio was comprised of 339 commercial real estate loans.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

      Banking is a business that depends on interest rate differentials. In general, the difference between the interest rate paid by Pacific Crest Investment on its deposits and its other borrowings and the interest rate received by Pacific Crest Investment on loans extended to its customers and securities held in its portfolio comprises the major portion of the Company's earnings. These rates are highly sensitive to many factors that are beyond the control of the Company. Accordingly, the earnings and growth of the Company are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

      Pacific Crest Investment's business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve Systems (the "Federal Reserve Board"). The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

      From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial service providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial service providers are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. The likelihood of any major changes and the impact such changes might have on the Company are impossible to predict. See "Item 1. Business Supervision and Regulation."

SUPERVISION AND REGULATION

      Pacific Crest Investment is subject to regulation, supervision and examination under both California and federal law. Pacific Crest Investment is currently subject to supervision and regulation by the Commissioner of Corporations of the State of California through the Department of Corporations and, as a nonmember bank, by the FDIC. Effective July 1, 1997, California's supervision and regulation of Pacific Crest Investment will be taken over by the Commissioner of Financial Institutions through the newly created Department of Financial Institutions. Throughout this report, references to the "Commissioner" should be construed to mean the Commissioner of Corporations prior to July 1, 1997, and the Commissioner of Financial Institutions on or after July 1, 1997. Similarly, references to the "Department" should be construed to mean the Department of Corporations prior to July 1, 1997, and the Department of Financial Institutions on or after July 1, 1997. Pacific Crest Investment is not regulated or supervised by the Office of Thrift Supervision, which regulates savings and loan institutions.

      Pacific Crest (Parent Company) is not directly regulated or supervised by the Commissioner, the FDIC, the Federal Reserve Board or any other bank regulatory authority, except with respect to the general regulatory and enforcement authority of the Commissioner and the FDIC over transactions and dealings between Pacific Crest and Pacific Crest Investment, and except with respect to both the specific limitations regarding ownership of the capital stock of the parent corporation of any industrial loan company, and the specific limitations regarding the payment of dividends from Pacific Crest Investment.

  CALIFORNIA LAW

      The industrial loan business conducted by Pacific Crest Investment is currently governed by the California Industrial Loan Law and the rules and regulations of the Commissioner which, among other things, regulate collateral requirements and maximum maturities of the various types of loans that are permitted to be made by California-chartered industrial loan companies, also known as thrift and loan companies.

      Subject to restrictions imposed by applicable California law, Pacific Crest Investment is permitted to make secured and unsecured consumer and non-consumer loans. The maximum term of repayment of loans made by industrial loan companies ranges up to 40 years and 30 days depending upon collateral and priority of the secured position, except that loans with repayment terms in excess of 30 years and 30 days may not in the aggregate exceed 5% of the total outstanding loans and obligations of the company. Although secured loans may generally be repayable in unequal periodic payments during their respective terms, consumer loans secured by real property with terms in excess of three years must be repayable in substantially equal periodic payments unless such loans are covered under the Garn-St. Germain Depository Institutions Act of 1982 (primarily single-family residential mortgage loans). Real property loans in excess of $10,000 must be secured by real or personal property having a combined fair market value at the time the loan is made of at least 110% of the principal amount owing on the loan and on prior encumbrances, except tax liens, secured by the same real property. This requirement does not apply to loans to facilitate the sale of other real estate owned ("OREO"). In addition, the term of a nonconsumer loan secured solely or primarily by personal property may not exceed 15 years and 30 days from the date the loan is made or acquired by the company. California law limits lending activities outside of California by industrial loan companies to no more than 20% of total assets unless the Commissioner has authorized a higher level.

      California law contains extensive requirements for the diversification of the loan portfolios of industrial loan companies. An industrial loan company with outstanding investment certificates may not, among other things, place more than 25% of its loans or other obligations in loans or obligations which are secured only partially, but not primarily, by real property; may not make any one loan secured primarily by improved real property which exceeds 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; may not lend an amount in excess of 5% of its paid-up and unimpaired capital stock and surplus not available for dividends upon the security of the stock of any one corporation; may not make loans to, or hold the obligations of, any one person as primary obligor in an aggregate principal amount exceeding 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; and may have no more than 70% of its total assets in loans which have remaining terms to maturity in excess of seven years which are secured solely or primarily by real property. Based on existing loans in Pacific Crest Investment's portfolio at December 31, 1996, the ratio of loans secured solely or primarily by real property with terms in excess of seven years to total assets was approximately 29%. At December 31, 1996, Pacific Crest Investment satisfied all of the above requirements.

      An industrial loan company generally may not make any loan to, or hold an obligation of, any of its directors or officers or any director or officer of its holding company or affiliates, except in specified cases and subject to regulation by the Commissioner. Nor may an industrial loan company make any loan to, or hold an obligation of, any of its shareholders or any shareholder or its holding company or affiliates, except that this prohibition does not apply to persons who own less than 10% of the stock of a holding company or affiliate which is listed on a national securities exchange. Any person who wishes to acquire 10% or more of the capital stock of a California industrial loan company or 10% or more of the voting capital stock or other securities giving control over management of its parent company must obtain the prior written approval of the Commissioner.

      An industrial loan company is subject to certain leverage limitations which are not generally applicable to commercial banks or savings and loan associations. In particular, industrial loan companies which have been in operation in excess of 60 months may, with written approval of the Commissioner, have outstanding at any time investment certificates not to exceed 20 times paid-up and unimpaired capital and surplus. Increases in leverage under California law must also meet specified minimum standards for liquidity reserves in cash, loan loss reserves, minimum capital stock levels and minimum unimpaired paid-in surplus levels. In order for an industrial loan company to increase its deposits to in excess of 15 times the aggregate amount of its paid-up and unimpaired capital and unimpaired surplus not available for dividends, the thrift must, among other things, maintain a liquidity reserve in cash or cash equivalent equal to 1 1/2 % of its total deposits outstanding and maintain a special allowance for losses as required by the Commissioner. Pacific Crest Investment satisfied all of these standards at December 31, 1996. As approved by the Commissioner, Pacific Crest Investment can currently operate with an investment certificate to unimpaired capital and unimpaired surplus ratio of 18.5 to 1. At December 31, 1996, Pacific Crest Investment's investment certificate to capital ratio was approximately 11.0 to 1. Limitations have also been imposed with respect to a depository institution's authority to accept, renew or rollover brokered deposits. Pacific Crest Investment had no brokered deposits as of December 31, 1996.

      Industrial loan companies are not permitted to borrow, except by the sale of investment or thrift certificates, in an amount exceeding 300% of outstanding capital stock, surplus and undivided profits, without the Commissioner's prior consent. All sums borrowed in excess of 150% of outstanding capital stock, surplus and undivided profits must be unsecured borrowings or, if secured, approved in advance by the Commissioner, and be included as investment or thrift certificates for purposes of computing the maximum amount of certificates an industrial loan company may issue.

      Under California law, industrial loan companies are generally permitted to invest their funds in investments which are legal investments for California commercial banks. In general, California commercial banks are prohibited from investing an amount exceeding 15% of shareholders' equity in the security of any one issuer, except for specified obligations of the United States, California, and local governments and agencies. An industrial loan company may acquire real property only in satisfaction of debts previously contracted, pursuant to certain foreclosure transactions or as may be necessary as premises for the transaction of its business, in which case such investment is limited to one third of an industrial loan company's paid in capital stock and surplus not available for dividends.

      California industrial loan law allows an industrial loan company to increase its secondary capital by issuing interest bearing capital notes in the form of subordinated notes and debentures. Such notes are not deposits and are not insured by the FDIC or any other governmental agency, and are generally required to have an initial maturity of at least seven years and are subordinated to deposit holders, general creditors and secured creditors of the
issuing thrift.   Pacific Crest Investment had no subordinated debentures
outstanding at December 31, 1996.

      Although investment authority and other activities that may be engaged in by Pacific Crest Investment generally are prescribed under the California Industrial Loan Law, certain provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, (the "FDICIA"), may limit Pacific Crest Investment's ability to engage in certain activities that otherwise are authorized under the California Industrial Loan Law.

  FEDERAL LAW

      Pacific Crest Investment's deposits are insured by the FDIC to the full extent permissible by law. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions to which it provides deposit insurance. Among the numerous applicable regulations are those issued under the Community Reinvestment Act of 1977 ("CRA") to encourage members of insured state nonmember banks to meet the credit needs of local communities, including low and moderate income neighborhoods consistent with safety and soundness, and a rating system to measure performance. Inadequacies of performance may result in regulatory action by the FDIC.

      Pacific Crest Investment is subject to the rules and regulations of the FDIC to the same extent as other financial institutions which are insured by that entity. The approval of the FDIC is required prior to any merger, consolidation or change in control, or the establishment or relocation of any branch office of Pacific Crest Investment. This supervision and regulation is intended primarily for the protection of the deposit insurance funds.

  CAPITAL STANDARDS

      The FDIC has adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

      A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The FDIC measures risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 Capital and limited amounts of Tier 2 Capital) and Tier 1 Capital. Tier 1 Capital consists of, among other things, (i) common stockholders' equity capital (includes common stock and related surplus, and undivided profits); (ii) noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies), including any related surplus; and (iii) minority interests in certain subsidiaries, less most intangible assets. Tier 2 Capital may consist of: (i) a limited amount of the allowance for possible loan and lease losses; (ii) cumulative perpetual preferred stock; (iii) perpetual preferred stock (and any related surplus); (iv) term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 Capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 Capital to risk-adjusted assets of 4%.

      In addition to the risked-based guidelines, the FDIC requires banking organizations to maintain a minimum amount of Tier 1 Capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations,
the minimum leverage ratio of Tier 1 Capital to total assets must be 3%.   For
all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the FDIC has the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. See "Item 1. Business - Effect of Government Policies and Recent Legislation." At the present time, Pacific Crest, unlike Pacific Crest Investment, is not subject to any minimum capital requirements.

      In June 1996, the federal banking agencies adopted a joint agency policy statement to provide guidance on managing interest rate risk. These agencies indicated that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the agencies' evaluation of the bank's capital adequacy. A bank with material weaknesses in its risk management process or high levels of exposure relative to its capital will be directed by the agencies to take corrective action. Such actions will include recommendations or directions to raise additional capital, strengthen management expertise, improve management information and measurement systems, reduce levels of exposure, or some combination thereof depending upon the individual institution's circumstances. This policy statement augments the August 1995 regulations adopted by the federal banking agencies which addressed risk-based capital standards for interest rate risk.

      In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses ("ALLL") which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) 100% of assets classified loss; (b) 50% of assets classified doubtful; (c) 15% of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months. This amount is neither a "floor" nor a "safe harbor" level for an institution's ALLL.

      Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies issued final rules governing banks and bank holding companies which became effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institution's regulatory capital. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date based on projected taxable income for that year, or (ii) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit is excluded from Tier 1 Capital and total assets and regulatory capital calculations.

      Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Pacific Crest Investment to grow and could restrict the amount of profits, if any, available for the payment of dividends. Pacific Crest Investment was able to fully utilize the $3.3 million in deferred tax assets at December 31, 1996 for the FDIC capital ratio calculations.

      The following table sets forth Pacific Crest Investment's regulatory capital ratios at December 31, 1996 and December 31, 1995:

                                      AT DECEMBER 31, 1996        AT DECEMBER 31, 1995
                                   --------------------------  -------------------------
PACIFIC CREST INVESTMENT            REQUIRED  ACTUAL  EXCESS    REQUIRED  ACTUAL  EXCESS
----------------------------------------------------------------------------------------
Leverage capital ratio                 4.00%   7.96%   3.96%       4.00%   7.82%   3.82%
Tier 1 risk-based capital ratio        4.00%  10.31%   6.31%       4.00%   9.48%   5.48%
Total risk-based capital ratio         8.00%  11.56%   3.56%       8.00%  10.74%   2.74%
----------------------------------------------------------------------------------------

 PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

      Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. In accordance with federal law, each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An insured depository institution generally will be classified in the following categories based on capital measures indicated below:


"Well capitalized"                                 "Adequately capitalized"
-------------------------------------------------  -------------------------------------------------
Total risk-based capital of 10%;                   Total risk-based capital of 8%;
Tier 1 risk-based capital of 6%; and               Tier 1 risk-based capital of 4%; and
Leverage ratio of 5%.                              Leverage ratio of 4%.

"Undercapitalized"                                 "Significantly undercapitalized"
-------------------------------------------------  -------------------------------------------------
Total risk-based capital less than 8%;             Total risk-based capital less than 6%;
Tier 1 risk-based capital less than 4%; or         Tier 1 risk-based capital less than 3%; or
Leverage ratio less than 4%.                       Leverage ratio less than 3%.

"Critically undercapitalized"
-------------------------------------------------
Tangible equity to total assets less than 2%.


      An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

      The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after receiving notice, or it is deemed to have notice, that the institution is undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies: (a) the steps the institution will take to become adequately capitalized; (b) the levels of capital to be attained during each year in which the plan will be in effect; (c) how the institution will comply with the restrictions or requirements then in effect under Section 38 of the Federal Deposit Insurance Act ("FDIA"); and (d) the types and levels of activities in which the institution will engage; (ii) is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital; and (iii) would not appreciably increase the risk (including credit risk, interest rate risk, and other types of risk) to which the institution is exposed. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on average during each of four consecutive calendar quarters and must otherwise provide appropriate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

      An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to: (i) force a sale of shares or obligations of the bank, or require the bank to be acquired by or combine with another institution; (ii) impose restrictions on affiliate transactions and
(iii) impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

      Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

      In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. See "Item 1. Business - Supervision and Regulation - Potential Enforcement Actions."

  SAFETY AND SOUNDNESS STANDARDS

      Effective July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. These standards are designed to identify potential safety-and-soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance funds. The standards relate to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits. If a federal banking agency determines that an institution fails to meet any of these standards, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. In the event the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency.

     Effective October 1, 1996, the federal banking agencies promulgated safety and soundness regulations and accompanying interagency compliance guidelines on asset quality and earnings standards. These new guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. The institution should: (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in those assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital (iv) take appropriate corrective action to resolve problem assets: (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

 PREMIUMS FOR DEPOSIT INSURANCE

      The FDIC has adopted final regulations implementing a risk-based premium system required by federal law. On November 14, 1995, the FDIC issued regulations that establish a new assessment rate schedule ranging from 0 cents per $100 of deposits to 27 cents per $100 of deposits applicable to members of the Bank Insurance Fund ("BIF"). To determine the risk-based assessment for each institution, the FDIC will categorize an institution as well capitalized, adequately capitalized or undercapitalized based on its capital ratios using the same standards used by the FDIC for its prompt corrective action regulations. A well-capitalized institution is generally one that has at least a 10% total risk-based capital ratio, a 6% Tier 1 risk-based capital ratio and a 5% Tier 1 leverage capital ratio. An adequately capitalized institution will generally have at least an 8% total risk-based capital ratio, a 4% Tier 1 risk-based capital ratio and a 4% Tier 1 leverage capital ratio. An undercapitalized institution will generally be one that does not meet either of the above definitions. The FDIC will also assign each institution to one of three subgroups based upon reviews by the institution's primary federal or state regulator, statistical analyses of financial statements and other information relevant to evaluating the risk posed by the institution. The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group
B), and poses a substantial probability of loss (Group C).

      The BIF assessment rates are set forth below for institutions based on their risk-based assessment categorization:

                     ASSESSMENT RATES EFFECTIVE THROUGH JANUARY 1, 1997*
                     ---------------------------------------------------
                              GROUP A      GROUP B      GROUP C
                              -------      -------      -------
Well Capitalized . . . . . .      0            3           17
Adequately Capitalized . . .      3           10           24
Undercapitalized . . . . . .     10           24           27

*Assessment figures are expressed in terms of cents per $100 of deposits.

      On September 30, 1996, Congress passed the Budget Act which capitalized the Savings Association Insurance Fund ("SAIF") through a special assessment on SAIF-insured deposits and required banks to share in part of the interest payments on the Financing Corporation ("FICO") bonds which were issued to help fund the federal government costs associated with the savings and loan crisis of the late 1980's. The special thrift SAIF assessment has been set at 65.7 cents per $100 insured by the thrift funds as of March 31, 1995. Effective January 1, 1997, for the FICO payments, SAIF-insured institutions will pay 3.2 cents per $100 in domestic deposits and BIF-insured institutions, like Pacific Crest Investment, will pay 0.64 cents per $100 in domestic deposits. Full pro rata sharing of the FICO interest payments takes effect on January 1, 2000.

      The federal banking regulators are also authorized to prohibit depository institutions and their holding companies from facilitating or encouraging the shifting of deposits from SAIF to BIF for the purpose of evading thrift assessment rates. The Budget Act also prohibits the FDIC from setting premiums under the risk-based schedule above the amount needed to meet the designated reserve ratio (currently 1.25%)

  INTERSTATE BANKING AND BRANCHING

      On September 29, 1994, the President signed into law the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the Bank Holding Company Act (the "BHCA") to acquire an existing bank located in another state without regard to state law. A bank holding company is not permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks or bank holding companies. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

     The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

     The Interstate Act is likely to increase competition in the Company's market areas especially from larger financial institutions and their holding companies. It is difficult to assess the impact such likely increased competition will have on the Company's operations.

     Under the Interstate Act, the extent of a commercial bank's ability to branch into a new state will depend on the law of the state. In October
1995, California adopted an early "opt in" statute under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Act and the California branching statute will likely increase competition form out-of-state banks in the markets in which the Company operates, although it is difficult to assess the impact that such increased competition may have on the Company's operations.

 COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

     Pacific Crest Investment is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities

     In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institutions actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements.

     In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

     In connection with its assessment of CRA performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on an examination conducted during the third quarter of 1995, Pacific Crest was rated satisfactory.

 RESTRICTIONS ON TRANSFERS OF FUNDS TO PACIFIC CREST BY PACIFIC CREST INVESTMENT

     Pacific Crest is a legal entity separate and distinct from Pacific Crest Investment. Pacific Crest's ability to pay cash dividends is limited by Delaware state law. At present, substantially all of the Pacific Crest's revenues, including funds available for the payment of dividends and other operating expenses will be dependent in the future on dividends paid by Pacific Crest Investment.

     Under California law, an industrial loan company is not permitted to declare dividends on its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, no distribution of dividends is permitted unless:
(i) such distribution would not exceed retained earnings; or, (ii) in the alternative, after giving effect to the distribution, (y) the sum of assets (net of goodwill, capitalized research and development expenses and deferred charges) would be not less than 125% of its liabilities (net of deferred taxes, income and other credits), or (z) current assets would be not less than current liabilities (except that if average earnings before taxes for the last two years had been less than average interest expenses, current assets must be not less than 125% of current liabilities).

     In addition, an industrial loan company is prohibited from paying dividends from that portion of capital which its board of directors has declared restricted for dividend payment purposes. The amount of restricted capital maintained by an industrial loan company provides the basis of establishing the maximum permissible loan to one single borrower. Pacific Crest Investment is prohibited from any dividend payments since its Board of Directors has declared its capital accounts restricted at December 31, 1996.

     In policy statements, the FDIC has advised insured institutions that the payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. Under the Financial Institutions Supervisory Act and Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"), federal regulators also have authority to prohibit financial institutions from engaging in business practices which are considered to be unsafe or unsound.

     Pacific Crest Investment's ability to pay dividends to Pacific Crest is restricted by California state law, which requires that sufficient retained earnings are available to pay the dividend. At December 31, 1996, Pacific Crest Investment had deficit retained earnings of $358,000. Under California state law, this deficit would have to be turned into a positive figure before dividends could be paid from Pacific Crest Investment to its parent company. It is unlikely Pacific Crest Investment will pay dividends to Pacific Crest prior to the third quarter of 1997. Pacific Crest Investment is subject to certain restrictions imposed by federal law on any extensions of credit to, or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of Pacific Crest or other affiliates. Such restrictions prevent Pacific Crest and such other affiliates from borrowing from Pacific Crest Investment unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by Pacific Crest Investment to or in Pacific Crest or to or in any other affiliate is limited to 10% of Pacific Crest Investment's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of Pacific Crest Investment's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving Pacific Crest and other affiliates of Pacific Crest Investment. See "Item 1. Business - Supervision and Regulation - California Law." Additional restrictions on transactions with affiliates may be imposed on Pacific Crest Investment under the prompt corrective action provisions of federal law. See "Item 1. Business Supervision and Regulation - Prompt Corrective Action and Other Enforcement Mechanisms."

 POTENTIAL ENFORCEMENT ACTIONS

      Insured depository institutions, such as Pacific Crest Investment, and their institution-affiliated parties, which includes Pacific Crest, may be subject to potential enforcement actions by the FDIC and the DOC for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of Pacific Crest Investment), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDIC Improvement Act. In the event Pacific Crest Investment is placed in conservatorship or receivership, the Company's ability to perform its obligations would be adversely impacted.

     During 1996, Pacific Crest Investment was subject to a Memorandum of Understanding ("MOU") with the FDIC and the Commissioner, which required Pacific Crest Investment to (i) maintain certain capital and ALLL levels; (ii) limit the increase in total assets; (iii) have and retain qualified management; (iv) notify the FDIC and the Department in writing of any changes in directors and certain executive officers; (v) eliminate from its books certain "loss" and "substandard" assets; (vi) amend its written investment policies; and (vii) restrict payment of cash dividends without prior written consent of FDIC and the Department. The MOU was terminated on February 5, 1997 following regulatory examinations by the FDIC and the Department completed during the fourth quarter of 1996.

 ACCOUNTING CHANGES

     In June 1996, the Federal Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. This statement also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair value at the date of the transfer. Furthermore, this statement requires that debtors reclassify financial assets pledged as collateral, and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Accordingly, a liability is not considered extinguished by an in-substance defeasance. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. This statement was adopted by the Company as of January 1, 1997. Management does not believe that the application of this statement will have a material impact on Pacific Crest Investment's financial statements in future years.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation." This statement establishes a fair value based method of accounting for stock based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The accounting and disclosure requirements of this statement are effective for Pacific Crest Investment's fiscal year ending December 31, 1996. Pacific Crest has elected to continue to account for its stock-based compensation plans under Accounting Principles Board ("APB") 25. Adoption of this pronouncement by the Company has not had a material impact on Pacific Crest Investment's financial statements for 1996.

     In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights." SFAS 122 amends certain provisions of SFAS No. 65 "Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair value, if it is practicable to estimate those fair values. If it is not practicable to estimate those fair values, the entire cost of the acquisition should be allocated to the mortgage loans only. SFAS 122 is effective for Pacific Crest Investment's fiscal year covered by this annual report. Adoption of this pronouncement did not have a material impact on Pacific Crest Investment's financial statements.

     In March 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. An impairment loss shall be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. After an impairment is recognized, the reduced carrying amount of the asset shall be accounted for as its new cost. SFAS No. 121 is effective for Pacific Crest Investment's fiscal year covered by this annual report. Adoption of this statement did not have a material impact on Pacific Crest Investment's financial statements.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. SFAS No. 114 states that a loan is impaired when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contracted terms of the loan agreement. A creditor is required to measure impairment by discounting expected future cash flows at the loan's effective interest rate, or by reference to an observable market price, or by determining that foreclosure is probable. SFAS No. 114 also clarifies the existing accounting for in-substance foreclosures by stating that a collateral-dependent real estate loan would be reported as real estate owned only if the lender had taken possession of collateral.

     SFAS No. 118 amended SFAS No. 114, to allow a creditor to use existing methods for recognizing interest income on an impaired loan. To accomplish that it eliminated the provisions in SFAS No. 114 that described how a creditor should report income on an impaired loan. SFAS No. 118 did not change the provisions in SFAS No. 114 that require a creditor to measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends the disclosure requirements in SFAS No. 114 to require information about the recorded investments in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. Pacific Crest Investment adopted SFAS No. 114 and No. 118 for the year ended December 31, 1995. Adoption of these statements has not had a material impact on Pacific Crest Investment's financial statements.

EMPLOYEES

     As of December 31, 1996, the Company employed 62 persons. Management believes that its relations with its employees are good. The Company is not a party to any collective bargaining agreement.

SELECTED STATISTICAL DISCLOSURE REGARDING THE BUSINESS OF THE COMPANY

     The following statistical data relating to the Company's operations should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements and Notes to Consolidated Financial Statements. Average balances are determined on a daily basis.

LOAN PORTFOLIO

     Pacific Crest Investment focuses its lending activities on commercial real estate loans to investors and small and medium sized businesses. At December 31, 1996, approximately 97% of the loan portfolio was secured by commercial real property. The following table presents the categories of Pacific Crest Investment's loans at the dates indicated:

                                                                       DECEMBER 31,
                                    ------------------------------------------------------------------------------
                                         1996            1995            1994            1993            1992
(DOLLARS IN THOUSANDS)              BALANCE     %   BALANCE     %   BALANCE     %   BALANCE     %   BALANCE     %
------------------------------------------------------------------------------------------------------------------
LOAN CATEGORIES:
Commercial real estate mortgage     $206,107  97%   $193,332  97%   $183,173  98%   $205,075  99%   $220,223 100%
Real estate construction                  65  --          --  --          --  --       1,181   1%        567  --
Residential mortgage                   1,596   1%      3,169   2%      1,336   1%         --  --          --  --
Commercial business loans              3,912   2%      2,232   1%      1,125   1%         --  --          --  --
Installment and other                     32  --          10  --           8  --          77  --         168  --
------------------------------------------------------------------------------------------------------------------
Gross loans                          211,712 100%    198,743 100%    185,642 100%    206,333 100%    220,958 100%
Less deferred loan fees                  617           1,965           3,181           1,927           2,130
------------------------------------------------------------------------------------------------------------------
Total loans                          211,095         196,778         182,461         204,406         218,828
Less allowance for loan losses         3,400           4,500           8,075           3,910           3,195
------------------------------------------------------------------------------------------------------------------
      Net loans                     $207,695        $192,278        $174,386        $200,496        $215,633
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


     Real estate mortgage loans include loans primarily to investors and small and middle market businesses for industrial and commercial use. These loans are secured by the property underlying the loan.

MATURITIES AND INTEREST SENSITIVITIES OF LOAN PORTFOLIO

     The first table below sets forth the contractual maturities of Pacific Crest Investment's loan portfolio at December 31, 1996. The second table below sets forth the amounts of such loans that have fixed interest rates and floating or adjustable interest rates. Loans which have adjustable or floating interest rates are shown as maturing in the period during which the contract is due. The following tables do not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                                                 AFTER ONE         AFTER FIVE
                                                      WITHIN     BUT WITHIN     YEARS BUT WITHIN     AFTER
(DOLLARS IN THOUSANDS)                               ONE YEAR    FIVE YEARS         TEN YEARS      TEN YEARS     TOTAL
------------------------------------------------------------------------------------------------------------------------
MATURITY DISTRIBUTION OF LOAN BY CATEGORY:
     Commercial real estate mortgage                 $ 25,586     $ 90,727          $ 63,125        $ 26,256  $ 205,694
     Residential mortgage loans                            --        1,028                --             568      1,596
     Commercial business loans                            664          566               323           2,252      3,805
------------------------------------------------------------------------------------------------------------------------
          Total loans, net of deferred fees          $ 26,250     $ 92,321          $ 63,448        $ 29,076  $ 211,095
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


                                                                 AFTER ONE         AFTER FIVE
                                                      WITHIN     BUT WITHIN     YEARS BUT WITHIN     AFTER
(DOLLARS IN THOUSANDS)                               ONE YEAR    FIVE YEARS         TEN YEARS      TEN YEARS     TOTAL
------------------------------------------------------------------------------------------------------------------------
MATURITY DISTRIBUTION OF LOAN BY
     INTEREST RATE TYPE:
     Loans with fixed interest rates                       --           --          $  2,397              --  $   2,397
     Loans with variable interest rates              $ 26,250     $ 92,321            61,051        $ 29,076    208,698
------------------------------------------------------------------------------------------------------------------------
          Total loans, net of deferred fees          $ 26,250     $ 92,321          $ 63,448        $ 29,076  $ 211,095
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


CLASSIFIED ASSETS

     In connection with examinations of insured institutions, the FDIC and the DOC examiners have the authority to identify problem assets and, if necessary, require them to be classified. There are three primary classifications for problem assets: "substandard," "doubtful" and "loss". "Substandard" assets are assets that are characterized by the "distinct possibility" that the institution will sustain "some loss" if deficiencies are not corrected. "Doubtful" assets have all of the weaknesses inherent in "substandard" loans, but also have the characteristic that, on the basis of existing facts, conditions and values, "collection or liquidation in full" is "highly questionable and improbable." "Loss" assets are assets that are considered uncollectible. Assets that are classified "loss" require the institution either to establish a specific reserve in the amount of 100% of the portion of the asset classified "loss" or to charge-off the asset. In addition, the FDIC characterizes certain assets as "special mention". These are assets which do not currently warrant classification but possess weaknesses deserving management's close attention.

     In addition, the Company utilizes an internally developed loan grading and monitoring system in determining the appropriate level of the allowance for loan losses. This system involves periodic reviews of the entire loan portfolio and loan classifications based on that review.

 ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio. Since the Company's loan portfolio consists almost exclusively of term loans secured by commercial real property, general loan loss reserves are typically established by assigning all loans to specified risk categories and then determining the appropriate levels of reserve for each risk category. A special management "Reserve Committee" meets monthly to review the loan portfolio and delinquency trends, collateral value trends, nonperforming asset data and other material. The amount of the allowance is based upon management's evaluation of numerous factors, including the adequacy of collateral securing the loans in the Company's portfolio, delinquency trends and historical loan loss experience.

     Based on evaluations of the aforementioned considerations, the Company establishes its allowance for loan losses. The allowance for loan losses expressed as a percentage of total net loans was 1.6% at December 31, 1996, 2.3% at December 31, 1995, 4.4% at December 31, 1994, and 1.9% at December 31, 1993.

     The Board of Directors reviews the adequacy of the allowance for loan losses on a quarterly basis. Management utilizes its best judgment in providing for possible loan losses and establishing the allowance for loan losses. However, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination.
     Adverse economic conditions or a declining real estate market in California could adversely affect certain Pacific Crest Investment borrowers' abilities to contractually repay their loans. A decline in the California economy could result in deterioration in the quality of the loan portfolio and could result in high levels of nonperforming assets and charge-offs, which would adversely affect the financial condition and results of operations of the Company.
     The following table sets forth certain information with respect to the Company's allowance for loan losses and valuation adjustments to OREO as of the dates or for the periods indicated:


                                                         AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------
(DOLLARS IN THOUSANDS)                            1996        1995       1994       1993       1992
------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
  Balance at beginning of period                $  4,500    $  8,075   $  3,910   $  3,195   $  2,600
Chargeoffs: Commercial real estate mortgage        3,452       4,757      4,278      3,683      1,298
Recoveries: Commercial real estate mortgage          244         222        100          -          -
------------------------------------------------------------------------------------------------------
  Net loan charge-offs                             3,208       4,535      4,178      3,683      1,298
  Purchased loan reserve                             191           -          -          -          -
  Provision  for loan losses                       1,917         960      8,343      4,398      1,893
------------------------------------------------------------------------------------------------------
  Balance at end of period                      $  3,400    $  4,500   $  8,075   $  3,910   $  3,195

  Net loan charge-offs                          $  3,208    $  4,535   $  4,178   $  3,683   $  1,298
  Valuation adjustments to OREO                      155         344      1,719      3,314      1,179
------------------------------------------------------------------------------------------------------
  Total net loan charge-offs &
    OREO valuation adjustments                  $  3,363    $  4,879   $  5,897   $  6,997   $  2,477
------------------------------------------------------------------------------------------------------
  Net loan charge-offs to average loans            1.68%       2.45%      2.14%      1.73%      0.61%
  Net loan charge-offs & OREO valuation
     adjustments to average loans and OREO         1.73%       2.57%      2.92%      3.16%      1.14%
  Allowance for loan losses to total loans,
     net of deferred fees                          1.61%       2.29%      4.43%      1.91%      1.46%
  Allowance for loan losses
     to nonperforming loans                         245%         90%        83%        75%        47%
------------------------------------------------------------------------------------------------------


                                                                  FOR THE YEAR ENDED DECEMBER 31,
                        ----------------------------------------------------------------------------------------------------------
                                  1996                 1995                  1994                  1993                  1992
                        ----------------------------------------------------------------------------------------------------------
                          ALLOWANCE   % OF     ALLOWANCE   % OF      ALLOWANCE   % OF      ALLOWANCE   % OF      ALLOWANCE   % OF
                           FOR LOAN   TOTAL     FOR LOAN   TOTAL      FOR LOAN   TOTAL      FOR LOAN   TOTAL      FOR LOAN   TOTAL
DOLLARS IN THOUSANDS        LOSSES    ALLL       LOSSES    ALLL        LOSSES    ALLL        LOSSES    ALLL        LOSSES    ALLL
----------------------------------------------------------------------------------------------------------------------------------
LOAN CATEGORIES:
  Commercial
   real estate mortgage  $  3,172     93%     $  4,365     97%      $  7,913     98%      $  3,910     100%     $  3,195     100%
  Residential Mortgage        155      5%           90      2%            81      1%             -        -            -        -
  Commercial
   business loans              73      2%           45      1%            81      1%             -        -            -        -
----------------------------------------------------------------------------------------------------------------------------------
Total                    $  3,400    100%     $  4,500    100%      $  8,075    100%      $  3,910     100%     $  3,195     100%
---------------------------------------------------------------------------------------------------------------------------------

Investment Activities

     The Company's investment portfolio is used for both liquidity purposes and for investment income. The following table sets forth certain information regarding the Company's investment portfolio as of the dates indicated:


                                                                              DECEMBER 31,
                                                   -----------------------------------------------------------------
                                                             1996                 1995                 1994
                                                   -----------------------------------------------------------------
                                                        Book       % of      Book      % of       Book       % of
(DOLLARS IN THOUSANDS)                                 Balance     Total    Balance    Total     Balance     Total
--------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. government sponsored agency issued securities
--------------------------------------------------------------------------------------------------------------------
  Available for sale                                    52,534      63%           -        -            -        -
  Held to maturity                                      30,960      37%           -        -    $  55,248     100%
--------------------------------------------------------------------------------------------------------------------
 Total investment securities                            83,494     100%           -        -    $  55,248     100%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
OTHER INTEREST EARNING ASSETS:

 Interest earning deposits                            $      -       -     $    300       1%    $     395       8%
 Repurchase agreements                                     262     100%      53,749      99%        4,614      92%
--------------------------------------------------------------------------------------------------------------------
 Total other interest-earning assets                  $    262     100%    $ 54,049     100%    $   5,009     100%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

     For additional information on the investment portfolio, see Note 4 of Notes to Consolidated Financial Statements.

 REPURCHASE AGREEMENTS

     The Company invests excess cash overnight and up to 3 months in securities purchased under agreements to resell ("repurchase agreements"). The maximum investment with one brokerage firm or bank may not exceed $25 million. The Company has master repurchase agreements with several nationally recognized banks and broker/dealers. Collateral securing repurchase agreements is limited to U.S. Treasury bonds, notes and bills, and securities issued by either U.S. government agencies or U.S. government sponsored agencies. Collateral securing the repurchase agreements is restricted to non derivative types of securities by the aforementioned agencies. Collateral securing repurchase agreements is held for safekeeping under third-party custodial agreements and is required to be segregated and separately accounted for from all other securities held by the custodian for its other customers or for its own account.

SOURCES OF FUNDS
 DEPOSITS

     The Company's major source of funds is FDIC-insured deposits, raised through its subsidiary Pacific Crest Investment, which consists of term certificates of deposit and money market savings accounts. At December 31, 1996, the Company had total deposits of $266.7 million with 8,478 accounts.
     The Company has deposit-gathering branches located in Beverly Hills, Encino and San Diego, California. The Company's headquarters office in Agoura Hills is an administrative office and does not take deposits. The Company offers money market checking accounts, money market savings accounts and term certificates of deposit, with maturities from 30 days to 5 years. The Company attracts depositors by offering rates that are generally higher than rates offered by independent commercial banks that offer a broader array of services. The Company also conducts a wholesale deposit operation through which deposits from other financial institutions located throughout the United States are solicited. The Company does not purchase brokered deposits. Management believes its deposits are a stable and reliable funding source.
     The following table sets forth information regarding the composition of the Company's deposit mix for average balances and rates paid on deposits for the years indicated:


                                               1996                   1995                   1994
                                    --------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                  Average    Rate       Average      Rate       Average     Rate
--------------------------------------------------------------------------------------------------------------------
DEPOSIT CATEGORIES:
  Savings accounts                    $  176,742   5.19%     $  141,981    5.55%     $   79,053   4.11%
  Certificates of deposit                 62,747   5.51%         76,600    5.48%        145,569   4.20%
  Money market checking                   16,717   4.92%              -       -               -      -
------------------------------------------------------------------------------------------------------------
 Total deposits                       $  256,206   5.25%     $  218,581    5.52%     $  224,622   4.17%
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

     The remaining maturities of the certificates of deposit at December 31, 1996 are set forth in the following table:

                                                     3 MONTHS         OVER 3 TO        OVER
 (DOLLARS IN THOUSANDS)                               OR LESS         12 MONTHS      12 MONTHS       TOTAL
--------------------------------------------------------------------------------------------------------------
 Certificates of deposit less than $100,000          $  23,030        $  40,681      $  21,182     $  84,893
 Certificates of deposit of $100,000 or more             1,110            1,505          1,318         3,933
                                                    -----------      -----------    -----------   -----------
 Total certificates of deposit                       $  24,140        $  42,186      $  22,500     $  88,826
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

 OTHER BORROWINGS

     The Company had $10.0 million in short term borrowings which represented 40.9% of shareholders equity at December 31, 1996. The rates paid during the year on the Company's short term borrowing ranged from 5.4% to 6.0%. The Company set up borrowing lines with two brokers aggregating $50 million in availability during 1996. The repayment terms on this short term debt range from one day to two weeks. The interest rate paid can vary daily, but typically approximates the federal funds rate plus 40 basis points. This debt is secured by the Company's U.S. government sponsored agency securities. The Company utilizes these lines to cover short term financing needs for loan fundings or security purchases. At December 31, 1996, the Company had $40.0 million in borrowing availability under its broker lines.
     At December 31, 1996, Pacific Crest Investment had borrowing lines of $6.7 million available through the Federal Reserve Bank's discount window. Pacific Crest Investment has never had to utilize its line of credit at the Federal Reserve Bank.

ITEM 2.   PROPERTIES.

     The Company leases all of its offices. Information with respect to such offices is as follows:

                                       FLOOR SPACE IN  ANNUAL   LEASE EXPIRATION
LOCATION                                 SQUARE FEET    RENT          DATE
--------------------------------------------------------------------------------
PACIFIC CREST INVESTMENT:
  Agoura Hills, California (1)              16,361    $ 266,000       1999
  Beverly Hills, California                  3,104      162,000       2000
  Encino, California                         3,300       65,000       1998
  San Diego, California                      4,505      175,000       2000
 (1) Office also used by Pacific Crest.

ITEM 3.   LEGAL PROCEEDINGS.

     There are several lawsuits and claims pending against the Company which management considers incidental to normal operations, some of which seek substantial monetary damages. Management, after review, including consultation with counsel, believes that any ultimate liability which could arise from these lawsuits and claims would not materially affect the financial position, results of operations or liquidity of the Company.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     Not applicable.

ITEM 4(a). EXECUTIVE OFFICERS OF THE REGISTRANT.

    The following individuals are executive officers of the Company. Pertinent information relating to these individuals is set forth below. There are no family relationships between any of the officers. All of the Company's officers hold their respective offices at the pleasure of the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

  GARY L. WEHRLE - CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PACIFIC CREST - AGE 54
   Mr. Wehrle has served as Chairman of the Board of Pacific Crest since October 20, 1993, and President and Chief Executive Officer of Pacific Crest since September 10, 1993. Mr. Wehrle has served as President and Chief Executive Officer of Pacific Crest Investment since 1984.

  GONZALO FERNANDEZ - EXECUTIVE VICE PRESIDENT OF PACIFIC CREST - AGE 54
   Mr. Fernandez has served as Executive Vice President of Pacific Crest since June 20, 1994. Mr. Fernandez has served as Executive Vice President of Pacific Crest Investment since June 20, 1994.

  LYLE C. LODWICK - EXECUTIVE VICE PRESIDENT OF PACIFIC CREST - AGE 43
   Mr. Lodwick has served as Executive Vice President of Pacific Crest since September 10, 1993. Mr. Lodwick has served as Executive Vice President of Pacific Crest Investment since 1992 and, prior to that, served as Senior Vice President of Pacific Crest Investment from 1988 to 1992.

  BARRY L. OTELSBERG - EXECUTIVE VICE PRESIDENT OF PACIFIC CREST - AGE 46
   Mr. Otelsberg has served as Executive Vice President of Pacific Crest since September 10, 1993. Mr. Otelsburg has served as Executive Vice President of Pacific Crest Investment since 1985.

  ROBERT J. DENNEN - VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY OF PACIFIC CREST - AGE 44
   Mr. Dennen has served as Chief Financial Officer and Secretary of Pacific Crest since September 10, 1993. Mr. Dennen has served as Vice President and Controller/Treasurer of Pacific Crest Investment since 1986.

  JOSEPH FINCI - SENIOR VICE PRESIDENT OF PACIFIC CREST - AGE 39
   Mr. Finci has served as Senior Vice President of Pacific Crest since November 1, 1995. Mr. Finci has served as Senior Vice President of Pacific Crest Investment since November 1, 1995 and, prior to that, served as Vice President since 1990.

                                    PART II

 ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's common stock, $0.01 par value (the "Common Stock") is traded on the Nasdaq National Market under the Nasdaq symbol "PCCI".
    The following table presents the high and low sales prices for the Common Stock during each quarter commencing January 1, 1995. There were approximately 1,500 holders of the Common Stock as of March 12, 1997:

         QUARTER ENDED           HIGH             LOW
      -------------------      --------         -------
            3/31/95             $5.25           $3.50
            6/30/95             $5.75           $4.25
            9/30/95             $8.00           $5.50
           12/31/95             $7.75           $6.75

            3/31/96             $8.25           $7.38
            6/30/96             $9.00           $7.50
            9/30/96             $9.00           $8.25
           12/31/96            $11.75           $8.13

    The Company has never paid a cash dividend on its Common Stock and it is unlikely that it will pay dividends prior to the third quarter of 1997. The Company's ability to pay dividends is subject to restrictions set forth in the Delaware General Corporation Law. The Delaware General Corporation Law provides that a Delaware corporation may pay dividends either (i) out of the corporation's surplus (as defined by Delaware law), or (ii) if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Furthermore, if the Company were determined to be a quasi-California corporation, the Company would have to comply with California law with respect to, among other things, distributions to stockholders. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution, (ii) the assets of the corporation exceed 1-1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1-1/4 times it current liabilities. Management believes that the Company is not a quasi-California corporation by virtue of the Common Stock being listed on the Nasdaq
National Market and the Company having more than 800 holders of its equity securities. However, no assurances can be given that this will continue to be the case in the future. The Company's ability to pay cash dividends in the future will depend in large part on the ability of Pacific Crest Investment to pay dividends on its capital stock to the Company. The ability of Pacific Crest Investment to pay dividends to the Company is subject to restrictions set forth in the California Industrial Loan Law and the provisions of the California General Corporation Law described above. See "Item 1.
Business - Supervision and Regulation - California Law."
    Management is aware of six securities dealers who currently make a market in the Common Stock: Friedman, Billings, Ramsey & Co. Inc.; Sandler O'Neill & Partners; Herzog, Heine, Geduld, Inc.; Hill, Thompson, Magid & Co.; Torrey Pines Securities, Inc. and Sutro & Co., Inc.

RECENT SALES OF UNREGISTERED SECURITIES

    On January 23, 1997, in reliance on an exemption from registration under
Section 4(2) of the Securities Act of 1933, as amended, the Company issued an aggregate of 748 shares of Common Stock to its four non-employee directors pursuant to the Company's 1996 Non-Employee Director's Stock Plan which provides that such directors may elect to receive all or a portion of their director fees in shares of Common Stock. The aggregate consideration received by the Company for such shares was $8,976.

                                                     PACIFIC CREST CAPITAL, INC.
--------------------------------------------------------------------------------

ITEM 6.   SELECTED FINANCIAL DATA.

     The following selected financial data are derived from the audited consolidated financial statements of Pacific Crest Capital, Inc. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.




                                                                                    YEAR ENDED DECEMBER 31
                                                                --------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                            1996         1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
  Cash and cash equivalents                                     $  2,834     $ 56,167     $  6,204     $ 26,628     $ 14,480
  Investment securities                                           83,494           --       55,248          898        1,705
  Total loans, net of deferred fees                              211,095      196,778      182,461      204,406      218,828
  Allowance for loan losses                                        3,400        4,500        8,075        3,910        3,195
  Other real estate owned                                          3,469        4,355        5,724        9,092        8,065
  Other assets                                                     6,593        6,309        6,958        5,329        3,666
  Total assets                                                   304,085      259,109      248,520      242,443      243,549
  Total deposits                                                 266,695      234,510      226,350      213,162      222,598
  Other borrowings                                                10,000           --           --          --            --
  Subordinated debt                                                   --           --           --          --         1,000
  Shareholders' equity                                            24,468       21,952       19,628       27,179       15,830
------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
  Total interest income                                         $ 26,567     $ 23,799     $ 21,114     $ 21,583     $ 22,814
  Total interest expense                                          13,500       12,084        9,358        9,365       11,229
------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                             13,067       11,715       11,756       12,218       11,585
  Provision for loan losses                                        1,917          960        8,343        4,398        1,893
------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses             11,150       10,755        3,413        7,820        9,692
  Noninterest income:
  Gain (loss) on investment securities                               413          851         (780)        (277)         (71)
  Other non interest income (10)                                   1,068          470          404          375          295
------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                         1,481        1,321         (376)          98          224
  Noninterest expense:
  Valuation adjustment to OREO                                       155          344        1,719        3,314        1,179
  OREO expenses                                                      150          203          850        1,166          375
  Other general & administrative expenses                          7,818        8,362        8,841        6,794        7,596
------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                        8,123        8,909       11,410       11,274        9,150
------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes and
    cumulative effect of accounting change                         4,508        3,167       (8,373)      (3,356)         766
  Income tax provision (benefit)                                   1,505          (77)      (1,914)      (1,303)         203
  Cumulative effect of accounting change(1)                           --           --           --         (560)          --
------------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                3,003        3,244       (6,459)      (1,493)         563
------------------------------------------------------------------------------------------------------------------------------
  Preferred dividends declared                                        --         (920)      (1,104)          --           --
  Net income (loss) applicable to common stock                  $  3,003     $  2,324     $ (7,563)    $ (1,493)    $    563
------------------------------------------------------------------------------------------------------------------------------


                                                                 YEAR ENDED DECEMBER 31
                                                       ---------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)           1996     1995      1994      1993      1992
----------------------------------------------------------------------------------------------------
FINANCIAL RATIOS: (2)
  Return on average total sales (3)                      1.06%    1.34%    (2.56)%   (0.62)%   0.24%
  Return on average shareholders' equity (4)            12.96%   16.02%   (24.73)%   (8.91)%   3.54%
  Net interest rate spread (5)                           4.41%    4.60%      4.49%     5.18%   4.74%
  Net interest margin (6)                                4.76%    4.98%      4.82%     5.33%   5.03%
  Ratio of other general & administrative
    expenses to average total assets                     2.77%    3.46%      3.50%     2.84%   3.23%
  Nonperforming assets to total assets at
    end of period (7)                                    1.60%    3.60%      6.24%     6.26%   6.83%
  Net loan charge-offs to average loans                  1.68%    2.45%      2.14%     1.73%   0.61%
  Net loan charge-offs & OREO valuation
    adjustments to average loans and OREO                1.73%    2.57%      2.92%     3.16%   1.14%
  Allowance for loan losses to total loans
    net deferred fees                                    1.61%    2.29%      4.43%     1.91%   1.46%
  Allowance for loan losses and OREO valuation
    allowances to nonperforming assets                  70.58%   52.68%     61.72%    33.60%  24.04%
  Allowance for loan losses to nonaccrual loans        245.31%   90.27%     82.57%    75.40%  46.58%
  Total average shareholders' equity to total
    average assets                                       8.20%    8.38%     10.34%     7.01%   6.75%
----------------------------------------------------------------------------------------------------
PER SHARE DATA (8) (IN THOUSANDS):
  Common shares outstanding                              2,960   2,954       1,102     1,099      -
  Common stock equivalents of preferred stock (9)            -       -       1,558     1,558      -
  Treasury shares                                          (12)      -           -         -      -
  Other common stock equivalents                            94       -           -         -      -
----------------------------------------------------------------------------------------------------
  Total common stock equivalents, assuming
    full conversion of preferred stock                   3,042   2,954       2,660     2,657      -
  Book value per common share                            $8.35   $7.43       $7.38    $10.23
  Fully diluted earnings (loss) per common share         $1.00   $1.20      ($6.88)        -      -
----------------------------------------------------------------------------------------------------

(1) Represents the cumulative effect of implementing Statement of Financial Accounting Standards No. 109.
(2)  Pacific Crest's performance ratios are based on actual daily averages.
(3)  Net income (loss) divided by average total assets.
(4)  Net income (loss) divided by total average shareholders' equity.
(5) Average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(6)  Net interest income divided by total average interest-earning assets.
(7) Nonperforming assets include total nonaccrual loans, OREO and nonperforming investments.
(8) Pacific Crest did not have any assets and did not conduct any significant business prior to December 23, 1993 when The Foothill Group, Inc. contributed 100% of the outstanding shares of Pacific Crest Investment common stock to the Company in exchange for 1,099,490 shares of its common stock. Upon completion of a preferred stock offering by the Company, The Foothill Group, Inc. then distributed to its shareholders as a stock dividend 100% of the outstanding shares of Pacific Crest common stock.
(9) The conversion price of the preferred stock for these calculations is $9.00 per share. The preferred stock was converted into common stock of the Company in December of 1995.
(10) 1996 includes a $264,000 gain on the sale of $28.2 million in deposits.

                                                  PACIFIC CREST CAPITAL, INC.
-------------------------------------------------------------------------------
ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

     Pacific Crest Capital, Inc. ("the Company"), is a Delaware corporation incorporated as a financial institution holding company to hold 100% of the stock of Pacific Crest Investment and Loan ("Pacific Crest Investment") formerly known as Foothill Thrift and Loan.
     The consolidated financial statements and financial data as of December 31, 1996, 1995, 1994 and 1993 include the Company and its wholly owned subsidiary Pacific Crest Investment. The balance sheets as of December 31, 1992 and the statement of operations and cash flows for the year ended December 31, 1992 represent the financial condition and results of operations for Pacific Crest Investment. For convenience, these financial statements are referred to as the financial statements of the Company (Pacific Crest).

RESULTS OF OPERATIONS

  EARNINGS PERFORMANCE

     The Company's pre-tax income for the year ended December 31, 1996 was $4.5 million, compared to $3.2 million for the same period in 1995. The increase of $1.3 million, or 40.6% was due to several factors. Net interest income for the year ended December 31, 1996 increased by $1.4 million, noninterest income increased by $160,000, and noninterest expense decreased by $786,000, when compared to the same period in 1995. Partially offsetting these changes was an increase of $957,000 in the provision for loan losses.

  NET INTEREST INCOME

     Net interest income increased by $1.4 million, or 11.5%, to $13.1 million for the year ended December 31, 1996 as compared to the same period in 1995. This was primarily due to the increase in the Company's average interest earning assets of $39.2 million during the period ending December 31, 1996.
     Interest income and interest expense can fluctuate widely based on changes in the level of interest rates in the economy. The Company attempts to minimize the effect of interest rate fluctuations on net interest margin by matching as nearly as possible interest sensitive assets and interest sensitive liabilities.
     Net interest income can also be affected by a change in the composition of assets and liabilities; for example, if higher yielding loan assets were to replace a like amount of lower yielding short-term government securities. Net interest income is affected by changes in volume and changes in rates. Volume changes are caused by differences in the level of earning assets and interest-bearing liabilities. Rate changes result from differences in yields earned on assets and rates paid on liabilities.
     The following table presents the distribution of average assets, liabilities and shareholders' equity, the total dollar amount of interest income from average interest-earning assets, the resultant yields and the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. All average balances are daily average balances. Nonaccrual loans and nonperforming assets have been included in the table as loans and investments, respectively, having a zero yield.

AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, YIELDS AND RATES


                                                                          YEAR ENDED DECEMBER 31
                                          ----------------------------------------------------------------------------------------
                                                 1996                               1995                         1994
                                          ----------------------------------------------------------------------------------------
                                                    INTEREST  AVERAGE             INTEREST  AVERAGE            INTEREST  AVERAGE
                                          AVERAGE    EARNED/   YIELD/  AVERAGE     EARNED/   YIELD/  AVERAGE    EARNED/   YIELD/
(DOLLARS IN THOUSANDS)                    BALANCE      PAID     RATE   BALANCE       PAID     RATE   BALANCE     PAID      RATE
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans(1)                                $190,856   $21,384   11.20%   $185,135   $20,773   11.22%   $195,239   $18,630   9.54%
  Repurchase agreements                     42,547     2,255    5.30%     18,325     1,065    5.81%     21,342       854   4.08%
  Interest-bearing deposits                    286        15    5.24%        331        16    4.83%        316        10   3.15%
  Investment securities                          -         -       -           -         -       -         711         -      -
  U.S. government agency securities
     Available for sale                     23,874     1,632    6.84%          -         -       -           -         -       -
     Held to maturity                       17,173     1,281    7.46%     31,291     1,945     6.22%    26,271     1,620    6.17%
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets(1)         274,736    26,567    9.57%    235,082    23,399    10.12%   243,879    21,114    8.66%
  Other real-estate owned                    3,938                         4,607                         6,560
  Other non-interest earning assets          7,980                         7,623                         6,272
  Less allowance for loan(l) losses          4,013                         5,753                         4,510
----------------------------------------------------------------------------------------------------------------------------------
    Total assets                          $282,641                      $241,559                      $252,601
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
  Savings accounts                         176,742     9,179    5.19%    141,981     7,873     5.55%    79,053     3,247    4.11%
  Certificatse of deposit                   62,747     3,456    5.51%     76,600     4,196     5.48%   145,569     6,111    4.20%
  Money market checking                     16,717       822    4.92%          -         -        -          -         -       -
  Other borrowings                             671        43    6.41%        238        15     6.30%         -         -       -
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities       256,877    13,500    5.26%    218,819    12,084     5.52%   224,622     9,358    4.17%
  Non interest-bearing liabilities           2,597                         2,495                         1,861
  Shareholders' equity                      23,167                        20,245                        26,118
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders'
    equity                                $282,641                      $241,559                      $252,601
----------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                $13,067                       $11,715                       $11,756
  Net interest rate spread(2)                                   4.41%                          4.60%                        4.49%
  Net interest-earning assets             $ 17,899                      $ 16,263                      $ 12,257
  Net interest margin(3)                                        4.76%                          4.98%                        4.82%
  Average interest-earning assets to
    average interset-bearing liabilities               107.0%                        107.0%                        109.0%
----------------------------------------------------------------------------------------------------------------------------------


(1) Calculated net of deferred loan fees. The amount of interest foregone on nonaccrual loans was $547,000, $803,000 and $972,000 for 1996, 1995 and 1994, respectively.
(2) Net interest rate spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(3) Net interest margin is computed by dividing net interest income by total average earning assets.

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities due to changes in outstanding balances and changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume; (i.e. changes in volume multiplied by old rate) and (ii) changes in rate (i.e. changes in rate multiplied by old volume).
For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to changes due to volume and changes due to rate.


                                                         YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------
                                          1996 COMPARED TO 1995             1995 COMPARED TO 1994
                                        INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO
                                      -----------------------------------------------------------------
DOLALRS IN THOUSANDS                  VOLUME      RATE    NET CHANGE    VOLUME       RATE    NET CHANGE
-------------------------------------------------------------------------------------------------------
CHANGES IN INTEREST INCOME:
   Loans(1)                            $  642     $ (31)     $  611     $  (964)     $3,107     $2,143
   Repurchase agreements                1,407      (217)      1,190        (121)        332        211
   Interest-bearing deposits               (2)                   (1)          -           6          6
U.S. government agency securities           -         -           -           -           -          -
     Available for sale                 1,632         -       1,632           -           -
     Held to maturity                    (878)      214        (664)        310          15        325
-------------------------------------------------------------------------------------------------------
   Total change in interest income      2,801       (33)      2,768        (775)      3,460      2,685
-------------------------------------------------------------------------------------------------------
CHANGES IN INTEREST EXPENSE:
   Savings accounts                     1,929      (623)      1,306       2,585       2,041      4,626
   Certificates of deposit               (759)       19        (740)     (2,895)        980     (1,915)
   Money market checking                  822         -         822           -           -          -
   Other borrowings                        27         1          28           -          15         15
-------------------------------------------------------------------------------------------------------
   Total change in interest expense     2,019      (603)      1,416        (310)      3,036      2,726
-------------------------------------------------------------------------------------------------------
   Net change in net interest income   $  782     $ 570      $1,352     $  (465)     $  424     $  (41)
-------------------------------------------------------------------------------------------------------


(1) Does not include interest income which would have been earned on nonaccrual loans.

  TOTAL INTEREST INCOME

     Total interest income increased by $2.8 million or 11.6% to $26.6 million for 1996 compared to 1995, due primarily to an increase in the average interest earning asset balances of $39.7 million or 16.9%. Partially offsetting this increase was a decline in the yield on interest earning assets of 45 basis points. The overall yield on the Company's interest-earning assets decreased from 10.12% for 1995 to 9.67% for 1996.
The decrease in the yield was primarily the result of the increase in lower yielding U.S. government sponsored agency securities, compared to the Company's higher yielding loan assets. The decline in market interest rates on repurchase agreements was largely offset by increased yields in U.S. government sponsored agency securities.
     Interest income on loans increased $611,000 or 2.9% for 1996 compared to 1995. This increase was attributable to the volume increase of $5.7 million during 1996 which was partially offset by a 2 basis point decrease in the yield.
     The Company purchased a net of $83.5 million of U.S. government sponsored agency securities in 1996. The Company recorded $1.6 million in income on securities classified as available for sale yielding 6.84% for the year ending December 31, 1996. The Company held no securities within this category during 1995. The Company recorded $1.3 million in income on U.S. government sponsored agency securities classified as held to maturity yielding 7.46% for the year ending December 31, 1996. This represented a $664,000 or 34.1% decrease in interest earned as compared to the same period in 1995, due to the smaller balance of securities being held in this category during 1996. The increase in yield of 124 basis points, was due to the purchase of higher yielding securities complemented with longer term maturities during 1996 as compared with 1995.
     Interest earned on the Company's securities purchased under resale agreements increased by $1.2 million or 112% for the year ending December 31, 1996. This was due to an increase of $24.2 million in the average balance of these securities during 1996. This increase was partially offset by a 51 basis point decrease in the yield during 1996. The decrease in yield reflects the decline in market interest rates between these periods.

  TOTAL INTEREST EXPENSE

     Total interest expense for 1996 increased by $1.4 million, or 11.7%, from $12.1 million in 1995 to $13.5 million in 1996. The primary increase in interest cost resulted from an increase in the average interest bearing deposits of $38.1 million, or 17.4%, for the year ending December 31, 1996 as compared to the same period in 1995. Partially offsetting these increases was a decline in the rates paid on interest bearing liabilities during this same period. The rate paid on the Company's interest bearing liabilities declined from 5.52% to 5.26% or 26 basis points for the year ending December 31, 1996. The decline in the rates paid on the Company's interest bearing liabilities reflect the decline in market interest rates between the 1995 and 1996 periods and the substitution of lower rate money market checking accounts for higher rate paying certificates of deposit.
     Interest expense on certificates of deposit decreased by $740,000, or 17.6%, for 1996 compared to 1995, due primarily to a $13.9 million decline in the average certificates of deposits outstanding. This decline was partially offset by an increase in the rates paid on these deposits from 5.48% in 1995 to 5.51% in 1996.
     Interest expense on savings accounts increased by $1.3 million, or 16.6%, for 1996 when compared to 1995, due to a $34.8 million increase in average savings deposits for the year ended December 31, 1996. Partially offsetting this increase was a 36 basis point decrease in the rate paid on savings accounts from 5.55% for 1995 to 5.19% for 1996. The decrease in the rate paid reflects the decline in market interest rates between these periods.
     The Company introduced a money market checking product during the first quarter of 1996. The introduction of this product resulted in attracting
$20.1 million in deposits during 1996. The Company paid 4.92% on this product for the year ended December 31, 1996.
     Interest expense on other borrowings increased by $28,000, or 187% from $15,000 for the year ended December 31, 1995 to $43,000 for the same period in 1996. The increase was due primarily to an increase in borrowing by the Company during 1996.

  PROVISION FOR LOAN LOSSES

     During 1996, the Company increased its provision for loan losses to $1.9 million from $960,000 for 1995 The increase of $957,000 between 1996 and 1995 in the loan loss provision reflects the additional expense provided in June of 1996 in connection with the sale of $9.5 million in nonaccrual and TDR loans.
     Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts, thereby adversely affecting future results of operations. The calculation of the adequacy of the allowance for loan losses is based on a variety of factors, including underlying loan collateral values, delinquency trends and historical loan loss experience. Commercial real estate serves as collateral for virtually all of the Company's loan portfolio. The ratio of nonaccrual loans to total loans, net of deferred loan fees was 0.66% at December 31, 1996 and 2.53% at December 31, 1995. The ratio of the allowance for loan losses to nonaccrual loans increased to 245% at December 31, 1996 from 90% at December 31, 1995.

  NONINTEREST INCOME

     Noninterest income for the year ended December 31,1996 increased by $160,000, or 12.1% over the same period in 1995. The gain of $413,000 on investment securities for the year ended December 31, 1996 represented the final recovery on a corporate debt security that had been written off in 1994. This compares with the gain on investment securities for 1995 which included a gain of $195,000 from the sale of a collateralized mortgage obligation (CMO residual)and a recovery of $656,000 from the corporate debt security written off during 1994.
     Other noninterest income increased by $334,000, or 71.1%, as a result of increases in late fees, loan prepayment fees, and rents received on OREO properties.
     In addition, noninterest income included a $264,000 gain recorded on the sale of $28.2 million of the Company's San Francisco branch deposits in September of 1996.

 NONINTEREST EXPENSE


NONINTEREST EXPENSE ANALYSIS
------------------------------------------------------------------------------------------------------------------------------
                                                                            DOLLAR      PERCENTAGE     DOLLAR       PERCENTAGE
                                          YEAR ENDED DECEMBER 31,           CHANGE      CHANGE +/-     CHANGE       CHANGE +/-
------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                    1996       1995        1994       1996/1995     1996/1995     1995/1994      1995/1994
------------------------------------------------------------------------------------------------------------------------------
Valuation adjustment to               $   155    $   344     $ 1,719      $    (189)     -54.94%      $ (1,375)      -79.99%
  other real estate owned

Other real estate owned expense           150        203         850            (53)     -26.11%          (647)      -76.12%

Salaries and employee benefits          4,664      4,147       3,692            517       12.47%           455        12.32%

Net occupancy expense                   1,534      1,470       1,453             64        4.35%            17         1.17%

FDIC insurance premiums                    72        337         598           (265)     -78.64%          (261)      -43.65%

Credit and collections expenses            94        485       1,100           (391)     -80.62%          (615)      -95.91%

Communication and data processing         551        467         484             84       17.99%           (17)       -3.51%

Other expenses                            903      1,456       1,514           (553)     -37.98%           (58)       -3.83%
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest expense             $ 8,123    $ 8,909    $ 11,410      $    (786)      -8.82%      $ (2,501)      -21.92%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

     The valuation adjustment to OREO and other real estate owned expense during 1996 decreased due, primarily, to the stabilization of commercial real estate values in California, resulting in a decrease in write downs on foreclosed real estate property subsequent to its foreclosure.
     Salaries and employee benefits during 1996 increased as a result of the hiring of four individuals to manage the Company's newly established SBA department during the second quarter of 1996, severance packages paid to employees of the San Francisco branch which was sold in September of 1996, and employee bonuses earned in 1996 which were not earned in 1995.
     FDIC insurance premiums declined for the year ended December 31, 1996 due to a reduction of the FDIC insurance premium rates in 1996.
     Credit and collections costs during 1996 decreased as a result of the Company having fewer delinquent nonaccrual accounts in 1996 as compared to 1995.
     Other expenses during 1996 decreased partially, as a result of a reduction in the accrual of Delaware franchise taxes in the first quarter of 1996 and legal and consulting fees paid in 1995 in connection with the 1995 exchange offer of the Company's Preferred Stock.

 INCOME TAX PROVISION

     The Company's income tax provision for the year ended December 31, 1996 was $1.5 million producing an effective tax rate of 33.4%. The difference between the Company's statutory tax rate of 41.5% and its effective tax rate for the year ended December 31, 1996 was due to both the reversal of a portion of the Company's tax valuation reserve of approximately $305,000 against the Company's tax provision, as well as California tax deductions (credits) generated by the Company on loans made in special tax zones within California.
     The Company's income tax provision for 1995 was reduced by a like reduction in the Company's tax valuation reserves. The combined statutory tax provision of approximately $1.4 million representing a combined statutory tax rate of approximately 41.6% was reduced by a reduction in the Company's tax valuation reserve of approximately $1.5 million. The Company's tax valuation reserve established during 1994 was applied to the 1995 tax provision.

FINANCIAL CONDITION

 BALANCE SHEET ANALYSIS

     Total assets increased by $45.0 million to $304.1 million at December 31, 1996 from $259.1 million at December 31, 1995. The increase was partially due to the Company's purchase of U.S. government sponsored agency securities, net of maturities, totaling $83.5 million at December 31, 1996. The Company purchased these securities intending to maximize the earnings of cash held in securities purchased under resale agreements which yielded a lower return.
     Total loans increased by $13.0 million to $211.7 million from $198.7 million at December 31, 1995. The increase in loans was primarily due to 1996 loan originations of $44.4 million and fourth quarter loan purchases of $20.2 million, reduced by $48.0 million in loan payoffs, loan transfers to OREO, and loan chargeoffs. Included in the $48.0 million loan payoff figure was a bulk loan sale of $9.5 million of nonaccrual and loans classified as troubled debt restructurings. The increases in investment securities and loans were funded primarily through a reduction of $53.3 million in cash and cash equivalents, with the remainder being provided from the increased deposit balances and other borrowings.
     Total deposits increased by $32.2 million to $266.7 million at December 31, 1996 from $234.5 million at December 31, 1995. Savings accounts decreased by $15.9 million to $157.8 million at December 31, 1996. This decrease was more than offset by the increase of $20.1 million in the Company's newly introduced money market checking account and the $28.0 million increase in certificates of deposit as of December 31, 1996, when compared to the same period in 1995, despite the sale of the Company's San Francisco branch in September 1996, which resulted in the sale of $21.0 million in savings deposits, $7.2 million in time deposits, for a total sale of $28.2 million in deposit liabilities. The Company sold its San Francisco branch to reduce expenses associated with deposit gathering.
     In 1996, the Company set up borrowing lines with two brokers aggregating $50 million in availability. As of December 31, 1996, other borrowings totaled $10 million. The Company uses these lines to cover short term financing needs for loan fundings or security purchases.

--------------------------------------------------------------------------------
NONPERFORMING ASSETS

     The Company's general policy is to discontinue accrual of interest on a loan when any installment payment is 61 days or more past due or, when management otherwise determines the collectibility of principal or interest is unlikely prior to the loan becoming 61 days past due.
     Interest income on nonaccrual loans is subsequently recognized when the loan becomes contractually current. Accounts which are deemed uncollectible by management or for which no payment has been received for five months are charged off for the amount that exceeds the estimated net realizable value of the underlying real estate collateral.
     The Company's general policy is to initiate foreclosure proceedings when loans are more than 30 days past due. Some loans that are more than 30 days past due are never actually foreclosed, however, because the borrower brings the account current either before a formal notice of default is filed or before the property goes to foreclosure sale.
     On loans that are more than 60 days past due, updated third party appraisals are generally ordered to ascertain the current fair market value of the loan collateral. Between the time the updated appraisals are ordered and the time they are received, (normally about a 60 day period), management evaluates the loan collateral position to ascertain the amount of general loan loss reserves that should be allocated to the loan. Upon receipt of the third party appraisal, further general loan loss reserves are allocated, if necessary based on the estimated net realizable value of the collateral (which is calculated based on the estimated sales price of the collateral less all selling costs).
     The calculation of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and not directly tied to the level of nonperforming loans which are comprised entirely of nonaccrual loans. Therefore, changes in the amount of nonaccrual loans will not necessarily result in an associated increase or decrease in the allowance for loan losses. The ratio of nonaccrual loans to total loans, net of deferred fees was 0.65% at December 31, 1996 and 2.53% at December 31, 1995.
     Total nonperforming assets declined in 1996 from $9.3 million or 3.6% of total assets at December 31, 1995 to $4.8 million or 1.60% of total assets at December 31, 1996. The following table sets forth, by accrual status, the number and remaining balances of commercial real estate loans that were more than 30 days delinquent at December 31, 1996:


                                                                LOANS DELINQUENT AT DECEMBER 31, 1996
                                  -------------------------------------------------------------------------------------------------
                                        30-59 DAYS               60-89 DAYS            90 DAYS AND OVER         TOTAL DELINQUENT
                                  -------------------------------------------------------------------------------------------------
                                   NO.             % OF     NO.             % OF     NO.             % OF     NO.             % OF
                                   OF      LOAN    TOTAL    OF      LOAN    TOTAL    OF      LOAN    TOTAL    OF      LOAN    TOTAL
(DOLLARS IN THOUSANDS)            LOANS   AMOUNT   LOANS   LOANS   AMOUNT   LOANS   LOANS   AMOUNT   LOANS   LOANS   AMOUNT   LOANS
-----------------------------------------------------------------------------------------------------------------------------------
Commercial real estate loans:

Nonaccrual loans                   --     $ --      --      --       --      --       4     $1,386   0.65%     4     $1,386   0.65%

Loans accruing                      2       659    0.31%     1       318    0.15%    --       --       --      3        977   0.46%
-----------------------------------------------------------------------------------------------------------------------------------
Total delinquent loans              2     $ 659    0.31%     1     $ 318    0.15%     4     $1,386   0.65%     7     $2,363   1.11%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING AND RESTRUCTURED ASSETS

     The following table sets forth (a) loans accounted for on a nonaccrual basis, (b) OREO, (c) nonperforming investments and (d) loans that were "troubled debt restructurings" at the dates indicated:

NONPERFORMING AND TROUBLED DEBT RESTRUCTURING ASSETS              DECEMBER 31,
-------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                1996    1995    1994    1993    1992
-------------------------------------------------------------------------------------------
Nonaccrual loans/Commercial Real Estate Loans        $1,386  $4,985 $ 9,779 $ 5,186 $ 6,859
Other real estate owned                               3,469   4,355   5,724   9,092   8,065
-------------------------------------------------------------------------------------------
Total nonaccrual loans and OREO                       4,855   9,340  15,503  14,278  14,924
Nonperforming investments                                 -       -       -     898   1,705
-------------------------------------------------------------------------------------------
Total nonperforming assets                            4,855   9,340  15,503  15,176  16,629
Troubled debt restructurings(1)                         719   8,757   5,039   4,765       -
-------------------------------------------------------------------------------------------
Total nonaccrual loans and OREO to total assets        1.60%   3.60%   6.24%   5.89%   6.13%
Total nonperforming assets to total assets             1.60%   3.60%   6.24%   6.26%   6.83%
Allowance for loan losses to nonaccrual loans        245.30%  90.30%  82.60%  75.40%  46.60%
-------------------------------------------------------------------------------------------
(1) All troubled debt restructurings were performing in accordance with their revised terms at December 31, 1996

     For 1996 and 1995, gross interest income which would have been recorded had the nonaccrual loans been current in accordance with their original terms was $614,000 and $803,000, respectively. The amount that was recorded as interest income on such loans was $67,000 and $344,000 for 1996 and 1995, respectively.

  NONACCRUAL LOANS

     Nonaccrual loans are loans, not classified as "troubled debt restructurings" or OREO, that show little or no current payment ability. These loans are supported, however, by collateral or cash flow that support the collectibility of the Company's remaining book balance. Nonaccrual loan balances are net of any prior write-offs, but any specifically assigned general allowance for loan losses are not deducted from the nonaccrual loan balances.

     The following table represents the major components of the changes in the nonaccrual loans for the year ending December 31, 1996, 1995 and 1994:

NONACCRUAL LOAN ACTIVITY                                        YEAR ENDING
-------------------------------------------------------------------------------------------
                                                  DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
(DOLLARS IN THOUSANDS)                               1996           1995          1994
-------------------------------------------------------------------------------------------
Nonaccrual loans at beginning of period           $    4,985     $     9,779   $     5,186
   Nonaccrual loan additions                           4,675          11,835        17,045
   Loans returned to accrual status                     (630)         (5,910)       (2,342)
   Loans transferred to OREO                          (2,836)         (6,790)       (5,402)
   Loan provision/other                                    -            (566)            -
   Net loan chargeoffs                                (1,929)         (2,014)       (4,178)
   Loan payments/payoffs                              (2,879)         (1,349)         (530)
-------------------------------------------------------------------------------------------
Nonaccrual loans at end of period                      1,386           4,985         9,779
-------------------------------------------------------------------------------------------
 Net change/activity                              $   (3,599)    $    (4,794)  $     4,593
-------------------------------------------------------------------------------------------

  OTHER REAL ESTATE OWNED

     Assets classified as OREO include foreclosed real estate owned by the Company. The Company had a total of five properties in this category at December 31, 1996, totaling $3.5 million.

     Other real estate owned declined to $3.5 million at December 31, 1996, from $4.3 million at December 31, 1995, a decline of $886,000 or 20.3%. This reflects the sale of eight properties with a net balance of $3.5 million during 1996 versus $8.4 million during 1995. The Company provided loan financing in the aggregate principal amount of $247,000 for one of the properties sold during 1996. The Company is currently in sales negotiations on several of its OREO properties.

     The Company makes valuation adjustments to its OREO, based on the most recent collateral appraisal data and other relevant information which effectively reduce the book value of such assets to the estimated fair market value less selling costs of the properties. The fair value of the real estate takes into account the real estate values net of expenses such as brokerage commission, past due property taxes, property repair expenses, and other items. The estimated sale price does not necessarily reflect appraisal values which management believes, in some cases, may be higher than what could be realized in a sale of OREO. The $3.5 million balance of OREO at December 31, 1996 reflects reductions of $1.46 million from the original principal balances of the related loans, through both loan chargeoffs (prior to the properties becoming OREO) and valuation adjustments (subsequent to the properties becoming OREO). The $1.46 million of reductions is not included in the allowance for loan losses.

     The following table represents the major components of the changes in the OREO for the year ending December 31, 1996, 1995 and 1994:


OTHER REAL ESTATE OWNED ACTIVITY                         YEAR ENDING
------------------------------------------------------------------------------------------
                                       DECEMBER 31,      DECEMBER 31,         DECEMBER 31,
(DOLLARS IN THOUSANDS)                    1996              1995                  1994
------------------------------------------------------------------------------------------
OREO at beginning of period            $      4,355      $      5,724         $      9,092
   Transfers from loans                       2,836             6,790                5,402
   OREO write downs                            (155)             (344)              (1,719)
   Payments/other                               (86)              581                  (51)
   Sales of OREO properties                  (3,481)           (8,396)              (7,000)
                                       ------------      ------------         ------------
OREO balance at end of period                 3,469             4,355                5,724
                                       ------------      ------------         ------------
Net change/activity                    $       (886)     $     (1,369)        $      3,368
                                       ------------      ------------         ------------
                                       ------------      ------------         ------------


 TROUBLED DEBT RESTRUCTURINGS (TDR)

     A TDR is a loan in which the Company, for reasons related to the borrower's financial difficulties, grants a permanent concession to the borrower, such as a reduction in the loan's fully-indexed interest rate, a reduction in the face amount of the debt, or an extension of the maturity date of the loan, that the Company would not otherwise consider. At December 31, 1996, the Company had one loan in the aggregate principal amount of $719,000 that was categorized as a TDR. The TDR balance reflected in the "Nonperforming and Restructured Asset" table is net of any prior write-offs, but any specifically assigned general allowance for loan losses are not deducted from the above TDR loan balances.
     The Company recorded a charge of $125,000 in 1995, against interest income related to the TDR loans, to record the difference between the contractual rate of interest and the modified rate of interest throughout the term of the loan modification. The Company's total interest income was reduced by a net charge of $478,000 for all loans qualifying as TDRs during the year ending December 31, 1995.
     The following table represents the major components of the changes in the TDRs for the year ending December 31, 1996 and 1995:



TROUBLED DEBT RESTRUCTURING ACTIVITY                      YEAR ENDING
------------------------------------              ---------------------------
                                                  DECEMBER 31,   DECEMBER 31,
(DOLLARS IN THOUSANDS)                               1996           1995
----------------------                            ------------   ------------
TDR balance beginning of period                   $      8,757   $      5,039
   Transfers from/(to) accruing loans                     (948)         4,913
   Transfers from/(to) nonaccruing loans                  (156)         2,624
   Loan sale/loan payments                              (5,538)        (1,515)
   Net loan charge-offs/other                           (1,396)        (2,304)
                                                  ------------   ------------
TDR balance end of period                                  719          8,757
                                                  ------------   ------------
   Net change/activity                            $      8,038   $      3,718
                                                  ------------   ------------
                                                  ------------   ------------


 OTHER LOANS OF CONCERN (POTENTIAL PROBLEM LOANS)

     In addition to nonaccrual loans and TDRs, as of December 31, 1996, the Company had four loans with aggregate outstanding loan balances of $3.6 million with respect to which known information about the possible credit problems of the borrowers or the cash flows of the properties securing the loans have caused management concern about the ability of the borrowers to comply with present loan repayment terms and which may result in the future
inclusion of such loans in the nonperforming loan category.   This compares
with eight loans with aggregate outstanding loan balances of $5.0 million at December 31, 1995.

LIQUIDITY

     The Company's primary sources of funds are deposits and payments of principal and interest on loans. While maturities and scheduled principal amortization on loans are a reasonably predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by the level of interest rates, economic conditions, and competition.
     The primary lending and investment activities of the Company have generally been the origination of adjustable rate commercial real estate loans, the purchase of U.S. government sponsored agency securities, and to a
lesser extent, the purchase of short-term investment securities.   The
purchase of U.S. government sponsored agency securities and short-term investment securities provide a source of long- and short-term liquidity.
The lending and investment activities of the Company are funded primarily by principal and interest payments on loans and interest-bearing deposit growth.
     The Company maintains minimum levels of liquidity as defined by Company policy. The Company's liquidity ratio at December 31, 1996 was approximately 31%, which exceeded the 10.00% minimum required by policy.
     The Company's most liquid assets are cash, cash in banks, and short-term investments. The levels of these assets depend on the Company's operating, financing, lending and investing activities during any given period.
     Liquidity for the Company is monitored daily and evaluated monthly. Excess funds are invested in short-term investment securities, generally repurchase agreements. Additional sources of funds are available by the use of borrowing against the Company's U.S. government sponsored agency securities portfolio and secondarily by borrowing from the Federal Reserve Bank's discount window. At December 31, 1996, Pacific Crest Investment had $10.0 million in outstanding short term borrowings against its $50 million borrowing line with brokers which left $40 million in unused borrowing availability against its U.S. government sponsored agency securities. The Company had a borrowing line of $6.7 million with the Federal Reserve Bank at December 31, 1996.
     At December 31, 1996, the Company had outstanding commitments to fund adjustable rate loans of $1.6 million.
     There has been a significant decrease in the Company's holdings of cash and cash equivalents during the period ending December 31, 1996 compared to 1995. Cash and cash equivalents decreased $53.3 million to $2.8 million at December 31, 1996 from December 31, 1995. The Company experienced a decrease in savings accounts of $15.9 million, an increase of $20.1 million in money market checking deposits and an increase of certificates of deposits of $28.0 million during 1996. The Company originated and purchased $64.6 million in new commercial real estate and business loans during 1996. Off-setting these originations, the Company experienced $40.8 million in loan payoffs, and $3.8 million in loan transfers to OREO, and $3.5 million in loan chargeoffs during 1996.
     The Company on an unconsolidated basis, (the "Parent Company") has approximately $478,000 in cash and cash equivalents at December 31, 1996, which will be utilized to pay future operating expenses of the parent and possibly for future capital infusions into Pacific Crest Investment.
     Pacific Crest Investment's ability to pay dividends to the Parent Company is restricted by California state law, which requires that sufficient retained earnings are available to pay the dividend. At December 31, 1996 Pacific Crest Investment had deficit retained earnings of $358,000. Under California state law, this deficit would have to be turned into a positive figure before dividends could be paid from Pacific Crest Investment to the Parent Company.
     During 1996, 1995 and 1994, the Company originated and purchased loans of $64.6 million, $42.4 million and $16.0 million, respectively.

CAPITAL RESOURCES

     The Company's objective is to maintain a strong level of capital that will support sustained asset growth, anticipated credit risks and to ensure that regulatory guidelines and industry standards are met.
     Pacific Crest Investment is subject to certain leverage and risk-based capital adequacy standards applicable to FDIC-insured institutions. At December 31, 1996, Pacific Crest Investment was in compliance with all such requirements.
     Regulations on capital adequacy guidelines required by the FDIC are as follows. Risk-based capital consists of a core capital component (Tier I), essentially common stockholders' equity, less intangible assets and a supplemental component (Tier II), which includes the allowance for loan losses up to 1.25% of risk-weighted assets, and a system for assigning assets and off-balance sheet items to one of four risk-weighted categories. These capital standards require a minimum Tier I risk-based capital ratio of 4.00% and total risk-based capital ratio (Tier I plus Tier II) of 8.00%.

In addition to the risked-based guidelines, the FDIC requires banking organizations to maintain a minimum amount of Tier I Capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier I Capital to total assets must be 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%.

The following table sets forth Pacific Crest Investment's capital ratios as of the dates indicated:


                                                At December 31, 1996       At December 31, 1995
                                          ----------------------------  --------------------------
PACIFIC CREST INVESTMENT                  REQUIRED    ACTUAL    EXCESS  REQUIRED   ACTUAL   EXCESS
--------------------------------------------------------------------------------------------------
Leverage Capital ratio                       4.00%     7.96%     3.96%     4.00%    7.82%    3.82%
Tier I risk-based capital ratio              4.00%    10.31%     6.31%     4.00%    9.48%    5.48%
Total risk-based captial ratio               8.00%    11.56%     3.56%     8.00%   10.74%    2.74%
--------------------------------------------------------------------------------------------------


ASSET/LIABILITY MANAGEMENT

     The purpose of asset liability management is to minimize the risk of loss resulting from changes in interest rates. One method of assessing the potential risk associated with changes in the interest rates is to examine the extent to which assets and liabilities are "interest rate sensitive" and by monitoring the institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature and reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to adversely affect net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income while a positive gap would generally tend to adversely affect net interest income. At December 31, 1996, total interest-bearing liabilities maturing or repricing within one year exceeded total-interest earning assets maturing or repricing in the same period by $89.0 million, representing a positive cumulative one-year gap of 30.2%.

     To the extent consistent with its interest rate spread objectives, the Company attempts to reduce its interest rate risk and has taken a number of steps to match its interest sensitive assets and liabilities to minimize the potential negative impact of changing interest rates. The Company has focused on making adjustable rate commercial real estate loans, virtually all of which adjust quarterly.

     While the Company has written many of its loans with interest rate floors, the fully-indexed rate on the loans at December 31, 1996 were, generally, in excess (above) or equal to those interest rate floors. It may be anticipated that loans with interest rate floors will increase net interest income in a declining interest rate environment because affected loans do not reprice downward to their fully-indexed rate when interest rates fall. No assurances can be given that such will be the case, however, particularly if borrowers are able to refinance or renegotiate their loans when interest rates fall.

     The following table sets forth the interest rate sensitivity of the Company's assets and liabilities at December 31, 1996 on the basis of certain assumptions. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing timing or contractual term of the asset or liability. The Company has assumed that its savings accounts, money market accounts, and other borrowings which totaled $157.8 million, $20.1 million and $10.0 million, respectively at December 31, 1996, reprice immediately. Certificates of deposit are included in the table below at their dates of maturity.

     Certain shortcomings are inherent in the method of analysis presented in the following table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, some adjustable rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, interest rate floors on some adjustable rate loans can have the effect of increasing the net interest income as interest rates decline or, conversely, limiting net interest income as interest rates rise. Also, loan prepayments and early withdrawal of certificates of deposit could cause the interest sensitivities to vary from what appears in the table. Finally, the ability of many borrowers to service their adjustable rate debt may be adversely affected by an interest rate increase.


                                                                            AFTER        AFTER
                                                          NEXT DAY AND   THREE MONTHS   ONE YEAR
                                                            WITHIN       BUT WITHIN    BUT WITHIN     AFTER
(DOLLARS IN THOUSANDS)                      IMMEDIATELY   THREE MONTHS    ONE YEAR     FIVE YEARS    FIVE YEARS        TOTAL
------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Repurchase agreements                       $      262   $           -  $         -    $        -    $        -    $       262
Investment securities-held to maturity               -               -            -         5,000        25,960         30,960
Investment securities-available for sale             -               -            -        12,985        39,549         52,534
Total loans, net of deferred fees                1,386         156,969        6,645        19,955        26,140        211,095
------------------------------------------------------------------------------------------------------------------------------
  Total interest-earnings assets            $    1,648   $     156,969        6,645    $   37,940    $   91,649    $   294,851
------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Certificates of deposit                     $        -   $      24,140  $    42,186    $   22,500    $        -    $    88,826
Savings account                                157,789               -            -             -             -        157,789
Money market checking                           20,080                                                                  20,080
Other borrowings                                10,000                                                                  10,000
------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities        $  187,869   $      24,140  $    42,186    $   22,500    $        -    $   276,695
------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap               $ (186,221)  $     132,829  $   (35,541)   $   15,440    $   91,649
Cumulative interest rate sensitivity gap      (186,221)        (53,392)     (89,933)      (73,493)       18,156
Interest rate sensitivity gap ratio (1)            -63%             45%         -12%            5%           31%
Cumulative interest rate                             -             -18%         -30%          -25%            6%
  sensitivity gap ratio (2)
------------------------------------------------------------------------------------------------------------------------------

(1) The interest rate sensitivity gap ratio represents the interest rate sensitivity gap divided by total interest-earning assets.
(2) The cumulative interest rate sensitivity gap ratio represents the cumulative interest rate sensitivity gap divided by total interest-earning assets.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

   COMPARISONS OF FINANCIAL RESULTS
   FOR THE YEAR ENDED DECEMBER 31, 1995 AND 1994

     The Company's net income for 1995 was $3.2 million, compared to a net loss of $6.5 million for 1994. The 1995 increase in net income over 1994 of $9.7 million was primarily the result from a decrease of $7.4 million in the provision for loan losses, a decrease of $1.4 million in the valuation adjustment to other real estate owned, a decrease of $647,000 in other real estate expense, a $615,000 decrease in credit and collection expense and a decrease of $261,000 in FDIC insurance premiums. These decreases were partially offset by an increase in salaries and employee benefits of $455,000 and a decrease of $41,000 to net interest income.

 NET INTEREST INCOME

     Net interest income for 1995 was $11.7 million, a decrease of $41,000 from the prior year.

 TOTAL INTEREST INCOME

     Total interest income increased $2.7 million or 12.7% to $23.8 million for 1995 compared to 1994, due primarily to increased yields on earning assets, particularly loans, which was offset in part by a reduction in the volume of loans and repurchase agreements. The yield on the average interest-earning assets increased from 8.66% for 1994 to 10.12% for 1995. The increase in the yield was the result of an increase in market interest rates and the resulting repricing of loans during the last half of 1994.

     Interest on loans increased $2.1 million or 11.5% for 1995 compared to 1994. This increase was attributable to a 168 basis point increase in the yield on the Company's loan portfolio from 9.54% for 1994 to 11.22% for 1995.
 The increase in the yield was the result of loans repricing upward during the third and fourth quarters of 1994 and remaining unchanged during most of 1995.

     Interest earned on the U.S. Government sponsored agency securities was $1.9 million for 1995 compared to $1.6 million in 1994. The purchase of these securities during the second and third quarters of 1994 provided an alternative to investing in lower yielding repurchase agreements. The entire portfolio matured or were called by the issuing agencies during the second, third and fourth quarters of 1995. The increase in interest in the U.S. agency securities portfolio was primarily a result of maintaining approximately $5 million more in average outstandings in these securities during 1995 as compared to 1994. The yield on these securities increased from 6.17% in 1994 to 6.22% in 1995.

     Interest earned on the Company's repurchase agreement securities increased by $211,000 or 24.7% for 1995 compared to 1994. This increase was the result of the yield on these securities increasing from 4.05% in 1994 to 5.81% in 1995.

 TOTAL INTEREST EXPENSE

     Total interest expense for 1995 increased $2.7 million from 9.4 million in 1994 to $12.1 million in 1995. The increase in total interest expense in 1995 was primarily attributable to an increase in market interest rates and the upward repricing of deposits that began in the third and fourth quarters of 1994. Deposit rates remained relatively constant through most of 1995, until the fourth quarter of 1995 when market rates began to decline and deposits began to reprice downward.

     Interest on certificates of deposit decreased $1.9 million or 31.3% for 1995 compared to 1994, due primarily from a $69.0 million decline in the average certificates of deposits outstanding. This decline was partially offset by an increase in the rates paid on these deposits from 4.20% in 1994 to 5.48% in 1995. The Company did not aggressively marketed its certificate of deposit accounts and, as a result, had been able to lag interest rate increases in this product during both 1995 and 1994 which resulted in a runoff of certificates of deposits.

     Interest on savings accounts increased $4.6 million or 142.5% for 1995 when compared to 1994, due to a $62.9 million increase in average savings deposits for 1995. Also contributing to this increase was a 144 basis point increase in the average rates paid on savings accounts from 4.11% for 1994 to 5.55% for 1995.

     The Company recorded interest expense of $15,000 on other borrowings during 1995. The Company had no other borrowings during 1994.

 PROVISION FOR LOAN LOSSES

     During 1995, the Company decreased its provision for loan losses to $960,000 from $8.3 million for 1994 The decrease of $7.4 million between 1995 and 1994 in the loan provision reflects a stabilization in the collateral values supporting loans due to the improvement in the regional economy in Southern California. The erosion of collateral value, along with recession related loan defaults, resulted in the increased level of loan loss provisions during 1994. Total nonperforming assets declined in 1995 from $15.5 million or 6.2% of total assets at December 31, 1994 to $9.3 million or 3.6% of total assets at December 31, 1995.

 NONINTEREST INCOME

     Noninterest income for 1995 increased $1.7 million over 1994. Noninterest income for 1995 included a gain of $195,000 from the sale and receipt of payments on a collateralized mortgage obligation (CMO residual). The Company sold its remaining interest in its CMO residual during 1995. In addition, the Company recorded a partial recovery of $656,000 based on the cash receipts on a corporate debt security that had been written off during 1994. This compares to writedowns of $780,000 during 1994 on the Company's remaining investment securities.

     Other noninterest income increased by $66,000 compared to 1994.
Increases in late fees and loan prepayment fees accounted for these increases.

 NONINTEREST EXPENSE

     The decrease of $2.5 million in noninterest expenses during 1995 reflect an overall decrease in most of the Company's expense categories. The decreases in valuation adjustments to other real estate owned, other real estate owned expenses and credit and collection expenses are the result of the improvement in the reduction of the Company's nonearning assets and the costs associated with the collection of these accounts. The stabilization of commercial real estate values in California during 1995 resulted in the Company not having to writedown these OREO properties as aggressively in 1995 as compared to 1994. Several of the OREO properties owned during 1994 required repairs to bring them to a marketable condition. The decline in these costs also reflect the reduction in delinquent property taxes paid on OREO accounts during 1995 as compared to 1994.

     The increase in salaries and employee benefits expense resulted primarily from an increase in Company staffing in its commercial real estate marketing and operations areas due to an anticipated increases in commercial real estate lending. Also reflected in this increase were general salary increases for 1995 in addition to amount relating to severance packages paid to employees of the residential real estate lending department as a result of discontinuing the residential lending programs. The net occupancy increase includes rental increases as well as additional costs associated with the rental of space for the residential real estate department.

      Partially offsetting these increases were reductions in FDIC insurance premiums, communications and data processing expenses and other expenses. The decrease in FDIC expense reflects the refund of insurance premiums made by the FDIC in the third quarter of 1995 due to a change in the insurance rate charged for insured deposits. The FDIC reduced insurance premiums for all FDIC insured institutions effective May 1, 1995.

 INCOME TAX BENEFIT

     The Company's income tax provision for 1995 was reduced by a like reduction in the Company's tax valuation reserves. The combined statutory tax provision of approximately $1.4 million representing a combined statutory tax rate of approximately 41.6% was reduced by a reduction in the Company's tax valuation reserve of approximately $1.5 million. The Company's tax valuation reserve established during 1994 was applied to the 1995 tax provision.

--------------------------------------------------------------------------------
FINANCIAL CONDITION

 BALANCE SHEET ANALYSIS

     Total assets increased $10.6 million to $259.1 million at December 31, 1995, from $248.5 million at December 31, 1994. Loans net of deferred fees increased $14.3 million to $196.8 million at December 31, 1995 from $182.5 million at December 31, 1994. The increase in net loans reflects loan originations in excess of loan transfers to OREO and loan repayments. The Company purchased U.S. government sponsored agency securities during June 1994 building this securities portfolio to $55.2 million at December 31, 1994. During 1995, these securities matured or were called by the issuing agency with the funds reinvested primarily in repurchase agreements and loan fundings.

     Total cash and cash equivalents increased by $50.0 million to $56.2 million at December 31, 1995 from $6.2 million at December 31, 1994 primarily as a result of the liquidation of the Company's investment in U.S. sponsored agency issued securities.

     Total deposits increased by $8.1 million to $234.5 million at December 31, 1995 from $226.4 million at December 31, 1994. The Company shifted its deposit strategy during 1994, with the introduction of a competitive money market savings account that was designed to compete with higher yielding certificates of deposits. Total savings accounts increased $33.7 million to $173.7 million at December 31, 1995. Certificate of deposits decreased $25.5 million to $60.8 million at December 31, 1995.

                                                     Pacific Crest Capital, Inc.
--------------------------------------------------------------------------------
ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                        INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

CONSOLIDATED FINANCIAL STATEMENTS:

    Consolidated Balance Sheets at December 31, 1996 and 1995 . . . . . .     35
    Consolidated Statements of Operations for the years ended
      December 31, 1996, 1995, and 1994 . . . . . . . . . . . . . . . . .     36
    Consolidated Statements of Shareholders' Equity for the
      years ended December 31, 1996 and 1995. . . . . . . . . . . . . . .     37
    Consolidated Statements of Cash Flows for the years ended
      December 31, 1996, 1995 and 1994. . . . . . . . . . . . . . . . . .     38
    Notes to Consolidated Financial Statements. . . . . . . . . . . . . .  39-51
    Report of Deloitte & Touche LLP, Independent Auditors . . . . . . . .     52
    Report of Ernst & Young LLP, Independent Auditors . . . . . . . . . .     53

CONSOLIDATED BALANCE SHEETS

                                                              Pacific Crest Capital, Inc.
-----------------------------------------------------------------------------------------
                                                                           December 31
                                                                     --------------------
(DOLLARS IN THOUSANDS)                                                  1996        1995
-----------------------------------------------------------------------------------------
ASSETS
Cash                                                                 $  2,572    $  2,118
Certificates of deposit                                                    --         300
Securities purchased under resale agreements                              262      53,749
-----------------------------------------------------------------------------------------
Cash and cash equivalents                                               2,834      56,167
-----------------------------------------------------------------------------------------
U.S. Government sponsored agency securities (Note 4)
  Held to maturity, at amortized cost                                  30,960          --
  Available for sale, at market                                        52,534          --
Loans (Note 5)
  Commercial mortgage                                                 206,172     193,332
  Residential mortgage                                                  1,596       3,169
  Commercial business/other                                             3,944       2,242
-----------------------------------------------------------------------------------------
Total Loans                                                           211,712     198,743
Deduct:
  Deferred loan fees                                                      617       1,965
  Allowance for loan losses                                             3,400       4,500
-----------------------------------------------------------------------------------------
                                                                        4,017       6,465
-----------------------------------------------------------------------------------------
Net loans                                                             207,695     192,278
Accrued interest receivable                                             1,966       1,547
Prepaid expenses and other assets                                         772         219
Deferred income taxes, net (Note 10)                                    3,302       3,979
Other real estate owned (Note 6)                                        3,469       4,355
Premises and equipment, at cost, net of accumulated
  depreciation and amortization (Note 7)                                  553         564
-----------------------------------------------------------------------------------------
Total assets                                                         $304,085    $259,109
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits (Note 8):
  Saving accounts                                                    $157,789    $173,725
  Money market checking                                                20,080          --
  Certificates of deposit                                              88,826      60,785
-----------------------------------------------------------------------------------------
Total deposits                                                        266,695     234,510
Other borrowings (Note 9)                                              10,000          --
Accrued interest and other liabilities                                  2,922       2,647
-----------------------------------------------------------------------------------------
Total liabilities                                                     279,617     237,157
-----------------------------------------------------------------------------------------
Commitments and contingencies (Notes 14 and 17)
Shareholders' equity (Notes 11, 12, 13, 15 and 16):
  Common stock, $.01 par value, 10,000,000 shares authorized,
  2,959,698 shares issued and outstanding at December 31, 1996,
  2,953,748 shares issued and outstanding at December 31, 1995         27,838      27,813

Accumulated deficit                                                    (2,858)     (5,861)
Net unrealized loss on available for sale securities                     (257)         --
Common stock in treasury, at cost, 30,000 shares (Note 11)               (255)         --
-----------------------------------------------------------------------------------------
Total shareholders' equity                                             24,468      21,952
-----------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                           $304,085    $259,109
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Book value per common share (Note 15)                                $   8.35    $   7.43
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           Pacific Crest Capital, Inc.
------------------------------------------------------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 31
                                                                         -----------------------------
(DOLLARS IN THOUSANDS)                                                     1996       1955       1994
------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest on loans, including fees                                      $21,384    $20,773    $18,630
  Securities purchased under resale agreements                             2,255      1,065        854
  Certificates of deposit                                                     15         16         10
  U.S. government sponsored agency securities
    Held to maturity                                                       1,281      1,945      1,620
    Available for sale                                                     1,632         --         --
------------------------------------------------------------------------------------------------------
Total interest income                                                     26,567     23,799     21,114
------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Savings accounts                                                         9,179      7,873      3,247
  Money market checking                                                      822         --         --
  Certificates of deposit                                                  3,456      4,196      6,111
  Reverse repurchase agreements                                               43         15         --
------------------------------------------------------------------------------------------------------
Total interest expense                                                    13,500     12,084      9,358
------------------------------------------------------------------------------------------------------
Net interest income                                                       13,067     11,715     11,756
Provision for loan losses (Note 2)                                         1,917        960      8,343
------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                       11,150     10,755      3,413
NONINTEREST INCOME:
  Gain (loss) on investment securities                                       413        851       (780)
  Gain on sale of deposits                                                   264         --         --
  Other noninterest income                                                   804        470        404
------------------------------------------------------------------------------------------------------
Total noninterest income                                                   1,481      1,321       (376)
------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
  Valuation adjustments to other real estate owned (Note 6)                  155        344      1,719
  Other real estate owned expenses                                           150        203        850
  Salaries and employee benefits (Note 17)                                 4,664      4,147      3,692
  Net occupancy expenses                                                   1,534      1,470      1,453
  FDIC insurance premiums                                                     72        337        598
  Credit and collection expenses                                              94        485      1,100
  Communication and data processing                                          551        467        484
  Other expenses                                                             903      1,456      1,514
------------------------------------------------------------------------------------------------------
Total noninterest expense                                                  8,123      8,909     11,410
------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                          4,508      3,167     (8,373)
Income tax provision (benefit) (Note 9)                                    1,505        (77)    (1,914)
------------------------------------------------------------------------------------------------------
Net income (loss)                                                          3,003      3,244     (6,459)
Preferred dividends declared                                                  --       (920)    (1,104)
------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock                             $ 3,003    $ 2,324    $(7,563)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
Per Share Data (Note 15)
Primary earnings (loss) per common share                                 $  1.00    $  2.01    $ (6.88)
------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding (in thousands)                  3,004      1,158      1,100
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss) per common share                           $  1.00    $  1.20    $ (6.88)
------------------------------------------------------------------------------------------------------
Weighted average fully diluted common shares outstanding (in thousands)    3,042      2,697         --
------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                                                          Pacific Crest Capital, Inc.
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    NET
                                                                                                 UNREALIZED
                                                                                               GAIN (LOSS) ON
                                       PREFERRED STOCK          COMMON STOCK         ACCUM-      SECURITIES     TREASURY STOCK
(DOLLARS AND SHARES                    ---------------          ------------         ULATED       AVAILABLE     ----------------
IN THOUSANDS)                        SHARES      AMOUNT      SHARES      AMOUNT      DEFICIT      FOR SALE      SHARES    AMOUNT
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1993          561     $  12,843      1,099    $  14,958   $   (622)      $     -      $    -     $    -
Purchase of stock under employee
  stock purchase plan (Note 12)          -             -          3           12          -               -           -          -
Dividends on preferred stock             -             -          -            -     (1,104)              -           -          -
Net loss                                 -             -          -            -     (6,459)              -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994          561     $  12,843      1,102    $  14,970   $ (8,185)      $       -           -   $      -
------------------------------------------------------------------------------------------------------------------------------------
Dividends on preferred stock             -             -          -            -       (920)              -           -          -
Conversion of preferred stock         (561)      (12,843)     1,852       12,843          -               -           -          -
Net income                                                                            3,244               -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995            -     $       -      2,954    $  27,813   $ (5,861)      $       -           -   $      -
------------------------------------------------------------------------------------------------------------------------------------
Issuance of stock under employee
  stock purchase plan (Note 12)          -             -          6    $      25          -               -           -          -
Unrealized loss on securities
  available for sale, net of taxes       -             -          -            -          -            (257)          -          -
Purchase of treasury shares              -             -          -            -          -               -         (30)      (255)
Net income                               -             -          -            -      3,003               -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996            -             -      2,960       27,838   $ (2,858)      $    (257)        (30)  $   (255)
------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                     Pacific Crest Capital, Inc.
--------------------------------------------------------------------------------

                                                                                 YEAR ENDED DECEMBER 31
                                                                          ----------------------------------
(DOLLARS IN THOUSANDS)                                                       1996        1995       1994
------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income (loss)                                                          $  3,003    $  3,244    $ (6,459)
Adjustments to reconcile net income (loss)
  to net cash provided by operating activities:
    Recovery on investment securities                                          (413)       (851)        780
    Provision for loan loss                                                   1,917         960       8,343
    Valuation adjustment to OREO                                                155         344       1,719
    Depreciation and amortization                                               233         248         232
    Amortization of deferred loan fees                                         (907)       (588)       (853)
    Amortization/accretion of securities                                        (37)        (67)       (114)
Changes in operating assets and liabilities:
    Accrued interest receivable                                                (419)        285        (201)
    Prepaid expenses and other assets                                          (520)        254         341
    Deferred income taxes                                                       863         (79)     (1,766)
    Accrued interest and other liabilities                                      275         105         440
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     4,150       3,855       2,462
------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Purchase of U.S. government sponsored securities available for sale        (106,859)          -           -
Purchase of U.S. government sponsored securities held to maturity           (57,471)          -     (55,133)
Proceeds from U.S. government sponsored securities available for sale        53,900           -           -
Proceeds from U.S. government sponsored securities held to maturity          26,531      55,315
Proceeds from recovery on corporate bond securities                             380         851         118
Net (increase)/decrease in loans                                             (8,096)    (25,054)     13,217
Purchase of loans                                                           (20,200)          -           -
Proceeds from loan sales                                                      9,032           -           -
Purchases of equipment and leasehold improvements, net                         (222)        (59)       (235)
Proceeds from sale of other real estate owned                                 3,567       7,815       7,051
------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                         (99,438)     38,868     (34,982)
------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Preferred stock cash dividends                                                    -        (920)     (1,104)
Sale of savings deposits in connection with branch sale                     (20,989)          -           -
Sale of time deposits in connection with branch sale                         (7,202)          -           -
Net increase in money market checking                                        20,080           -           -
Net increase in savings accounts                                              5,053      33,693     110,388
Net increase/decrease in CDs                                                 35,243     (25,533)    (97,200)
Net increase in other borrowings                                             10,000           -           -
Proceeds from issuance of common stock                                           25           -          12
Purchase of treasury stock, at cost                                            (255)          -           -
------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                    41,955       7,240      12,096
------------------------------------------------------------------------------------------------------------
Net (decrease)/increase in cash and cash equivalents                        (53,333)     49,963     (20,424)
Cash and cash equivalents at beginning of period                             56,167       6,204      26,628
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                 $  2,834    $ 56,167    $  6,204
------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest                                                                  $  13,428    $ 12,165    $  9,499
Income taxes                                                              $     745    $      2    $      2
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Transfers of net loans to other real estate owned                         $   2,836    $  6,790    $  5,402
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1996                                    PACIFIC CREST CAPITAL, INC.
--------------------------------------------------------------------------------
1.  ORGANIZATION
     Pacific Crest Capital, Inc. ("the Company"), a Delaware corporation, is incorporated as a financial institution holding company and holds 100% of the stock of Pacific Crest Investment and Loan ("Pacific Crest Investment")

     Pacific Crest Investment conducts an industrial loan business in the state of California. Pacific Crest Investment is subject to regulation and supervision by the Department of Corporations of the state of California as specified in the California Industrial Loan Law, and by the Federal Deposit Insurance Corporation
(FDIC).  Deposits are insured up to $100,000 for each depositor by the FDIC.

--------------------------------------------------------------------------------
2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the Company and its wholly owned subsidiary Pacific Crest Investment. All significant intercompany transactions have been eliminated.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses for the year. Actual results in future years could differ from those estimates by management in the current year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation allowance for other real estate owned.

 LOAN INCOME

     Interest income includes interest on loans, which is recognized as earned, and amortization of loan fees. Loan fees, net of incremental direct costs are deferred and recognized by the interest method over the term of the loan.

 CASH EQUIVALENTS

     Securities purchased under resale agreements and interest earning certificates of deposit are classified as cash equivalents and are carried at cost. The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 SECURITIES PURCHASED UNDER RESALE AGREEMENTS

     The Company invests in securities purchased under resale agreements to optimize its returns on liquid assets. The Company obtains collateral for these agreements which normally consist of U.S. Government Agency and U.S. Government sponsored agency backed securities. The duration of the agreement is typically from one to 14 days, during which the collateral is held by a third-party trustee for the Company. The Company has, on occasion, purchased securities under resale agreements with maturities of up to 90 days.

 INVESTMENT SECURITIES

     The Company invests in U.S. government sponsored agency issued securities. At the date of purchase, the Company elects to segregate the security into either the held to maturity portfolio or the available for sale portfolio, depending upon management's ability and intent to hold such securities to maturity. Unrealized gains or losses on securities available for sale are reflected in a separate component of stockholders equity, net of tax effect. Income on investments is recognized using the level yield method.
Realized gains or losses on sales are recorded on a specific identification basis.

 ALLOWANCE FOR LOAN LOSSES

     The Company charges current income in amounts necessary to maintain a general allowance for loan losses deemed adequate to cover potential losses on loans. The amount of the allowance is based on management's evaluation of numerous factors including adequacy of collateral, delinquency trends and historical loss experience.

  Activity in the allowance for loan losses is as follows:

                                             YEAR ENDED DECEMBER 31
                                     ---------------------------------------
(DOLLARS IN THOUSANDS)                    1996         1995        1994
----------------------------------------------------------------------------
Balance at beginning of period          $  4,500     $  8,075    $  3,910
Provision for loan losses                  1,917          960       8,343
Purchased loan reserve                       191            -           -
Loans charged off, net                    (3,208)      (4,535)     (4,178)
----------------------------------------------------------------------------
Balance at end of period                $  3,400     $  4,500    $  8,075
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     Accounts which are deemed uncollectible by management or for which no payment has been received for five consecutive months are charged off for the amount that is not collateralized by the estimated fair value less selling costs of the underlying real estate collateral.

 INCOME ON DELINQUENT LOANS

     It is the Company's policy to suspend the recognition of income on any loan which is 61 days or more contractually delinquent. Recognition of income is generally resumed and suspended income is recognized, when the loan becomes contractually current. At December 31, 1996, 1995 and 1994, income recognition was suspended on loan balances of $1,386,000, $4,985,000 and $9,779,000, respectively.

     The amounts of contractual interest, interest recognized and interest foregone on nonaccrual loans for the years ended December 31, 1996, 1995 and 1994 are as follows:

(DOLLARS IN THOUSANDS)                        1996          1995          1994
--------------------------------------------------------------------------------
Contractual interest                        $    614     $    1,147    $  1,489
Interest recognized                               67            344         517
--------------------------------------------------------------------------------
Interest foregone                           $    547     $      803    $    972
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 DEPRECIATION AND AMORTIZATION

     Depreciation and amortization are principally provided on the straight-line method over the following estimated useful lives:

--------------------------------------------------------------------------------
Office furniture, fixtures and equipment                         3 - 8 years
Leasehold improvements                                           Life of Lease
--------------------------------------------------------------------------------

 INCOME TAXES

     Deferred tax assets and liabilities recognize the future tax consequences of differences between the financial statement amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 CURRENT ACCOUNTING PRONOUNCEMENTS

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers of financial assets and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.
This statement was adopted as of January 1, 1997, and is not expected to have a material effect on the Company's financial statements.

     Statement of Financial Accounting Standards No 123, Accounting for Stock-Based Compensation," (SFAS 123) was issued by the Financial Accounting Standards Board in October 1995. SFAS 123 provides for companies to recognize compensation expense associated with stock-based compensation plans over the anticipated service period based on the fair value of the award on the date of grant. However, SFAS 123 allows for companies to continue to measure compensation costs as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Companies electing to continue accounting for stock-based compensation plans under ABP 25 must make pro forma disclosures of net income and earnings per share in the notes to the consolidated financial statements, as if SFAS 123 had been adopted. SFAS 123 is effective for fiscal years beginning after December 15, 1995, see note 12, "Stock Purchase and Option Plans."

3.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimates are required under Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." These estimates may not represent values which would be received should these financial instruments be sold, liquidated or otherwise terminated.

     The carrying amounts and estimated fair values for certain of the Company's financial instruments at December 31, 1996 and 1995 are summarized in the following table:

                                DECEMBER 31, 1996         DECEMBER 31, 1995
                              ----------------------    ----------------------
                              CARRYING    ESTIMATED     CARRYING    ESTIMATED
(DOLLARS IN THOUSANDS)         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
------------------------------------------------------------------------------
Assets
  Cash and cash equivalents   $  2,834     $  2,834     $ 56,167     $ 56,167
  Investment securities         83,494       83,460            -            -
  Loans, net                   207,695      209,235      192,278      192,168
  Accrued interest receivable    1,966        1,966        1,547        1,547
Liabilities
  Savings accounts             157,789      157,789      173,725      173,725
  Money market checking         20,080       20,080
  Certificates of deposit       88,826       88,826       60,785       60,785
  Other borrowings              10,000       10,000            -            -
  Accrued interest payable         275          275          204          204
------------------------------------------------------------------------------

     The fair value information for financial instruments shown in the Company's balance sheet was calculated as follows:

CASH AND CASH EQUIVALENTS:

  The carrying amounts of cash and cash equivalents approximates their fair value.

INVESTMENT SECURITIES:

  Fair value is based on the quoted market price of these securities by brokers making a market for these securities.

LOANS:

  The Company established the fair market value of the loan portfolio by segregating the loan portfolio into categories by utilizing selected factors (i.e., payment history, collateral values, risk classification, cash flows) and then forecasting an estimated fair market value sale price for each of the established loan categories.

  The estimated market value of the loan portfolio includes categories of loans the Company believes would sell at par and categories of loans that would sell at a discount (0% - 60% discount).

  A significant number of the Company's variable rate loans contain "floors" or minimum interest rates. The Company's variable rate loans generally reprice on a quarterly basis. Many of these same loans also contain covenants requiring penalties for early repayment. The Company believes that loans with these characteristics, as well as being well collateralized, with no history of delinquencies, would sell at a premium. On the other hand, loans on a nonaccrual basis, or loans that have been classified due to an identified weakness even though fully secured, could normally only be sold for a discount depending on the anticipated level of ultimate recovery or the liquidation of the collateral.

  Fair value then, is based upon the estimated sales prices of these loans.

DEPOSITS:

  Fair value and carrying value are assumed to be identical due to the relatively short maturity and repricing of the savings accounts, money market checking accounts and certificates of deposit maturing within one year. Certificates of deposit maturing in excess of one year were issued at current market rates of interest rate and fair value and carrying value are assumed to be approximately identical.

ACCRUED INTEREST:

 The carrying amounts of accrued interest approximates their fair value.

OTHER BORROWINGS:

 The carrying amounts of other borrowings approximates their fair value.

     Because no conventional market exists for a significant portion of the Company's financial instruments, and because of the inherent imprecision of estimating fair values for financial instruments for which no conventional trading market exists, management believes that the fair market value estimates utilized under SFAS No. 107 should be viewed as only approximate values that the Company would receive if the Company's assets and liabilities were sold.

-------------------------------------------------------------------------------
4.  INVESTMENT SECURITIES

     U.S. government sponsored agency securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1996 were as follows:

--------------------------------------------------------------------------------------------------
                                                        AMORTIZED   GROSS UNREALIZED    ESTIMATED
(DOLLARS IN THOUSANDS)                                    COST     GAINS        LOSSES  FAIR VALUE
--------------------------------------------------------------------------------------------------
U.S. Government sponsored  agency issued securities
  Held to maturity                                       $30,960     $21          $ 55   $30,926
  Available for sale                                      52,975      11           452    52,534
--------------------------------------------------------------------------------------------------
Total investment securities                              $83,935     $32          $507   $83,460
--------------------------------------------------------------------------------------------------

     The following table reflects the scheduled maturities of securities in both the held-to-maturity portfolio and the available-for-sale portfolio at December 31, 1996:

                                 HELD-TO-MATURITY
                                    SECURITIES:
                               --------------------
                               AMORTIZED     FAIR                   AVERAGE
                                  COST       VALUE       YIELD        LIFE
------------------------------------------------------------------------------
Due from one to five years      $ 5,000     $ 5,014      7.11%      4.3 years
Due from five to ten years       14,995      14,954      7.66%      9.9 years
Due after ten years              10,965      10,958      7.75%     15.0 years
                               -----------------------------------------------
                                $30,960     $30,926      7.60%     10.8 years
                               -----------------------------------------------
                               -----------------------------------------------

                                 AVAILABLE-FOR-SALE
                                    SECURITIES:
                               --------------------
                               AMORTIZED     FAIR                   AVERAGE
                                  COST       VALUE       YIELD        LIFE
------------------------------------------------------------------------------
Due from one to five years      $13,000     $12,985      6.76%     4.3 years
Due from five to ten years       39,975      39,549      6.97%     7.6 years
                               -----------------------------------------------
                                $52,975     $52,534      6.92%     6.7 years
                               -----------------------------------------------
                               -----------------------------------------------
                                $83,935     $83,460      7.17%     8.2 years
                               -----------------------------------------------


     U.S. government sponsored agency securities carried at $11.5 million were pledged to secure other borrowings aggregating $10 million at December 31, 1996.

     Included in the financial statements for the year ending December 31, 1996 and 1995, are gross realized gains of $413,000 and $851,000, respectively, resulting from collections of the Company's previously written off corporate bond security and collateralized mortgage obligation residual, (CMO Residual) for 1995.

------------------------------------------------------------------------------
5.  LOANS

     The Company is engaged primarily in commercial real estate term lending in the state of California. Loans are principally secured by commercial real estate and are generally contractually due over periods of up to ten years.

     The maximum loan to one borrower secured by improved real property cannot exceed 20% of Pacific Crest Investment's shareholders equity at the time of funding which was $4,833,000 at December 31, 1996. Pacific Crest Investment's largest loan at December 31, 1996 was $2,992,000 which, at the time of funding, was in compliance with this regulation.

     Loans earned interest during the years ended December 31, 1996, 1995 and 1994 at rates ranging from 7.63% to 13.63%, 4.64% to 13.50% and 4.64% to
13.50%, respectively.

     The following table reflects loans classified as trouble debt restructurings (TDR) that are not accounted for or classified as a nonaccrual:

                                                                                     DECEMBER 31
                                                                        -------------------------------------------
(DOLLARS IN THOUSANDS)                                                    1996            1995            1994
-------------------------------------------------------------------------------------------------------------------
Loans classified as trouble debt restructurings net of loan fees
  and specific reserves                                                 $   719         $  8,757        $  5,039
Contractual interest on loans classified as TDR                             408            1,314           1,011
Interest earned on loans classified as TDR                                  300              961             711
Interest foregone                                                       $   105         $    353        $    300
-------------------------------------------------------------------------------------------------------------------

     Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan" addresses the accounting by creditors for impairment of certain loans. It requires that impaired loans generally be measured based on the present value of expected future cash flows discounted at the loan's effective rate unless the loan is fully collateralized. This Statement was implemented by the Company during the first quarter of 1995.
The implementation of the standard had no significant impact on the financial condition or results of operations of the Company during the year implemented.

     The recorded investment in loans considered impaired at December 31, 1996 and 1995 was $2.4 million and $13.7 million, respectively. The valuation reserve on impaired loans at December 31, 1996 and 1995 was $337,000 and $960,000, respectively. For the year ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $7.9 million and $13.5 million, respectively. Cash basis interest income recognized on those loans was immaterial.

--------------------------------------------------------------------------------
6.  OTHER REAL ESTATE OWNED

     Other real estate owned is included in the financial statements at the lower of cost or fair value less estimated selling costs and is presented net of a valuation allowance as follows:

                                                                                     DECEMBER 31
                                                                        -------------------------------------------
(DOLLARS IN THOUSANDS)                                                    1996            1995            1994
-------------------------------------------------------------------------------------------------------------------
Other real estate owned                                                 $ 3,559         $  5,243        $  7,218
Less valuation allowance                                                    (90)            (888)         (1,494)
-------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                $  3,469        $  4,355        $  5,724
-------------------------------------------------------------------------------------------------------------------

     Changes in valuation allowance are as follows:

(DOLLARS IN THOUSANDS)                                                    1996            1995            1994
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                          $    888        $  1,494        $  1,791
Valuation adjustments                                                        155             344           1,719
Net chargeoffs                                                              (953)           (950)         (2,016)
-------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                $     90        $    888        $  1,494
-------------------------------------------------------------------------------------------------------------------

7.  PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following:

                                                                                      DECEMBER 31
                                                                      -------------------------------------------
(DOLLARS IN THOUSANDS)                                                            1996            1995
-----------------------------------------------------------------------------------------------------------------
Office furniture, fixtures and equipment                                       $  1,369         $  1,484
Leasehold improvements                                                              426              480
-----------------------------------------------------------------------------------------------------------------
                                                                                  1,995            1,964
Less accumulated depreciation and amortization                                   (1,442)          (1,400)
-----------------------------------------------------------------------------------------------------------------
Net premises and equipment                                                     $    553         $    564
-----------------------------------------------------------------------------------------------------------------

December 31, 1996                                   Pacific Crest Capital, Inc.
--------------------------------------------------------------------------------
8.  INTEREST BEARING DEPOSITS

     Saving accounts include Liquidity Plus and Rate Plus accounts, which have no contractual maturity and for the years 1996, 1995 and 1994 earned interest at rates ranging from 2.48% to 5.08% per annum, 2.52% to 5.89% per annum and 2.52% to 5.13%, respectively. Certificates of deposit have maturities ranging from 30 days to five years, and for the years ended December 31, 1996, 1995 and 1994 earned interest at rates ranging from 2.96% to 6.06% per annum, 2.0% to 6.95% per annum and 2.0% to 6.78% per annum, respectively. Certificates of deposit of $100,000 or more at December 31, 1996, 1995 and 1994 were approximately $3,933,000, $1,608,000, and $2,349,000, respectively.

The approximate contractual maturities of certificates of deposit as of December 31, 1996 are as follows:

                                             CERTIFICATES OF           CERTIFICATES OF             TOTAL
                                            DEPOSIT LESS THAN         DEPOSIT OF $100,000      CERTIFICATES OF
(DOLLARS IN THOUSANDS)                          $100,000                  OR MORE                 DEPOSIT
--------------------------------------------------------------------------------------------------------------
Three months or less                        $          23,030         $             1,110      $        24,140
Over three months through twelve months                40,681                       1,505               42,186
Over one year through five years                       21,182                       1,318               22,500
--------------------------------------------------------------------------------------------------------------
Total maturities                            $          84,893         $             3,933      $        88,826
--------------------------------------------------------------------------------------------------------------

9.  OTHER BORROWINGS

     The Company has set up borrowing lines with two brokers aggregating $50 million in availability. The repayment terms on this short term debt range from one day to two weeks. The interest rate paid can vary daily, but typically approximates the federal funds rate plus 40 basis points. This debt is secured by the Company's U.S. government sponsored agency securities. The Company utilizes these lines to cover short term financing needs for loan fundings or security purchases. The balance outstanding as of December 31, 1996 was $10 million.

     The Company also maintains a line of credit with the Federal Reserve
Bank with approximately $6.7 million available for borrowing at December 31, 1996. At December 31, 1996 there were no borrowings under this line of credit. This agreement is secured by approximately $12.5 million in commercial real estate loans at December 31, 1996.

--------------------------------------------------------------------------------
10.  INCOME TAXES

     The income tax provision (benefit) consists of the following:

                                                                        -------------------------------------------
(DOLLARS IN THOUSANDS)                                                    1996            1995            1994
-------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                               $   593         $  (250)        $  (805)
  State                                                                      49            (123)              -
-------------------------------------------------------------------------------------------------------------------
                                                                            642            (373)           (805)
-------------------------------------------------------------------------------------------------------------------
Deferred:
  Federal                                                                   573             293            (766)
  State                                                                     290               3            (343)
-------------------------------------------------------------------------------------------------------------------
                                                                            863             296          (1,019)
-------------------------------------------------------------------------------------------------------------------
                                                                        $ 1,505         $   (77)        $(1,914)
-------------------------------------------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                                  DECEMBER 31,
                                                               -----------------
(DOLLARS IN THOUSANDS)                                          1996      1995
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                    $2,706    $3,193
  Other real estate owned                                          41        59
  Prepaid taxes                                                   493         -
  Unrealized loss on securities available for sale                186         -
  Reserve and accruals                                            390     1,261
                                                               ------    ------
  Total deferred tax assets                                     3,816     4,713
  Less valuation allowance                                       (386)     (512)
                                                               ------    ------
Deferred tax liabilities:
  Deferred state taxes                                           (128)     (222)
                                                               ------    ------
  Net deferred tax asset                                       $3,302    $3,979
                                                               ------    ------
                                                               ------    ------

     A reconciliation of the provision for income taxes for 1996, 1995 and 1994 at the federal tax rate of 35% to the effective tax rate is as follows:

                                                         1996     1995     1994
                                                         -----   ------   ------
Tax based on statutory tax rate                          35.0%    35.0%    35.0%
State franchise tax expense, net of federal benefit       7.3%     7.3%       -
Valuation allowance                                      -8.0%   -43.8%    12.1%
Other, net                                               -0.9%    -0.9%       -
                                                         -----   ------   ------
Effective tax rate                                       33.4%    -2.4%   -22.9%
                                                         -----   ------   ------
                                                         -----   ------   ------
--------------------------------------------------------------------------------
11.  CAPITAL STOCK

     On December 18, 1995, all 561,000 shares (100%) of the 8.75% Series A Noncumulative Convertible Preferred Stock $.01 par value was converted into Common Stock of the Company in an exchange offer initiated by the Company. Based on the exchange offer price of $7.58 per share, the 561,000 shares of Preferred Stock were converted into 1,851,300 shares of Common Stock.

     The exchange offer was made to preserve the current cash position of the Company, provide the Convertible Preferred Shareholders an incentive to exchange their shares of Convertible Preferred Stock and strengthen the Company's capital structure by reducing the number of shares of Convertible Preferred Stock outstanding.

     The Company made three scheduled Preferred Stock dividend payments of $920,000 or $1.64 per share in 1995 and $1,104,000 or $1.97 per share in 1994.

     At December 31, 1996, 10,000,000 shares of $0.01 par value Common Stock were authorized of which 2,959,698 shares were issued and outstanding.

     The Company purchased 30,000 shares of its common stock, in the open market, on July 29, 1996 at a purchase price of $8.50 per share. These shares are to be held by the Company at cost, as treasury stock. The 30,000 shares were purchased using excess cash of the Parent Company.
--------------------------------------------------------------------------------
12.  STOCK PURCHASE AND OPTION PLANS

     The 1993 Equity Incentive Plan (the "Plan") is designed to promote and advance the interests of the Company and its shareholders by enabling the Company to attract, retain and reward key employees. The Plan offers stock and cash incentive awards, as well as stock options. The maximum number of shares of common stock with respect to which awards may be granted under the Plan, were initially 150,000 shares, as of December 1993. The number of shares under the Plan are to be increased by two percent (2%) of the total issued and outstanding shares of the Company's Common Stock as of the first day of each year, beginning on January 1, 1995. The 2% per year increase of shares available under the Plan continues through the term of the Plan which expires on December 31, 2002. The maximum number of shares of Common Stock to which awards may be granted under the Plan at December 31, 1996 is 231,124, of which 222,663 stock options have been issued and were outstanding as of December 31, 1996. The number of common shares added, under the Plan, on January 1, 1997 was 59,194, increasing the cumulative number of shares that may be awarded under the Plan to 290,318 after January 1, 1997.

     The following is a summary of the activity in and outstanding employee stock options during the year ended December 31, 1996 and 1995:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                          PRICE         EXERCISE
                                           SHARES         RANGE          PRICE
--------------------------------------------------------------------------------
Outstanding at December 31, 1993
  Stock options granted                   143,426      $6.00-$7.00        6.14
  Stock options cancelled                  (1,000)               -        6.00
--------------------------------------------------------------------------------
Outstanding at December 31, 1994          142,426      $6.00-$7.00        6.14
--------------------------------------------------------------------------------
  Stock options granted                    28,470      $3.50-$5.50        4.61
  Stock options cancelled                 (10,933)               -        6.00
--------------------------------------------------------------------------------
Outstanding at December 31, 1995          159,963      $3.50-$7.00        5.90
--------------------------------------------------------------------------------
  Stock options granted                    64,500      $7.50-$8.25        7.58
  Stock options cancelled                  (1,800)               -        6.00
--------------------------------------------------------------------------------
Outstanding at December 31, 1996          222,663      $3.50-$8.25        6.37
--------------------------------------------------------------------------------

     The Employee Stock Purchase Plan allows employees to purchase shares of the Company's Common Stock at the lower of fair market value at the beginning of the Plan year or 90% of fair market value at the end of the Plan year. Employees' purchases may not exceed the lesser of $25,000 or 15% of their annual base compensation. Shares of Common Stock purchased under the Plan are not issuable until the end of the year. The maximum number of shares of Common Stock which may be issued under this plan is 33,330 shares, of which 5,950 were issued in January of 1996. The Company issued 6,921 shares of common stock on January 2, 1997 for employees participating in the Plan during the year ended December 31, 1996. There were 17,501 shares available for issuance under the plan for 1997.

     The Non-Employee Directors' Stock Purchase plan, approved by the Company's stockholders at the 1996 annual meeting will be effectively implemented by the Company in 1997. This plan allows the directors to purchase stock of the Company from proceeds of their Directors' fees.

     The following table summarizes information concerning currently outstanding and exercisable options:

                              OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                       ----------------------------------  ---------------------
                                     WEIGHTED
                                      AVERAGE    WEIGHTED               WEIGHTED
                                     REMAINING    AVERAGE                AVERAGE
        RANGE OF         NUMBER     CONTRACTUAL  EXERCISE    NUMBER     EXERCISE
    ESTIMATED PRICES   OUTSTANDING     LIFE       PRICE    EXERCISABLE   PRICE
--------------------------------------------------------------------------------
$3.50-$5.50               26,470     8.3 years     4.61         875       4.54
$6.00-$7.00              131,693     7.2 years     6.13      44,846       6.15
$7.50-$8.25               64,500     9.1 years     7.58           -          -
                       -----------  -----------  --------  -----------  --------
                         222,663     7.9 years     6.37      45,721       6.12
                       -----------  -----------  --------  -----------  --------

     The estimated fair value of options granted during 1996 and 1995 was $3.28 and $2.00 per share, respectively. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option and purchase plans. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share for the year ended December 31, 1996 and 1995 and would have been reduced to the pro forma amounts indicated below:

                                                      YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------
                                                         1996          1995
                                                      ------------------------
Net Income to Common Shareholders
   As reported                                        $   3,003     $   3,244
   Pro forma                                          $   2,957     $   3,239
Fully diluted earnings per common share
   As reported                                        $    1.00     $    1.20
   Pro forma                                          $    0.97     $    1.20
Weighted average fully diluted common shares
outstanding (in thousands)                                3,042         2,697
------------------------------------------------------------------------------
------------------------------------------------------------------------------

         The fair value of options granted under the Company's stock option plan during 1996 and 1995 were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used:

                                                        1996           1995
------------------------------------------------------------------------------

Dividend yield                                            N/A           N/A
Expected volatility                                       25%           45%
Risk free interest rate                                 6.25%         6.25%
Expected life                                         7 years       7 years
------------------------------------------------------------------------------
------------------------------------------------------------------------------

13.  DIVIDENDS

         As a Delaware corporation, Pacific Crest Capital, Inc., ("the parent"), may pay common dividends or, if applicable, preferred dividends out of surplus or, if there is no surplus, from net profits for the current and preceding fiscal year. The parent has approximately $478,000 in cash and repurchase agreements at December 31, 1996, however these funds are also necessary to pay future operating expenses of the parent and possibly for future capital infusions into Pacific Crest Investment. Pacific Crest Investment currently does not have the ability, under California state law, to pay dividends to the parent. Without dividends from Pacific Crest Investment, the parent must rely solely on existing cash and investments.

         Pacific Crest Investment's ability to pay dividends to the parent is restricted by California state law, which requires that retained earnings be available to pay the dividend. At December 31, 1996, Pacific Crest Investment had deficit retained earnings of $358,000. Under California state law, this deficit would have to be turned into a positive figure before dividends could be paid from Pacific Crest Investment to the parent. It is unlikely that Pacific Crest Investment will pay dividends to its parent prior to the third quarter of 1997.

------------------------------------------------------------------------------
14.  COMMITMENTS AND CONTINGENCIES

  LEASE COMMITMENTS

         The Company leases its office facilities. Future minimum rental payments required under operating leases that have initial and remaining noncancelable terms in excess of one year are approximately as follows as of December 31, 1996:

(DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------
1997                                                                 $     668
1998                                                                       643
1999                                                                       453
2000                                                                       193
Thereafter                                                                  75
------------------------------------------------------------------------------
TOTAL LEASE COMMITMENTS                                              $   2,032
------------------------------------------------------------------------------
------------------------------------------------------------------------------

         Certain leases contain rental escalation clauses based on increases in the Consumer Price Index and renewal options which may be exercised by the Company. Rent expense for the years ended December 31, 1996, 1995 and 1994 totaled $754,000, $757,000 and $686,000, respectively.

    UNFUNDED COMMITMENTS

         Pacific Crest Investment makes unfunded commitments with its real estate term lending activities for building and seismic improvements to property. As of December 31, 1996, Pacific Crest Investment had unfunded commitments in the real estate term loan portfolio of $1.6 million.

  LITIGATION

         There are several lawsuits and claims pending against the Company which management considers incidental to normal operation. Management, after review, including consultation with counsel, believes that the ultimate liability, if any, which could arise from these lawsuits and claims would not materially affect the financial position, results of operations or liquidity of the Company.

------------------------------------------------------------------------------
15.  COMPUTATION OF BOOK VALUE AND EARNINGS PER COMMON SHARE

         Book value per common share was calculated by dividing total shareholders' equity by the number of common shares less treasury shares outstanding at December 31, 1996 and December 31, 1995. The number of common shares outstanding was 2,929,698 at December 31, 1996 and 2,953,748 at December 31, 1995.

         The primary earnings of $1.00 and fully diluted earnings per common share of $1.00 for the year ending December 31, 1996 were determined by dividing net income for the year ending December 31, 1996 of $3,003,000 by the weighted average common shares outstanding of 3,004,000 and the weighted average fully diluted common shares outstanding of 3,042,000.

         The primary earnings per common share of $2.01 for the year ending December 31, 1995 was determined by decreasing the net income of $3,244,000 by the amount of preferred dividends declared for the year ending December 31, 1995 of $920,000, resulting in net income applicable to common stock of $2,324,000 for the year ending December 31, 1995. This amount was then divided by the weighted average common shares outstanding of 1,158,000 for the year ended December 31, 1995.

         The fully diluted earnings per common share of $1.20 for the year ending December 31, 1995 was determined by dividing the net income for the year ending December 31, 1995 of $3,244,000 by the weighted average fully diluted common shares outstanding of 2,697,000 for the year ended December 31, 1995.

------------------------------------------------------------------------------
16.  REGULATORY MATTERS AND RESTRICTIONS ON SHAREHOLDERS' EQUITY

         Pacific Crest Investment is subject to legal and regulatory requirements of the California Industrial Loan Law and the FDIC. These legal and regulatory requirements specify certain minimum capital ratios and place limits on the size and type of loans Pacific Crest Investment may make.

         The aggregate amount of thrift deposits outstanding is restricted under the California Industrial Loan Law. Industrial loan companies may be authorized to accept thrift deposits in amounts ranging from three to twenty times their restricted equity. Pacific Crest Investment has been authorized by the California Department of Corporations (DOC) to accept thrift deposits of up to 18.5 times its restricted shareholder's equity.

         Pacific Crest Investment is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the FDIC that, if undertaken, could have a direct material effect on Pacific Crest Investment's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Pacific Crest Investment must meet specific capital guidelines that involve quantitative measures of Pacific Crest Investment's assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. Pacific Crest Investment's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Pacific Crest Investment to maintain minimum amounts and ratios as set forth in the table below of total and Tier 1 capital to risk-weighted assets of $236.8 million and $212.0 million at December 31, 1996 and 1995, respectively, and of Tier 1 capital to average quarterly assets of $283.9 million and $244.5 million at December 31, 1996 and 1995, respectively. Management believes as of December 31, 1996, that Pacific Crest Investment meets all capital adequacy requirements to which it is subject.

         As of December 31, 1996, the most recent notification from the FDIC categorized Pacific Crest Investment as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Pacific Crest Investment must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

         Pacific Crest Investment's actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest-rate risk.


                                                                                                         TO BE WELL
                                                                                                      CAPITALIZED UNDER
                                                                  FOR CAPITAL                         PROMPT CORRECTIVE
                                      ACTUAL                   ADEQUACY PURPOSES                      ACTION PROVISIONS
                                 ----------------   --------------------------------------   --------------------------------------
(DOLLARS IN THOUSANDS)            AMOUNT   RATIO      AMOUNT               RATIO                AMOUNT              RATIO
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996
Total Capital
  (to risk weighted assests)     $ 27,389  11.56%   $ 18,947   Greater than or equal to 8%   $ 23,683  Greater than or equal to 10%
Tier 1 Capital
  (to risk weighted assets)      $ 24,423  10.31%   $  9,475   Greater than or equal to 4%   $ 14,210  Greater than or equal to 6%
Tier 1 Capital
  (to average quarterly assets)  $ 24,423   8.60%   $ 11,357   Greater than or equal to 4%   $ 14,196  Greater than or equal to 5%
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1995
Total Capital
  (to risk weighted assets)      $ 22,764  10.74%   $ 16,958   Greater than or equal to 8%   $ 21,198  Greater than or equal to 10%
Tier 1 Capital
  (to risk weighted assets)      $ 20,091   9.48%   $  8,479   Greater than or equal to 4%   $ 12,719  Greater than or equal to 6%
Tier 1 Capital
  (to average quarterly assets)  $ 20,091   8.22%   $  9,779   Greater than or equal to 4%   $ 12,224  Greater than or equal to 5%
-----------------------------------------------------------------------------------------------------------------------------------

         During 1996, Pacific Crest Investment was subject to a Memorandum of Understanding ("MOU") with the FDIC and the Commissioner, which imposed various covenants and restrictions on the Company. The Company's management believes it was in compliance with the MOU during 1995 and 1996. The MOU was terminated on February 5, 1997, following regulatory examinations by the FDIC and the Commission that were completed during the fourth quarter of 1996.

17.  RETIREMENT SAVINGS AND SUPPLEMENTAL BENEFIT PLANS

         Employees of Pacific Crest Investment participate in the Company's 401(k) Plan (the "Retirement Plan"). The Retirement Plan covers substantially all employees. Employees may contribute up to 15% of their salary up to a maximum of $9,240 for calendar 1994 and 1995, and $9,500 for 1996. Pacific Crest Investment matches employee contribution amounts equal to 100% of the first 6% of compensation contributed by each participant.
Amounts charged to expense under the Retirement Plan for these matching contributions were $167,000, $141,000 and $120,000 for the years ended December 31, 1996, 1995 and 1994.

         The top four executive officers of Pacific Crest Investment participated in The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan"). This plan provides for annual retirement benefits that would be payable to the executives under the plan on their normal retirement date. The plan provides for the offset for social security benefits and matching 401(k) contributions made under the Pacific Crest Capital, Inc. Retirement Plan. Offsets for social security and 401(k) matching contributions may be substantial. Amounts charged to expense under the Supplemental Plan were $94,000, $80,000 and ($3,000) for the years ended December 31, 1996, 1995 and 1994.

18.  PARENT COMPANY

     The following represents the financial statements of Pacific
Crest Capital, Inc. (parent company only) as of December 31, 1996 and 1995:


CONDENSED BALANCE SHEETS                                                                   YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                                      1996             1995
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                                     $     216         $      80
Repurchase agreements                                                                          262               786
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                      478               866
Other assets                                                                                    56                 -
Investment in Pacific Crest Investment                                                      24,165            21,291
----------------------------------------------------------------------------------------------------------------------
Total assets                                                                             $  24,699         $  22,157
----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities                                                   $     231         $     205
Common stock                                                                                27,583            27,813
Accumulated deficit                                                                         (2,858)           (5,861)
Net unrealized loss on available for sale securities                                          (257)                -
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                                        24,468            21,952
----------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                               $  24,699         $  22,157
----------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF OPERATIONS                                                         YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                                      1996             1995
----------------------------------------------------------------------------------------------------------------------
Interest income                                                                          $      26         $      70
Income from subsidiary                                                                       3,132             3,672
General and administrative expenses                                                            246               496
----------------------------------------------------------------------------------------------------------------------
Net income before taxes                                                                      2,912             3,246
Income tax benefit                                                                              91                 2
----------------------------------------------------------------------------------------------------------------------
Net income                                                                                   3,003             3,244
Preferred dividends declared                                                                     -              (920)
----------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                                                    $   3,003         $   2,324
----------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS                                                         YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                                      1996             1995
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                               $     3,003       $   3,244
Adjustments to reconcile net income to net cash used by operating activities:
   Net change to other assets and accrued expenses                                               (29)             29
   Equity in (income) from subsidiary                                                         (3,132)         (3,672)
----------------------------------------------------------------------------------------------------------------------
Net cash (used by) operating activities                                                         (158)           (399)
----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Proceeds from maturities of U.S. government sponsored agency securities                         -             323
----------------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                                          -             323
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Preferred stock cash dividends                                                                  -            (920)
   Proceeds from issuance of common stock                                                         25               -
   Purchase of treasury stock, at cost                                                          (255)              -
----------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                                           (230)           (920)
----------------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                                       (388)           (996)
Cash and cash equivalents at beginning of period                                                 866           1,862
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                               $       478       $     866
----------------------------------------------------------------------------------------------------------------------


8. QUARTERLY FINANCIAL DATA (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------

Unaudited quarterly financial data for 1996 and 1995 is as follows:
                                                                                 THREE MONTHS ENDED
                                                                                 ------------------
(DOLLARS IN THOUSANDS)                                         MARCH 31      JUNE 30      SEPTEMBER 30     DECEMBER 31
------------------------------------------------------------------------------------------------------------------------
1996:
Total interest income                                          $  6,667      $  6,563     $      6,582     $     6,755
Total interest expense                                            3,357         3,376            3,324           3,443
------------------------------------------------------------------------------------------------------------------------
Net interest income                                               3,310         3,187            3,258           3,312
Provision for loan losses                                           525           575              550             267
------------------------------------------------------------------------------------------------------------------------
Net interest income after provisions for loan losses              2,785         2,612            2,708           3,045
Noninterest income                                                  163           531              669             118
Valuation adjustment to other real estate owned                      65             5                -              85
Other real estate owned expense                                       8            15               72              55
General and administrative expenses                               1,714         1,917            2,072           2,116
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        1,161         1,206            1,233             907
Income tax provision                                                450           460              471             124
------------------------------------------------------------------------------------------------------------------------
Net income                                                     $    711      $    746     $        762      $      783
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Primary earnings per common share                              $   0.24      $   0.25     $       0.25      $     0.26
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings per common share                        $   0.24      $   0.25     $       0.25      $     0.26
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

                                                                                 THREE MONTHS ENDED
                                                                                 ------------------
(DOLLARS IN THOUSANDS)                                         MARCH 31      JUNE 30      SEPTEMBER 30     DECEMBER 31
------------------------------------------------------------------------------------------------------------------------
1995:
Total interest income                                          $  5,864      $  5,704     $      5,948     $     6,284
Total interest expense                                            2,983         2,991            2,958           3,153
------------------------------------------------------------------------------------------------------------------------
Net interest income                                               2,881         2,713            2,990           3,131
Provision for loan losses                                           171          (64)              797              56
------------------------------------------------------------------------------------------------------------------------
Net interest income after provisions for loan losses              2,710         2,777            2,193           3,075
Noninterest income                                                  125           257              817             122
Valuation adjustment to other real estate owned                      26           140               85              95
Other real estate owned expense                                      45            50               38              70
General and administrative expenses                               2,175         2,156            1,967           2,065
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                          589           688              920             969
Income tax provision (benefit)                                        1             -              (78)              -
------------------------------------------------------------------------------------------------------------------------
Net income                                                          588           688              998             969
Preferred dividends declared                                        307           307              306               -
------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                          $    281      $    381     $        692     $       696
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Primary earnings per common share                              $   0.25      $   0.35     $       0.63     $      0.73
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings per common share                        $   0.22      $   0.26     $       0.38      $     0.36
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
PACIFIC CREST CAPITAL, INC.

We have audited the accompanying consolidated balance sheet of Pacific Crest Capital, Inc. and subsidiary (the "Company") as of December 31, 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Crest Capital, Inc. and subsidiary at December 31, 1996 and the consolidated results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.




                                                    DELOITTE & TOUCHE LLP

Los Angeles, California
February 5, 1997

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
PACIFIC CREST CAPITAL, INC.

We have audited the accompanying consolidated balance sheet of Pacific Crest Capital, Inc. and subsidiary as of December 31, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Crest Capital, Inc. and subsidiary at December 31, 1995 and the consolidated results of their operations and their cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

As discussed in the Notes to Consolidated Financial Statements, in 1994 the Company changed its method of accounting for investment securities.


                                               ERNST & YOUNG LLP

Los Angeles, California
February 1, 1996

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     In March 1996, the Company terminated its engagement of Ernst & Young LLP, and retained Deloitte & Touche LLP, as its independent public accountants to audit its financial statements for the year ended December 31, 1996. The decision to terminate the Company's engagement of Ernst & Young LLP and select Deloitte & Touche LLP was unanimously recommended by the Company's Audit Committee and approved by the Company's Board of Directors. The Company has selected Deloitte & Touche LLP to serve as its independent accountants for the 1997 fiscal year.

     During the two most recent fiscal years of the Company, there were no adverse opinions, disclaimers of opinion or qualifications or modifications as to uncertainty, audit scope or accounting principles regarding the reports of Ernst & Young LLP on the Company's financial statements. There were no reportable disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                                PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     Incorporated herein by reference is the information from the section entitled "Election of Directors" from the Company's definitive Proxy Statement, to be filed with the Securities and Exchange Commission within 120 days after December 31, 1996. Reference is also made in connection with the list of Executive Officers, which is provided under Section 4(a), "Executive Officers of the Registrant".

ITEM 11.  EXECUTIVE COMPENSATION.

     Incorporated herein by reference is the information from the sections entitled "Election of Directors - Compensation of Board of Directors" and "Executive Compensation" from the Company's definitive Proxy Statement, to be filed with the Securities and Exchange Commission within 120 days after December 31, 1996.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     Incorporated herein by reference is the information from the section entitled "Beneficial Ownership of Principal Stockholders and Management" from the Company's definitive Proxy Statement, to be filed with the Securities and Exchange Commission within 120 days after December 31, 1996.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Incorporated herein by reference is the information from the section entitled "Election of Directors - Executive Compensation -Compensation Committee Interlocks and Insider Participation" and the information from the section entitled "Certain Transactions" from the Company's definitive Proxy Statement, to be filed with the Securities and Exchange Commission within 120 days after December 31, 1996.

                                  PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS ON FORM 8-K.

  (a) 1 AND 2.  FINANCIAL STATEMENTS

       The financial statements listed on the Index to Financial Statements included under "Item 8. Financial Statements and Supplemental
       Data." are filed as part of this Form 10-K. All schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the Consolidated Financial Statements and related notes.

     3.   LIST OF EXHIBITS.

NUMBER                            DESCRIPTION
------                            -----------
3(i).1   Amended and restated Certificate of Incorporation (3)
3(ii).1  Amended and restated Bylaws of Pacific Crest Capital, Inc. (3)
10.1     Form of Indemnification Agreement (4) *
10.2     Pacific Crest Capital, Inc. 1993 Equity Incentive Plan (6) (7) *
10.3     Pacific Crest Capital, Inc. Retirement Plan and Trust (4) *
10.4     1993 Employee Stock Purchase Plan (4) (8) *
10.5     Form of Split Dollar Agreement (4) *
10.6     Pacific Crest Capital, Inc. Supplemental Executive Retirement
         Plan (4) *
10.7     Form of Distribution Agreement (3)
10.8 Form of Tax Sharing Agreement between Pacific Crest Capital, Inc. and The Foothill Group, Inc. (4)
10.9 Office Lease by and between Wilshire Masterpiece, Inc. and Pacific Crest Investment and Loan, dated October 31, 1990 (Beverly Hills Branch) (5)
10.10 Office Lease between Fifth and Beech Associates and Pacific Crest Investment and Loan (San Diego Branch) (5)
10.11 Shopping Center Lease dated April 18, 1978, between Frances Sarno and Robert Sarno, as Trustees, and Le Chateau Boutiques, Inc. (Encino Branch) (5)
10.11.1 Assignment, Assumption and Consent to Assignment of Lease dated October 16, 1980, between Pacific Crest Investment and Loan, Frances Sarno and Robert Sarno, as Trustees, and Le Chateau Boutiques, Inc. (5)
10.11.2  Exercise of Option to Renew Lease dated January 23, 1990 (5)
10.12 Lease dated April 22, 1992, between The Klussman Family Trust and Pacific Crest Investment and Loan (Agoura Hills office) (5)
10.14.1  Employment Agreement between the Company and Gary Wehrle (6) *
10.14.2  Employment Agreement between the Company and Barry Otelsberg (6) *
10.14.3  Employment Agreement between the Company and Lyle Lodwick (6) *
10.14.4  Employment Agreement between the Company and Robert J. Dennen (6) *
10.14.5  Employment Agreement between the Company and Gonzalo Fernandez (9) *
10.15    1996 Non-Employee Directors' Stock Plan (10) *
21.1     Subsidiary of the Registrant (9)
23.1     Consent of Independent Auditors (1)
23.2     Consent of Independent Auditors (1)
27       Financial Data Schedule (1)
______________
* Management contracts and compensatory plan or arrangements.

(1)  Filed herewith
(2)  Reserved
(3) Incorporated herein by reference from Registrant's Amendment No. 2 to Form S-1 Registration Statement No. 33-68718, filed December 3, 1993.
(4) Incorporated herein by reference from Registrant's Amendment No. 1 to Form S-1 Registration Statement No. 33-68718, filed October 28, 1993.
(5) Incorporated herein by reference from Registrant's Form S-1 Registration Statement No. 33-68717, filed September 13, 1993.
(6) Incorporated herein by reference from Registrant's Annual Report on Form 10-K dated December 31, 1993, filed March 31, 1994.
(7) Incorporated herein by reference from Registrant's Form S-8 Registration Statement No. 33-87990 filed December 27, 1994. Pacific Crest Capital, Inc. 1993 Equity Incentive Plan.
(8) Incorporated herein by reference from Registrant's Form S-8 Registration Statement No. 33-87988 filed December 27, 1994. Pacific Crest Capital, Inc. 1995 Employee Stock Purchase Plan.
(9) Incorporated herein by reference from Registrant's Annual Report on Form 10K dated December 31, 1994 filed March 30, 1995.
(10) Incorporated herein by reference from Registrant's Form S-8 Registration Statement No. 333-23849, filed March 23, 1997. Pacific Crest Capital, Inc. 1996 Non-Employee Directors' Stock Plan.

  (b)     REPORTS ON FORM 8-K

       None.

  (c)     EXHIBITS

       See Item 14(a)(3).

                                   APPENDIX B

                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      FORM 10-Q


                                      (Mark One)


/X/   Quarterly Report Pursuant to Section 13 or 15(d) of the Securities

      Exchange Act of 1934

      For the quarterly period ended June 30, 1997

                                         or

/ /   Transition Report Pursuant to Section 13 or 15(d) of the Securities

      Exchange Act of 1934

      For the transition period from        to
                                     ------   ------

Commission file number 0-22732


                             PACIFIC CREST CAPTIAL, INC.
-------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)


          Delaware                                       95-4437818
--------------------------------              --------------------------------
(State of other jurisdiction of                        (I.R.S. Employer)
incorporation or organization)                        Identification No.)

     30343 Canwood Street
    Agoura Hills, California                                91301
--------------------------------              --------------------------------
(Address of principal executive                           (Zip Code)
 offices)

                                  (818)865-3300
-------------------------------------------------------------------------------
                 (Registrant's telephone number, including area code)

                                  Not applicable
-------------------------------------------------------------------------------
 (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                                   --    --

Number of shares outstanding of each of the issuer's classes of common stock, as of August 13, 1997.

           Title of Each Class                Number of Shares Outstanding
           -------------------                ----------------------------
       Common Stock, $.01 par value                     2,968,449

                            PACIFIC CREST CAPITAL, INC.

                                    FORM 10-Q

                                      INDEX


                                                                        Page No.

Part I - FINANCIAL INFORMATION...........................................     1

  Item I: Financial Statements...........................................     1

          Consolidated Balance Sheets....................................     1

          Consolidated Statements of Operations..........................     2

          Consolidated Statements of Shareholders' Equity................     3

          Consolidated Statements of Cash Flows..........................     4

          Notes to Consolidated Financial Statements.....................     5

 Item 2:  Management's Discussion and Analysis of Financial Condition
          and Results of Operations......................................     8

Part II - OTHER INFORMATION..............................................    24

SIGNATURES...............................................................    25

                            PACIFIC CREST CAPITAL, INC.
                            CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

-------------------------------------------------------------------------------
                                                       JUNE 30,    DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)            1997          1996
-------------------------------------------------------------------------------
ASSETS
Cash                                                  $   1,683       $   2,572
Securities purchased under resale agreements                221             262
-------------------------------------------------------------------------------
Cash and cash equivalents                                 1,904           2,834
-------------------------------------------------------------------------------
U.S. government sponsored agency securities (Note 5):
    Held to maturity, at amortized cost                  40,962          30,960
    Available for sale, at market                        95,368          52,534
Loans
    Commercial mortgage                                 221,149         206,172
    Business Loans - SBA                                  4,289           2,363
    Residential mortgage                                  1,595           1,596
    Commercial business/other                               633           1,581
-------------------------------------------------------------------------------
Total loans                                             227,666         211,712
Deferred loan fees                                          603             617
Allowance for loan losses                                 3,795           3,400
-------------------------------------------------------------------------------
Net loans                                               223,268         207,695
Accrued interest receivable                               2,958           1,966
Prepaid expenses and other assets                           914             772
Investment in joint venture                                  95               -
Deferred income taxes                                     3,197           3,302
Other real estate owned                                   1,914           3,469
Premises and equipment                                      546             553
-------------------------------------------------------------------------------
Total assets                                          $ 371,126       $ 304,085
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
    Savings accounts                                  $ 181,657       $ 157,789
    Certificates of deposit                             105,020          88,826
    Money market checking                                18,277          20,080
-------------------------------------------------------------------------------
Total deposits                                          304,954         266,695
Other borrowings                                         36,900          10,000
Accrued interest and other liabilities                    2,984           2,922
-------------------------------------------------------------------------------
Total liabilities                                       344,838         279,617
-------------------------------------------------------------------------------
Shareholders' equity (Notes 6 and 7):
  Preferred stock $.01 par value 2,000,000
   shares authorized, no shares issued and
   oustanding at June 30, 1997 and December 31, 1996
  Common stock, $.01 par value, 10,000,000
   shares authorized 2,968,449 shares issued and
   outstanding at June 30, 1997, 2,959,698 shares
   issued and outstanding at December 31, 1996           27,910          27,838
Accumulated deficit                                      (1,129)         (2,859)
Unrealized loss on securities available for sale, net      (238)           (256)
Common stock in treasury, at cost 30,000 shares            (255)           (255)
-------------------------------------------------------------------------------
Total shareholders' equity                               26,288          24,468
-------------------------------------------------------------------------------
Total liabilities and shareholders' equity            $ 371,126       $ 304,085
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Book value per common share (Note 3)                  $    8.95       $    8.35
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

                         PACIFIC CREST CAPITAL, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                                     FOR THE QUARTER ENDED      FOR THE SIX MONTHS ENDED
                                                           JUNE 30,                    JUNE 30,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)         1997          1996          1997          1996
------------------------------------------------------------------------------------------------------------
Interest income:
  Interest on loans, including fees                    $  5,960      $  5,240       $ 11,700      $ 10,922
  Securities purchased under resale agreements               23           725             27         1,672
  Certificates of deposit                                     -             4              -             8
  U.S. government sponsored agency securities
    Available for sale                                    1,307           301          2,426           301
    Held to maturity                                        873           293          1,687           327
------------------------------------------------------------------------------------------------------------
Total interest income                                     8,163         6,563         15,840        13,230
Interest expense:
    Savings accounts                                      2,325         2,343          4,434         4,807
    Certificates of deposit                               1,488           806          2,854         1,636
    Money market checking accounts                          221           227            451           290
    Other borrowings                                        355             -            604             -
------------------------------------------------------------------------------------------------------------
Total interest expense                                    4,389         3,376          8,343         6,733
------------------------------------------------------------------------------------------------------------
Net interest income                                       3,774         3,187          7,497         6,497
Provision for loan losses                                   300           575            530         1,100
------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       3,474         2,612          6,967         5,397
Noninterest income:
    Gain on investment securities                             -           350              -           350
    Other noninterest income                                349           181            450           344
------------------------------------------------------------------------------------------------------------
     Total noninterest income                               349           531            450           694
------------------------------------------------------------------------------------------------------------
Noninterest expense:
    Valuation adjustments to other real estate owned        210             5            340            70
    Other real estate owned expenses                          4            15             18            23
    Salaries and employee benefits                        1,276         1,042          2,522         2,105
    Net occupancy expenses                                  393           431            754           782
    FDIC insurance premiums                                  29            17             54            33
    Credit and collection expenses                           12            13             12            25
    Communication and data processing                       157           137            322           256
    Other expenses                                          237           277            519           430
------------------------------------------------------------------------------------------------------------
     Total noninterest expense                            2,318         1,937          4,541         3,724
------------------------------------------------------------------------------------------------------------
Income before income taxes                                1,505         1,206          2,876         2,367
Income tax provision (Note 2)                               599           460          1,146           910
------------------------------------------------------------------------------------------------------------
Net income                                             $    906     $     746       $  1,730      $  1,457
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Per share data (Note 3):
Primary earnings per common share                      $   0.30     $    0.25       $   0.57      $   0.49
------------------------------------------------------------------------------------------------------------
Weighted average common shares
 outstanding (in thousands)                               3,049         3,005          3,044         3,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Fully diluted earnings per common share                $   0.30     $    0.25       $   0.57      $   0.49
------------------------------------------------------------------------------------------------------------
Weighted average fully diluted common shares
 outstanding (in thousands)                               3,057         3,024          3,051         3,015
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.

                                       2

                        PACIFIC CREST CAPITAL, INC.
              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                               (UNAUDITED)



                                                                                          NET
                                                                                      UNREALIZED
                                                                                        LOSS ON
                                              COMMON STOCK        TREASURY STOCK      SECURITIES
                                            ----------------     -----------------     AVAILABLE      ACCUMULATED
(DOLLARS AND SHARES IN THOUSANDS)           SHARES    AMOUNT     SHARES     AMOUNT     FOR SALE         DEFICIT
-----------------------------------------------------------------------------------------------------------------
Balances at December 31,  1995               2,954   $27,813          -     $    -    $        -      $   (5,862)
-----------------------------------------------------------------------------------------------------------------
Issuance of stock under employee stock
    purchase plan                                6        25          -          -             -               -
Net changes in unrealized loss on
    securities available for sale, net of
    taxes                                        -         -          -          -          (256)              -
Purchase of treasury shares                      -         -        (30)      (255)            -               -
Net income                                       -         -          -          -             -           3,003
-----------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                2,960   $27,838        (30)     $(255)   $     (256)     $   (2,859)
-----------------------------------------------------------------------------------------------------------------
Issuance of stock under employeee stock
    purchase plan                                6        52          -          -             -               -
Issuance of stock under non-employee
    directors' stock purchase plan               2        20          -          -             -               -
Net changes in unrealized loss on
    securities available for sale, net of
    taxes                                        -         -          -          -            18               -
Net income                                       -         -          -          -             -           1,730
-----------------------------------------------------------------------------------------------------------------
Balances at June 30, 1997                    2,968   $27,910        (30)     $(255)   $     (238)       $ (1,129)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

                         PACIFIC CREST CAPITAL, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

------------------------------------------------------------------------------------------
                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
(DOLLARS IN THOUSANDS)                                              1997          1996
------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                     $    1,730    $    1,457
  Adjustments to reconcile net income
   to net cash (used in) provided by operating activities:
     Provision for loan losses                                          530         1,100
     Valuation adjustments to OREO                                      340            70
     Loss on investment in joint venture                                  5             -
     Depreciation and amortization                                      126           115
     Amortization of deferred loan fees                                (172)         (677)
     Amortization/accretion of securities                                (8)           47
  Changes in operating assets and liabilities:
     Accrued interest receivable                                       (992)         (247)
     Prepaid expenses and other assets                                 (142)         (816)
     Deferred income taxes                                               91           415
     Accrued interest and other liabilities                              62          (406)
------------------------------------------------------------------------------------------
  Net cash provided by operating activities                           1,570         1,058

INVESTING ACTIVITIES:
  Purchase of U.S. government sponsored agency securities:
    Held to maturity                                                (14,997)      (33,900)
    Available for sale                                              (55,799)      (54,590)
  Proceeds from U.S. government sponsored agency securities:
    Held to maturity                                                  5,000         8,000
    Available for sale                                               13,000        16,031
  Net (increase)/decrease in loans                                  (17,315)        5,483
  Proceeds from sale of loans                                             -         7,141
  Proceeds from sale of notes                                           600             -
  Investment in joint venture                                          (100)            -
  Purchases of equipment and leasehold improvements, net               (119)          (80)
  Proceeds from sale of other real estate owned                       1,999         2,420
------------------------------------------------------------------------------------------
  Net cash used in investing activities                             (67,731)      (49,495)

FINANCING ACTIVITIES:
  Net increase/(decrease) in certificates of deposit                 16,194        (2,308)
  Net (decrease)/increase in money market checking                   (1,803)       21,154
  Net increase in savings accounts                                   23,868        11,424
  Net increase in other borrowings                                   26,900             -
  Proceeds from the issuance of common stock                             72            25
------------------------------------------------------------------------------------------
  Net cash provided by financing activities                          65,231        30,295

Net decrease in cash and cash equivalents                              (930)      (18,142)
Cash and cash equivalents at beginning of period                      2,834        56,167
------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                       $    1,904    $   38,025
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest                                                       $    8,220    $    6,745
  Income taxes                                                   $      965    $      670
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Transfers from loans to other real estate owned                  $      657    $    1,179
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

SEE ACCCOMPANYING NOTES.

                         PACIFIC CREST CAPITAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)
                                June 30, 1997

--------------------------------------------------------------------------------
NOTE 1.   BASIS OF PRESENTATION
--------------------------------------------------------------------------------
       The interim financial statements included herein have been prepared by Pacific Crest Capital, Inc. ("Pacific Crest"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").
Pacific Crest together with its subsidiaries is referred to as the "Company". Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to SEC rules and regulations; nevertheless, the Company believes that the disclosures and information presented are adequate and, therefore, not misleading. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's latest Annual Report. In the opinion of management, all adjustments, including normal recurring adjustments necessary to present fairly the financial position of the Company with respect to the interim financial statements, and the results of its operations for the interim period ended
June 30, 1997, have been included. Certain reclassifications have been made to prior year amounts to conform to the 1997 presentation. The results of operations for interim periods are not necessarily indicative of results for the full year.
       Effective August 1, 1997, the Company's wholly owned subsidiary changed its name from Pacific Crest Investment and Loan to Pacific Crest Bank. The change is a change in name only with no changes in the charter or powers.

--------------------------------------------------------------------------------
NOTE 2.   INCOME TAXES
--------------------------------------------------------------------------------
       For the quarters ended June 30, 1997 and 1996, the Company's provision for income taxes was $599,000 and $460,000, or 39.8% and 38.1%, respectively. For the six months ended June 30, 1997 and 1996, the Company's provision for income taxes was $1,146,000 and $910,000, or 39.8% and 38.4%, respectively.
The difference between the Company's statutory tax rate of 41.5% and its effective rate for these periods is primarily due to California tax deductions (credits) generated by the Company on loans made in special tax zones within California.

--------------------------------------------------------------------------------
NOTE 3.   COMPUTATION OF BOOK VALUE AND EARNINGS PER COMMON SHARE
--------------------------------------------------------------------------------
       Book value per common share was calculated by dividing total shareholders' equity by the number of common shares outstanding at June 30, 1997 and December 31, 1996. The number of common shares outstanding was 2,968,449 at June 30, 1997 and 2,959,698 at December 31, 1996.
       The primary earnings per common share for the quarter and six months ended June 30, 1997 were determined by dividing net income of $906,000 and $1,730,000, respectively, by the weighted average common shares outstanding of 3,049,000 and 3,044,000, respectively. The fully diluted earnings per common share for the quarter and six months ended June 30, 1997, was determined by dividing net income of $906,000 and $1,730,000, respectively, by the weighted average fully diluted common shares outstanding of 3,057,000 and 3,051,000, respectively. The common shares outstanding were adjusted to reflect the number of common stock equivalents outstanding based on the number of outstanding stock options issued by the Company utilizing the treasury stock method.
     The primary earnings per common share for the quarter and six months ended June 30, 1996 were determined by dividing net income of $746,000 and $1,457,000, respectively, by the weighted average common shares outstanding of 3,005,000 and 3,000,000, respectively. The fully diluted earnings per common share for the quarter and six months ended June 30, 1996, was determined by dividing net income of $746,000 and $1,457,000, respectively, by the weighted average fully diluted common shares outstanding of 3,024,000 and 3,015,000, respectively. The common shares outstanding were adjusted to reflect the number of common stock equivalents outstanding based on the number of outstanding stock options issued by the Company utilizing the treasury stock method.
       In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" which specified this computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. The objective of SFAS No. 128 is to simplify the computation of EPS and to make the U.S. standard for computing EPS more compatible with the standards of other countries. SFAS No. 128 eliminated both the "primary" and "fully diluted" EPS and required the computation and disclosures of "basic" EPS and "diluted" EPS. SFAS No. 128 should be effective for financial statements for both interim and annual periods ending after December 15, 1997, and earlier application is not permitted. The
Company's analysis of SFAS No. 128 concluded that it would have no impact on the EPS disclosures contained herein.

--------------------------------------------------------------------------------
NOTE 4.   CONTINGENCIES
--------------------------------------------------------------------------------

LITIGATION

       As an incident to normal operations, the Company is, from time to time, named as a defendant in lawsuits, some of which seek monetary damages. Management, after review, including consultation with counsel, believes that any ultimate liability which could arise from these lawsuits and claims would not materially affect the consolidated financial position or results of operations of the Company.

--------------------------------------------------------------------------------
NOTE 5.   INVESTMENT SECURITIES
--------------------------------------------------------------------------------
U.S. government sponsored agency securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at June 30, 1997 were as follows:

--------------------------------------------------------------------------------------------------
                                                AMORTIZED      GROSS UNREALIZED        ESTIMATED
(DOLLARS IN THOUSANDS)                             COST       GAINS       LOSSES       FAIR VALUE
--------------------------------------------------------------------------------------------------
U.S. governmental sponsored agency securities
   Held to maturity                            $    40,962   $    25     $   (152)    $     40,835
   Available for sale                               95,778         5         (415)          95,368
--------------------------------------------------------------------------------------------------
Total investment securities                    $   136,740   $    30     $   (567)    $    136,203
--------------------------------------------------------------------------------------------------

The Company's security portfolio consists of Federal Home Loan Bank (FHLB) and Federal National Mortgage Association (FNMA) securities. These securities have call features that allow the issuing agency to retire (call) the security prior to its stated maturity date. The Company's security portfolio has call dates ranging between three months and four years. The Company believes that the majority of its securities will be called by the issuing agency before the final maturity date. The following table reflects the scheduled maturities of securities in both the held-to-maturity portfolio and the available-for-sale portfolio at June 30, 1997:

                                     AMORTIZED          FAIR                       AVERAGE
(DOLLARS IN THOUSANDS)                 COST             VALUE         YIELD         LIFE
--------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES:
  Due from five to ten years          $    19,997     $    19,959        7.60%     8.7 years
  Due after ten years                      20,965          20,876        7.88%    14.5 years
                                     -------------------------------------------------------
Total held-to-maturity securities:    $    40,962     $    40,835        7.75%    11.7 years
                                     -------------------------------------------------------


AVAILABLE-FOR-SALE SECURITIES
  Due from one to five years          $    15,000     $    14,930        6.74%     4.8 years
  Due from five to ten years               80,778          80,438        7.13%     7.6 years
                                     -------------------------------------------------------
Total available-for-sale securities:  $    95,778     $    95,368        7.07%     7.2 years
                                     -------------------------------------------------------

                                     -------------------------------------------------------
Total investment securities           $   136,740     $   136,203        7.27      8.5 years
                                     -------------------------------------------------------

       U.S. government sponsored agency securities carried at $38.8 million were pledged to secure other borrowings aggregating $36.9 million at June 30, 1997.

--------------------------------------------------------------------------------
NOTE 6.   CAPITAL
--------------------------------------------------------------------------------
       At June 30, 1997, 10,000,000 shares of $0.01 par value common stock were authorized of which, 2,968,449 shares were issued and outstanding. The
Company issued 6,921 shares of common stock on January 2, 1997 for employees participating in the Employee Stock Purchase Plan. The Company also issued
748 shares of common stock on January 23, 1997 and 782 shares of common stock on May 8, 1997, for the non-employee directors participating in the Non-Employee Directors' Stock Purchase Plan. The Company issued 300 shares of common stock under the Equity Incentive Plan for the six months ended June
30, 1997.
     Pacific Crest Bank is required to maintain certain minimum capital levels under federal banking law. The following table sets forth Pacific
Crest Bank's regulatory capital ratios at June 30, 1997, and December 31,
1996:

REGULATORY CAPITAL RATIOS(1)          AT JUNE 30, 1997           AT DECEMBER 31, 1996
                                ---------------------------- ----------------------------
                                ---------------------------- ----------------------------
                                 Minimum                      Minimum
                                 Required   Actual   Excess   Required   Actual   Excess
                                ---------- -------- -------- ---------- -------- --------
Leverage capital ratio(2)         4.00%     7.07%    3.07%     4.00%     7.96%    3.96%
Tier 1 risk-based capital ratio   4.00%    10.00%    6.00%     4.00%    10.31%    6.31%
Total risk-based capital ratio    8.00%    11.25%    3.25%     8.00%    11.56%    3.56%
-----------------------------------------------------------------------------------------

(1) Capital ratios of Pacific Crest Bank only.
(2) Calculation based on quarter end asset balances of Pacific Crest Bank.

--------------------------------------------------------------------------------
NOTE 7.   DIVIDENDS
--------------------------------------------------------------------------------
       As a Delaware corporation, Pacific Crest may pay common dividends out of surplus or, if there is no surplus, from net profits for the current and preceding fiscal year. Pacific Crest has approximately $233,000 in cash plus investments less current liabilities at June 30, 1997. Without dividends from Pacific Crest Bank, Pacific Crest must rely solely on existing cash and investments which total $243,000 at June 30, 1997. This amount is also necessary to pay future operating expenses and existing current liabilities of Pacific Crest, and for the future possible infusion of capital into Pacific Crest Bank.
     Pacific Crest Bank's ability to pay dividends to Pacific Crest is restricted by California state law, which requires that retained earnings are available to pay such dividends. Pacific Crest Bank had retained earnings of $1.5 million at June 30, 1997. The total amount of retained earnings is unrestricted and available for dividend payments.

ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of the major factors that influenced the consolidated financial performance of the Company for the quarter and six months ended June 30, 1997. This analysis should be read in conjunction with the Company's 1996 Annual Report on Form 10-K and with the unaudited financial statements and notes as set forth on pages 1 through 7 of this report.

     The following table sets forth certain selected financial data concerning the Company for the periods indicated:

---------------------------------------------------------------------------------------------------------
                                                                 FOR THE QUARTER ENDED
                                                ---------------------------------------------------------
(DOLLARS IN THOUSANDS)                           6/30/97     3/31/97    12/31/96     9/30/96     6/30/96
---------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
   Average loans                                $ 221,270   $ 210,606   $ 195,691   $ 183,738   $ 189,004

   Average earning assets                         342,090     316,846     276,083     273,636     279,720

   Average assets                                 348,968     325,690     282,341     282,184     287,411

   Average deposits                               297,936     280,133     254,264     256,359     262,243

   Average equity                                  25,423      24,739      24,108      23,483      22,894

PERFORMANCE RATIOS
   Return on average assets(1)                      1.04%       1.02%       1.11%       1.08%       1.04%

   Return on average common equity(1)              14.25%      13.32%      12.99%      12.98%      15.03%

   Net interest margin(2)                           4.42%       4.77%       4.77%       4.74%       4.58%

CAPITAL AND LEVERAGE RATIOS(3)
  Risk-based capital ratios:
   Tier one                                        10.00%      10.23%      10.31%      11.33%      10.90%
   Total                                           11.25%      11.48%      11.56%      12.59%      12.16%
  Leverage capital ratio(4)                         7.07%       7.36%       7.96%       8.92%       7.87%

ASSET QUALITY RATIOS
   Allowance for loan losses to total loans         1.67%       1.62%       1.61%       1.69%       1.82%

   Allowance for loan losses to nonaccrual loans  176.10%     506.98%     245.31%     192.09%      77.57%

   Total nonperforming assets to total assets(5)    1.10%       1.02%       1.60%       1.97%       2.51%
---------------------------------------------------------------------------------------------------------

(1)  Calculations based on annualized net income.
(2) Net interest margin is calculated by dividing annualized net interest income by average earning assets.
(3)  Capital ratios of Pacific Crest Bank only.
(4)  Calculation based on quarter end asset balances of Pacific Crest Bank.
(5) Nonperforming assets include nonaccrual loans and other real estate loans ("OREO") and exclude performing troubled debt restructurings.

RESULTS OF OPERATIONS

NET INTEREST INCOME ANALYSIS

     The following tables, for the quarter and six months ended June 30, 1997 and 1996, present the distribution of average assets, liabilities and shareholders' equity, the total dollar amount of interest income from average interest-earning assets, the resultant yields and the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans having a zero yield.


                                                                Quarter Ended June 30,
                                        --------------------------------------------------------------------------
                                                      1997                                    1996
                                        --------------------------------------------------------------------------
                                                    Interest     Average                    Interest      Average
                                         Average     Earned/      Yield/      Average        Earned/       Yield/
(DOLLARS IN THOUSANDS)                   Balance      Paid         Rate       Balance         Paid          Rate
------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans                                 $ 221,270   $  5,960     10.80%      $ 189,004      $  5,240       11.15%
  Repurchase agreements                     1,694         23      5.45%         55,453           729        5.29%
  U.S. government sponsored
    agency securities:
      Available for sale                   73,769      1,307      7.11%         19,306           301        6.27%
      Held to maturity                     45,357        873      7.72%         15,957           293        7.39%
------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets           342,090      8,163      9.57%        279,720         6,563        9.44%
  OREO                                      2,316                                4,391
  Other noninterest-earning assets          8,175                                8,033
  Less allowance for loan losses            3,613                                4,733
------------------------------------------------------------------------------------------------------------------
  Total assets                          $ 348,968                            $ 287,411
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
  Savings accounts                      $ 177,041   $  2,325      5.27%      $ 183,568      $  2,343        5.13%
  Certificates of deposit                 102,597      1,488      5.82%         60,158           806        5.39%
  Money market checking                    18,298        221      4.84%         18,517           227        4.93%
  Other borrowings                         24,685        355      5.77%              -             -            -
------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      322,621      4,389      5.46%        262,243         3,376        5.18%
  Non interest-bearing liabilities            924                                2,274
  Shareholders' equity                     25,423                               22,894
------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    shareholders' equity                $ 348,968                            $ 287,411
------------------------------------------------------------------------------------------------------------------
  Net interest income                               $  3,774                                $  3,187
  Net interest rate spread                                        4.11%                                     4.26%
  Net interest-earning assets           $  19,469                            $  17,477
  Net interest margin                                             4.42%                                     4.58%
  Average interest-earning assets to
    average interest-bearing liabilities              106.0%                                  106.7%
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


                                                                 Six Months Ended June 30,
                                         --------------------------------------------------------------------------
                                                       1997                                    1996
                                         --------------------------------------------------------------------------
                                                     Interest     Average                    Interest      Average
                                          Average     Earned/      Yield/      Average        Earned/       Yield/
(DOLLARS IN THOUSANDS)                    Balance      Paid         Rate       Balance         Paid          Rate
------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans                                  $ 215,968   $ 11,700     10.92%      $ 192,010      $ 10,922       11.44%
  Repurchase agreements                      1,019         27      5.34%         63,670         1,680        5.31%
  U.S. government sponsored
    agency securities:
      Available for sale                    68,746      2,426      7.12%          9,653           301        6.27%
      Held to maturity                      43,805      1,687      7.77%          9,279           327        7.09%
------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets            329,538     15,840      9.69%        274,612        13,230        9.69%
  OREO                                       2,847                                4,380
  Other noninterest-earning assets           9,318                                7,912
  Less allowance for loan losses             3,569                                4,808
------------------------------------------------------------------------------------------------------------------
  Total assets                           $ 338,134                            $ 282,096
------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
  Savings accounts                       $ 170,686   $  4,434      5.24%      $ 185,194      $  4,807        5.22%
  Certificates of deposit                   99,643      2,854      5.78%         60,070         1,636        5.48%
  Money market checking                     18,755        451      4.85%         11,845           290        4.92%
  Other borrowings                          21,437        604      5.68%              -             -            -
------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities       310,521      8,343      5.42%        257,109         6,733        5.27%
  Non interest-bearing liabilities           2,530                                2,454
  Shareholders' equity                      25,083                               22,533
------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    shareholders' equity                 $ 338,134                            $ 282,096
------------------------------------------------------------------------------------------------------------------
  Net interest income                                $  7,497                                $  6,497
  Net interest rate spread                                         4.27%                                     4.42%
  Net interest-earning assets            $  19,017                            $  17,503
  Net interest margin                                              4.59%                                     4.76%
  Average interest-earning assets to
    average interest-bearing liabilities               106.1%                                  106.8%
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

ANALYSIS OF CHANGES IN NET INTEREST INCOME AND EXPENSE

         The following tables present the dollar amount of changes in interest income and interest expense of major components of interest-earning assets and interest-bearing liabilities due to changes in outstanding balances and changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to changes due to volume and changes due to rate.

                                      --------------------------   --------------------------
                                        For the Quarter Ended       For the Six Months Ended
                                            June 30, 1997                 June 30, 1997
                                      --------------------------   --------------------------
                                        1997 compared to 1996        1997 compared to 1996
                                      Increase (decrease) due to   Increase (decrease) due to
                                      --------------------------   --------------------------
                                                         Net                          Net
(DOLLARS IN THOUSANDS)                Volume    Rate    Change     Volume    Rate    Change
----------------------------------------------------------------   --------------------------
CHANGES IN INTEREST INCOME:
  Loans                               $  873   $(153)   $  720     $ 1,314  $(536)   $   778
  Repurchase agreements                 (730)     24      (706)     (1,639)     6     (1,653)
  U.S. government agency securities:
       Available for sale                960      46     1,006       2,081     44      2,125
       Held to maturity                  565      15       580       1,327     33      1,360
----------------------------------------------------------------   --------------------------
  Total change in interest income      1,668     (68)    1,600       3,063   (453)     2,610
----------------------------------------------------------------   --------------------------
CHANGES IN INTEREST EXPENSE:
  Savings accounts                       (84)     66       (18)       (376)     3       (373)
  Certificates of deposit                611      71       682       1,129     89      1,218
  Money market checking                   (3)     (3)       (6)        166     (5)       161
  Other borrowings                       355       -       355         604      -        604
----------------------------------------------------------------   --------------------------
  Total change in interest expense       879     134     1,013       1,523     87      1,610
----------------------------------------------------------------   --------------------------
   Changes in net interest income     $  789   $(202)   $  587     $ 1,540  $(540)   $ 1,000
----------------------------------------------------------------   --------------------------

DETAILED COMPARISON OF FINANCIAL RESULTS

EARNINGS PERFORMANCE

     Net income was $906,000 (or $0.30 per common share on a fully diluted basis) for the quarter ended June 30, 1997, compared to $746,000 (or $0.25 per common share on a fully diluted basis) for the corresponding period in 1996. Net income for the six months ended June 30, 1997 was $1.7 million (or $0.57 per common share on a fully diluted basis) compared to $1.5 million (or $0.49 per common share on a fully diluted basis) for the corresponding period in 1996. The increase in net income during the quarter and six months ended June 30, 1997, was primarily the result of an increase in average interest-earning assets, and the reduced provision for loan losses, between the 1997 and 1996 periods.

NET INTEREST INCOME

     Net interest income increased by $587,000, or 18.4%, to $3.8 million for the quarter ended June 30, 1997, compared to the same period of 1996. Net interest income increased by $1.0 million, or 15.4%, to $7.5 million for the six months ended June 30, 1997, compared to the same period in 1996. The increase in net interest income during the quarter and six months ended June 30, 1997 was primarily the result of an increase of $62.4 million and $54.9 million, respectively, in the Company's average balance of interest-earning assets, between the 1997 and 1996 periods.
     The net interest rate spread is defined as the yield on interest-earning assets less the rates paid on interest-bearing liabilities. The net interest rate spread for the quarter ended June 30, 1997 and 1996 was 4.11% and 4.26%, respectively, and for the six months ended June 30, 1997 and 1996, 4.27% and 4.42%, respectively. The decline in the spread between the 1996 and 1997 periods is the result of an increase in the rates paid on interest-bearing liabilities that exceeds the increase on yields received on interest-earning assets.
    The net interest margin is defined as the difference between interest income and interest expense divided by average interest-earning assets. The net interest margin for the quarter ended June 30, 1997 and 1996, was 4.42% and 4.58%, respectively, and for the six months ended June 30, 1997 and 1996, 4.59% and 4.76%, respectively. The decline in the margin is the result of the reduced net interest rate spread, and the change in the composition of the balance sheet. Loans, the highest yielding asset, have decreased as a percentage of average interest-earning assets while the Company's holdings in the lower yielding U.S. government sponsored agency securities have increased as a percentage of average interest-earning assets. Additionally, the Company has financed a portion of these security purchases with other borrowings which, on average, cost the Company more than deposits.

TOTAL INTEREST INCOME

     Total interest income increased by $1.6 million, or 24.4%, to $8.2 million for the quarter ended June 30, 1997, and increased by $2.6 million, or 19.7%, to $15.8 million for the six months ended June 30, 1997, compared to the same periods in 1996. These increases were primarily due to increases in the average balance of interest-earning assets of $62.4 million and $54.9 million, respectively, for the quarter and six months ended June 30, 1997, over the comparable periods in 1996. The overall yields on the Company's interest-earning assets increased by 13 basis points, to 9.57% from 9.44%, for the quarter ended June 30, 1997, compared to the same period of 1996. For the six months ended June 30, 1997, the yield remained at the June 30, 1996 level of 9.69%.
     Interest income on loans increased by $720,000 to $6.0 million, a 13.7% increase for the quarter ended June 30, 1997, compared to the same period in 1996. Interest income on loans increased by $778,000 to $11.7 million, a 7.1% increase for the six months ended June 30, 1997, compared to the same period in 1996. Contributing to the increase in loan interest income was an increase of $32.3 million in average loan balances for the second quarter of 1997 compared to the second quarter of 1996, and an increase of $24.0 million in average loan balances for the six months ended June 30, 1997 compared to the first six months of 1996. Partially offsetting these increases were declines in the average yields of 35 basis points for the quarter ended June 30, 1997 and 52 basis points for the six months ended June 30, 1997, compared to the same periods in 1996. The primary reason for the decline in the overall loan portfolio yield is due to lower yielding loans being added to the portfolio subsequent to June 30, 1996. The decline in yields on new loans reflects increased competitive rate pressure in the marketplace.
     Interest earned on the Company's securities purchased under resale agreements decreased by $706,000 and $1.7 million, respectively, for the quarter and six months ended June 30, 1997, when compared to the same periods in 1996. These decreases were primarily attributable to decreases of $53.8 million and $62.7 million, respectively, in the average balances during the quarter and six months ended June 30, 1997 compared to 1996. The decline in the average balance of repurchase agreements during 1997 as compared to 1996, reflects the shift in the Company's investments to U.S. government sponsored agency securities from the lower yielding securities purchased under resale agreements. These decreases were partially offset by increases in the yield of 16 basis points for the quarter and three basis points for the six months ended June 30, 1997. These increases reflect the change in market interest rates between these periods.
     Interest income on U.S. government sponsored agency securities classified as available-for-sale increased by $1.0 million to $1.3 million for the quarter ended June 30, 1997, compared to the same period in 1996. Interest income on securities classified as available-for-sale increased by $2.1 million to $2.4 million for the six months ended June 30, 1997, compared to the same period in 1996.
     Interest income on U.S. government sponsored agency securities classified as held-to-maturity increased by $580,000 to $873,000 for the quarter ended June 30, 1997, compared to the same period in 1996. Interest income on securities classified as held-to-maturity increased by $1.4 million to $1.7 million for the six months ended June 30, 1997, compared to the same period in 1996.
     The increased interest income on U.S. government sponsored agency securities for the quarter and six months ended June 30, 1997, was primarily the result of the increase in the average balances of securities classified as available-for-sale and those classified as held-to-maturity, over the same periods in 1996 and, to a lesser extent, due to improved security yields as illustrated in the preceding table. The increased average balances reflect the Company's effort to optimize earnings by more effectively leveraging capital, with the purchase of U.S. government sponsored agency securities, and an investment shift from securities purchased under resale agreements, to the higher yielding agency securities.

TOTAL INTEREST EXPENSE

     Total interest expense for the quarter and six months ended June 30, 1997 increased by $1.0 million and $1.6 million, or 30.0% and 23.9%, respectively, compared to the same periods of 1996. The increase in interest expense resulted from an increase in the average balance of interest-bearing deposits of $60.4 million and $53.4 million, respectively, for the quarter and six months ended June 30, 1997, as compared to the same periods of 1996. Contributing to these increases, were increases in the rates paid on interest-bearing liabilities during 1997. The rates paid on the Company's interest-bearing liabilities increased from 5.18% to 5.46%, or 28 basis points, during the quarter ended June 30, 1997, and increased from 5.27% to 5.42%, or 15 basis points, for the six months ended June 30, 1997, compared to the same periods in 1996. The increases in the rates paid on the Company's interest-bearing liabilities reflect the change in market interest rates between the 1997 and 1996 periods.
     Interest expense on savings accounts decreased by $18,000 to $2.3 million for the quarter ended June 30, 1997, when compared to the same period in 1996, due to a decrease in the average balance of savings deposits. Average outstanding savings deposit balances decreased by $6.5 million for the quarter ended June 30, 1997, compared to the same period in 1996. Partially offsetting this decrease was a savings deposit rate increase of 14 basis points from 5.13% for the quarter ended June 30, 1996 to 5.27% for the quarter ended June 30, 1997.
     Interest expense on savings accounts decreased by $373,000 to $4.4 million for the six months ended June 30, 1997 when compared to the same period in 1996, due to a decrease in the average balance of savings deposits. Average outstanding savings deposit balances decreased by $14.5 million for the six months ended June 30, 1997, compared to the same period in 1996. Partially offsetting this decrease was a savings deposit rate increase of two basis points from 5.22% for the six months ended June 30, 1996 to 5.24% for the six months ended June 30, 1997.
     Interest expense on certificates of deposit increased by $682,000, or 84.6%, for the quarter ended June 30, 1997, compared to the same period in 1996, due to an increase of $42.4 million in the average balance of certificates of deposit for the quarter ended June 30, 1997, compared to the same period in 1996. Also contributing to this increase in interest expense was a 43 basis point increase on rates paid on certificates of deposit from 5.39% for the quarter ended June 30, 1996 to 5.82% for the quarter ended June 30, 1997. The increase in rates paid reflects the change in market interest rates for certificates of deposit between the 1997 and 1996 periods.
     Interest expense on certificates of deposit increased by $1.2 million, or 74.4%, for the six months ended June 30, 1997, compared to the same period in 1996, due to an increase of $39.6 million in the average balance of certificates of deposit for the six months ended June 30, 1997, compared to the same period in 1996. Contributing to this increase in interest expense was a 30 basis point increase in rates paid on certificates of deposit from 5.48% for the six months ended June 30, 1996, to 5.78% for the six months ended June 30, 1997. The increase in rates paid reflects the change in market interest rates for certificates of deposit between the 1997 and 1996 periods.
     Interest expense on money market checking decreased by $6,000 to $221,000 for the quarter ended June 30, 1997, when compared to the same period in 1996, due to a decrease in the average balance of money market checking deposits. Average outstanding money market checking balances decreased by $219,000 for the quarter ended June 30, 1997. Also, contributing to this decrease was a decrease of nine basis points in the money market checking rate.
     Interest expense on money market checking increased by $161,000 to $451,000 for the six months ended June 30, 1997, when compared to the same period in 1996, due to an increase in the average balance of money market checking deposits. Average outstanding balances increased by $6.9 million for the six months ended June 30, 1997, as compared to 1996. Partially offsetting this increase was a seven basis point decrease in the rate paid on these deposits. The Company introduced the money market checking product during the first quarter of 1996 and attracted $21 million by June 30, 1996.
     The Company posted interest expense of $355,000 and $604,000, respectively, on other borrowings during the quarter and six months ended June 30, 1997. The Company's borrowings in reverse repurchase agreements during the quarter and six months ended June 30, 1997, financed the purchase of investment securities. The Company did not utilize other borrowings during the quarter or the six months ended June 30, 1996.

PROVISION FOR LOAN LOSSES

     During the quarter ended June 30, 1997, the Company's provision for loan loss declined by $275,000 to $300,000, compared to the same period in 1996. For the six months ended June 30, 1997, the provision for loan losses declined by $570,000 to $530,000, compared to the same period in 1996. The decline in the provision is the result of management's evaluation of current portfolio loan loss exposure. Contributing to the decline in the provision was the decline in nonaccrual loans between June 30, 1996 and June 30, 1997, from $4.2 million to $2.2 million. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts, thereby adversely affecting future results of operations. The calculation of the adequacy of the allowance for loan losses is based on several factors, including underlying loan collateral values, delinquency trends and historical loan loss experience. The ratio of nonaccrual loans to total loans was 0.95% at June 30, 1997 and 0.66% at December 31, 1996. The ratio of the allowance for loan losses to nonaccrual loans was 176% at June 30, 1997 and 245% at December 31, 1996. The allowance for loan losses as a percentage of loans stood at 1.67% at June 30, 1997, compared to 1.61% at December 31, 1996.

NONINTEREST INCOME

     Noninterest income for the quarter and six months ended June 30, 1997 decreased by $182,000 and $244,000, respectively, compared to the same periods in 1996. The major components of noninterest income include late fees and loan prepayment fees. The decrease for the quarter and six months ended June 30, 1997, is due to a recovery of $350,000, during the second quarter of 1996, on a corporate debt security that had been written off during 1994.

NONINTEREST EXPENSE

     The following table sets forth certain information with respect to the Company's noninterest expenses for the quarter and six months ended June 30, 1997 and 1996:


                                      ----------------------------------------------------------------------
                                            FOR THE QUARTER ENDED                FOR THE SIX MONTHS ENDED
                                                     JUNE 30                              JUNE 30
                                      ----------------------------------------------------------------------
                                           AMOUNTS            CHANGE            AMOUNTS           CHANGE
DOLLARS IN THOUSANDS                    1997      1996      $       %        1997     1996       $      %
------------------------------------------------------------------------------------------------------------
Valuation adjustments to OREO         $  210    $    5    $205    4100%    $  340    $   70    $270    386%
Other real estate owned expense            4        15     (11)    -73%        18        23      (5)   -22%
Salaries and employee benefits         1,276     1,042     234      22%     2,522     2,105     417     20%
Net occupancy expenses                   393       431     (38)     -9%       754       782     (28)    -4%
FDIC insurance premiums                   29        17      12      71%        54        33      21     64%
Credit and collections expenses           12        13      (1)     -8%        12        25     (13)   -52%
Communication and data processing        157       137      20      15%       322       256      66     26%
Other expenses                           237       277     (40)    -14%       519       430      89     21%
------------------------------------------------------------------------------------------------------------
Total noninterest expense             $2,318    $1,937    $381      20%    $4,541    $3,724    $817     22%
------------------------------------------------------------------------------------------------------------



     Noninterest expense for the quarter and six months ended June 30, 1997 increased by $381,000 and $817,000, respectively, compared to the same periods in 1996. These changes are detailed on the table above and significant changes in noninterest expense are described below.
     The valuation adjustment to OREO for the quarter and six months ended June 30, 1997, increased by $205,000 and $270,000, respectively, compared to the same periods in 1996. The increases were the result of the Company recording partial write downs on two OREO properties during 1997.
     Salaries and employee benefits for the quarter and six months ended June 30, 1997 increased by $234,000 and $417,000, respectively, compared to the same periods in 1996. These increases were primarily the result of marketing and administrative bonus accruals of $164,000 and $284,000 for the quarter and six months ended June 30, 1997, compared to $15,000 and $64,000, respectively, during the same periods in 1996. In addition, the Company established a SBA lending department during the second and third quarters of 1996, which was fully staffed for all of 1997. The Company also provided an approximate 4% salary increase to most employee base salaries in January of 1997.
     Communication and data processing expense for the quarter and six months ended June 30, 1997, increased by $20,000 and $66,000, respectively, compared to the same periods in 1996. These increases were primarily the result of the Company's establishment of the SBA lending department during the second and third quarters of 1996, which increased communication and telephone usage.
     Other expenses for the quarter ended June 30, 1997, decreased by $40,000 compared to the same period in 1996, due to a recovery of loan servicing expenses during the second quarter of 1997. Other expenses for the six months ended June 30, 1997, increased by $89,000 compared to the same period in 1996, due to an increase in advertising expense during 1997 and a reduction in the accrual for Delaware franchise taxes, which occurred in the second quarter of 1996.

INCOME TAX PROVISION

     For the quarters ended June 30, 1997 and 1996, the Company's provision for income taxes was $599,000 and $460,000, or 39.8% and 38.1%, respectively. For the six months ended June 30, 1997 and 1996, the Company's provision for income taxes was $1,146,000 and $910,000, or 39.8% and 38.4%, respectively. The difference between the Company's statutory tax rate of 41.5% and its effective rate for these periods is primarily due to California tax deductions (credits) generated by the Company on loans made in special tax zones within California.

FINANCIAL CONDITION

     Total assets of the Company increased to $371.1 million at June 30, 1997 from $304.1 million at December 31, 1996, a $67.0 million increase. This increase reflects the purchase of approximately $52.8 million of investment securities, net of maturities, sales and calls, and $15.9 million of loan originations, net of loan maturities and payoffs, during the first six months of 1997. The Company funded this asset growth by increasing its interest-bearing liabilities by $65.2 million to $341.9 million at June 30, 1997 from $276.7 million at December 31, 1996. The increase in interest-bearing liabilities reflects an increase in deposits of $38.3 million, primarily due to the growth in the Company's savings account balances that grew $23.9 million and certificates of deposit balances that grew $16.2 million during the six months ended June 30, 1997. Other borrowings were increased by $26.9 million to $36.9 million during the six months ended June 30, 1997.
     Loans, net of deferred fees and the allowance for loan losses, increased by $15.6 million to $223.3 million at June 30, 1997, from $207.7 million at December 31, 1996. The Company originated $29.0 million in new real estate and business loans during the first six months ended June 30, 1997. Off-setting these originations, the Company experienced $12.8 million in loan payoffs, $1.1 million in gross loan transfers prior to write-offs to OREO and $152,000 in actual loan write-offs during the six months ended June 30, 1997.

LOAN PORTFOLIO

     Pacific Crest Bank focuses its lending activities on commercial real estate loans to individuals and small businesses. At June 30, 1997, $221.1 million, or 97.1%, of Pacific Crest Bank's loans consisted of loans secured by commercial real estate. Commercial real estate loans are generally made for terms between one to ten years at adjustable rates of interest, with interest floors. Virtually all of Pacific Crest Bank's adjustable rate commercial real estate loans adjust quarterly. The following table sets forth certain information regarding the real property collateral securing Pacific Crest Bank's commercial real estate loans at June 30, 1997:

                                                       At June 30, 1997
                                               --------------------------------
                                                                Average Percent
                                               Number             Loan    of
(DOLLARS IN THOUSANDS)                        of Loans  Amount    Size   Total
-------------------------------------------------------------------------------
Industrial-manufacturing                          19   $ 11,411   $601    5.16%
Industrial-warehouse                              35     19,216    549    8.69%
Industrial-multi-use                              20     12,365    618    5.59%
                                               --------------------------------
   Total loans secured by industrial buildings    74     42,992    581   19.44%
                                               --------------------------------
Medical-other                                      1        794    794    0.36%
Medical-office buildings                          13      8,633    664    3.90%
                                               --------------------------------
   Total loans secured by medical buildings       14      9,427    673    4.26%
                                               --------------------------------
Retail-strip centers                              85     67,402    793   30.48%
Auto repair facilities                            25     10,727    429    4.85%
Motel and hotel                                   16     11,397    712    5.15%
Retail and office use                             33     24,514    743   11.08%
Restaurants                                       25     12,272    491    5.55%
Grocery and supermarket                            4      1,751    438    0.79%
Recording studio                                   3      1,791    597    0.81%
Self storage                                       1        840    840    0.38%
Single retail properties                          16      7,940    496    3.59%
Retail and office units                           15      9,057    604    4.10%
Retail and residential                             6      3,577    596    1.62%
Retail and industrial                              3      2,171    724    0.98%
Land                                               2        409    205    0.18%
Construction strip center                          1        725    725    0.33%
Other miscellaneous                               29     14,157    488    6.41%
                                               --------------------------------
   Total retail and other collateral             264    168,730    639   76.30%
                                               --------------------------------
                                               --------------------------------
   Total commercial real estate mortgage loans   352    221,149   $628  100.00%
                                               --------------------------------

     As of June 30, 1997, Pacific Crest Bank's real estate commercial loans were geographically distributed as follows:

                                                       At June 30, 1997
                                              ---------------------------------
                                              NUMBER   OUTSTANDING     % TO
                                                OF     BALANCES AT     TOTAL
(DOLLARS IN THOUSANDS)                        LOANS   JUNE 30, 1997 OUTSTANDING
-------------------------------------------------------------------------------
SOUTHERN CALIFORNIA COUNTIES
Los Angeles                                     184     $ 108,474      49.05%
Orange                                           48        35,378      16.00%
San Diego                                        23        16,294       7.37%
Ventura                                          11         5,550       2.51%
Riverside                                         9         4,701       2.13%
San Bernadino                                     7         4,439       2.01%
Kern                                              3         1,689       0.76%
Santa Barbara                                     1            96       0.04%
                                                ----    ----------    --------
Total Southern California Counties              286     $ 176,621      79.87%
                                                ----    ----------    --------
NORTHER CALIFORNIA COUNTIES
Santa Clara                                      12     $   8,408       3.80%
Sacramento                                        8         6,108       2.76%
Contra Costa                                      7         4,204       1.90%
Alameda                                           6         3,087       1.40%
San Francisco                                     6         6,312       2.85%
San Mateo                                         6         3,160       1.43%
Fresno                                            3         3,467       1.57%
Monterey                                          2         1,332       0.60%
Merced                                            2           477       0.21%
Other                                             9         5,960       2.70%
                                                ----    ----------    --------
Total Northern California Counties               61     $  42,515      19.22%
                                                ----    ----------    --------
Washington                                        3           371       0.17%
Oregon                                            2         1,642       0.74%
                                                ----    ----------    --------
Total commercial real estate mortgage loans     352     $ 221,149     100.00%
                                                ----    ----------    --------

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses at June 30, 1997 increased by $395,000 from the level at December 31, 1996, and represents 1.67% of outstanding loans at June 30, 1997. The slight increase in the general loan loss allowance from $3.4 million at year end 1996 to $3.8 million at June 30, 1997 reflects net charge-offs of $135,000 offset by the addition of $530,000 in loan loss provision. Management believes that the allowance for loan losses at June 30, 1997 was adequate to absorb known and inherent risks in the loan portfolio.

     Management reviews the adequacy of the allowance for loan losses on a quarterly basis. Management utilizes its best judgement in providing for possible loan losses and establishing the allowance for loan losses. However, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. In addition, regulatory agencies as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgement of the information available to them at the time of their examination.

     Adverse economic conditions or a declining real estate market in California could adversely affect Pacific Crest Bank's borrowers' abilities to contractually repay their loans. A decline in the California economy could result in deterioration in the quality of the loan portfolio and could result in high levels of nonperforming assets and charge-offs, which would adversely affect the financial condition and results of operations of the Company.

     The following table sets forth certain information with respect to the Company's allowance for loan losses and valuation adjustment to OREO as of the dates or for the periods indicated:



                                                                   AT OR FOR THE SIX MONTHS
                                                                         ENDED JUNE 30,
(DOLLARS IN THOUSANDS)                                              1997               1996
----------------------------------------------------------------------------------------------
Balance at beginning of period:                                   $   3,400        $    4,500
Commercial real estate mortgages:
Charge-offs                                                            (152)           (2,466)
Recoveries                                                               17               158
Provision for loan losses:                                              530             1,100
----------------------------------------------------------------------------------------------
Balance at end of period:                                         $   3,795        $    3,292
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
Allowance for loan losses as a % of loans                             1.67%             1.82%
Net loan charge-offs                                              $     135        $    2,308
Valuation adjustment to OREO                                            340                70
----------------------------------------------------------------------------------------------
Total net loan charge-offs & OREO valuation adjustment            $     475        $    2,378
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

NONPERFORMING AND RESTRUCTURED ASSETS

     The following table sets forth loans accounted for on a nonaccrual basis, OREO and loans that were impaired due to the loans being restructured at the dates indicated:



                                                                   JUNE 30,        DECEMBER 31,
(DOLLARS IN THOUSANDS)                                              1997               1996
----------------------------------------------------------------------------------------------
Nonaccrual loans                                                  $   2,155        $    1,386
OREO                                                                  1,914             3,469
----------------------------------------------------------------------------------------------
Total nonaccrual loans and OREO                                   $   4,069        $    4,855
----------------------------------------------------------------------------------------------
Total nonperforming assets to total loans and OREO                    1.78%             2.26%
----------------------------------------------------------------------------------------------
Total nonperforming assets to total assets                            1.10%             1.60%
----------------------------------------------------------------------------------------------
Troubled debt restructurings                                      $     719        $      719
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

NONACCRUAL LOANS

     Nonaccrual loans are loans, not classified as troubled debt restructurings or OREO, that show little or no current payment ability. These loans are supported, however, by collateral or cash flow that support the collectibility of the Company's remaining book balance, after consideration of the allowance for loan losses. The Company had three nonaccrual loans at June 30, 1997, totaling $2,155,000. During the six months ended June 30, 1997, the Company transferred four loans from accrual to nonaccrual status totaling $2,774,000, transferred one loan of $269,000 from nonaccrual to accrual status, transferred two loans totaling $657,000 from nonaccrual to OREO status, had two nonaccrual loans totaling $916,000 in payoffs, and had charge-offs totaling $152,000 related to nonaccrual loans. Nonaccrual loan balances are net of any prior write-offs, but any specifically assigned portions of the general allowance for loan losses are not deducted from the nonaccrual loan balances above.

OTHER REAL ESTATE OWNED

     Assets classified as OREO include foreclosed real estate owned by the Company. The Company had three properties in this category at June 30, 1997, totaling $1,914,000. The Company had one property with $1,086,000 in net book value, or 56.7% of the Company's OREO balance. The remaining $828,000 in OREO balances consisted of two properties.
     The Company's OREO balance declined to $1,914,000 at June 30, 1997, from $3,469,000 at December 31, 1996, a decline of $1,555,000 or 44.8%. This reflects the sale of four properties with a combined net balance of $1,793,000 during the six months ended June 30, 1997. The Company transferred two nonaccrual loans with a combined fair value of $657,000 into OREO for the six months ended
June 30, 1997. The Company recorded partial write downs on two OREO properties of $340,000 for the six months ended June 30, 1997, as compared to $70,000 for the same period in 1996. The increase in the OREO valuation adjustment between the two periods reflects a downward revision in the estimated liquidation value of two OREO properties.

 TROUBLED DEBT RESTRUCTURINGS

     A troubled debt restructuring ("TDR") is a loan in which the Company, for reasons related to the borrowers financial difficulties, grants a permanent concession to the borrower, such as a reduction in the loan's fully-indexed interest rate, a reduction in the face amount of the debt, or an extension of the maturity date of the loan, that the Company would not otherwise consider. At June 30, 1997, the Company had one loan with a principal balance of $719,000 that was categorized as a TDR. TDR balances are net of any prior write-offs, but any specifically assigned portions of the allowance for loan losses are not deducted from the TDR loan balance.

INVESTMENT SECURITIES

     The Company's investment portfolio is used for both liquidity purposes and for investment income. For additional information on the composition of the investment portfolio and the scheduled maturities of securities in both the held-to-maturity portfolio and available-for-sale portfolio at June 30, 1997, see Note 5 of Notes to Consolidated Financial Statements (Unaudited) in this Quarterly Report on Form 10-Q.

SOURCES OF FUNDS

 DEPOSITS

     The Company's major sources of funds is FDIC-insured deposits, raised through its subsidiary, Pacific Crest Bank. At June 30, 1997, the Company had total deposits of $305.0 million, compared to $266.7 million at December 31, 1996. The Company offers money market checking accounts, money market savings accounts and term certificates of deposit, with maturities ranging from 30 days to five years. The Company attracts the depositors by offering rates that are generally higher than rates offered by independent commercial banks that offer a broader array of services. The Company also conducts a wholesale deposit operation through which deposits from other financial institutions located throughout the United States are solicited. Information concerning the composition of the Company's deposit mix at June 30, 1997 and December 31, 1996 are set forth on the Consolidated Balance Sheets included in this Quarterly Report on Form 10-Q.
     The following table sets forth maturities of certificates of deposit at June 30, 1997:


                                                   3 MONTHS     OVER 3 TO    OVER 6 TO    OVER 12
DOLLARS IN THOUSANDS                                OR LESS      6 MONTHS    12 MONTHS     MONTHS        TOTAL
---------------------------------------------    ------------ ------------ ------------ ------------ -----------

Certificates of deposit less than $100,000        $   22,556   $   21,510   $   40,706   $   10,542   $  95,314
Certificates of deposit $100,000 or more               2,267        1,647        4,706        1,086       9,706

---------------------------------------------    ------------ ------------ ------------ ------------ -----------
   Total certificates of deposit                  $   24,823   $   23,157   $   45,412   $   11,628   $ 105,020
---------------------------------------------    ------------ ------------ ------------ ------------ -----------

 OTHER BORROWINGS

     The Company had $36.9 million in short term borrowings at June 30, 1997, compared to $10.0 million at December 31, 1996. The rates paid during 1997 on the Company's short term borrowings ranged from 5.65% to 6.80%. The repayment terms on this short-term debt ranged from one day to four weeks. The interest rate paid can vary daily, but typically approximates the federal fund rates plus 50 basis points. This debt is secured by the Company's U.S. government sponsored agency securities. The Company utilizes these lines to cover short-term financing needs for loan fundings or security purchases.

CAPITAL RESOURCES

     The Company's objective is to maintain a strong level of capital to support consistent and sustained asset growth, to anticipate credit risks, and to ensure that regulatory and industry capital guidelines and standards are maintained. Pacific Crest Bank is subject to leverage and risk-based capital adequacy standards applicable to FDIC-insured institutions. At June 30, 1997, Pacific Crest Bank was in compliance with all such capital requirements.

     Shareholders' equity increased by $1.8 million to $26.3 million during the six months ended June 30, 1997. This increase reflects the increase to shareholders' equity by the six months of net income of $1.7 million and a $72,000 increase resulting from the purchase of stock under the employee and directors' stock purchase plans. Also, contributing to this increase was an $18,000 decrease to the unrealized loss on securities available-for-sale.

     Pacific Crest Bank is required to maintain certain minimum capital levels under federal banking law. The following table sets forth Pacific Crest
Bank's regulatory capital ratios at June 30, 1997, and December 31, 1996:


REGULATORY CAPITAL RATIOS (1)                 AT JUNE 30, 1997                   AT DECEMBER 31, 1996
                                     --------------------------------    --------------------------------
                                     --------------------------------    --------------------------------
                                      Minimum                             Minimum
                                      Required     Actual     Excess      Required     Actual     Excess
                                     ----------   --------   --------    ----------   --------   --------
Leverage capital ratio(2)              4.00%       7.07%      3.07%        4.00%       7.96%      3.96%
Tier 1 risk-based capital ratio        4.00%      10.00%      6.00%        4.00%      10.31%      6.31%
Total risk-based capital ratio         8.00%      11.25%      3.25%        8.00%      11.56%      3.56%
---------------------------------------------------------------------------------------------------------

(1) Capital ratios of Pacific Crest Bank only.
(2) Calculation based on quarter end asset balances of Pacific Coast Bank.


LIQUIDITY

     The Company's primary sources of funds are deposits and payments of principal and interest on loans. While maturities and scheduled principal amortization on loans are a reasonable predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by the level of interest rates, economic conditions, and competition.

      The Company's holdings of cash and cash equivalents during the six months ended June 30, 1997 decreased by $930,000 to $1.9 million at June 30, 1997 from $2.8 million at December 31, 1996. The Company purchased $52.8 million, net of maturities, calls and sales, of U.S. government sponsored agency securities during the six months ended June 30, 1997. The Company funded both the growth in securities and the net increase in the loan portfolio, of $15.6 million, by raising $38.3 million of interest-bearing deposits, and by borrowing an additional $26.9 million under reverse repurchase agreements.

      Loans, net of deferred fees and the allowance for loan losses, increased by $15.6 million to $223.3 million at June 30, 1997, from $207.7 million at December 31, 1996. The Company originated $29.0 million in real estate and business loans during the six months ended June 30, 1997. Off-setting these originations, the Company experienced $12.8 million in loan payoffs, $1.1 million in gross loan transfers prior to write-offs to OREO and $152,000 in actual loan write-offs during the six months ended June 30, 1997.

      The liquidity of the parent company, Pacific Crest, is primarily dependent on the payment of cash dividends by its subsidiary, Pacific Crest Bank. Without dividends from Pacific Crest Bank, Pacific Crest must rely solely on existing cash and investments which total $243,000 at June 30, 1997. This amount is also necessary to pay future operating expenses and existing current liabilities, and for the possible infusion of capital into Pacific Crest Bank.

      Pacific Crest Bank's ability to pay dividends to Pacific Crest is restricted by California state law, which requires that sufficient retained earnings are available to pay the dividend. Pacific Crest Bank had retained earnings of $1.5 million at June 30, 1997. The total amount of retained earnings is unrestricted and available for dividend payments.

ASSET/LIABILITY MANAGEMENT

     The purpose of asset liability management is to minimize the risk of loss resulting from changes in interest rates. One method of assessing the potential risk associated with changes in the interest rates is to examine the extent to which assets and liabilities are "interest rate sensitive" and by monitoring the institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature and reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to adversely affect net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income while a positive gap would generally tend to adversely affect net interest income. At June 30, 1997, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets repricing or maturing in the same period by $123.0 million, representing a negative cumulative one-year gap of 33.1%. The shortcomings associated with using a static gap analysis to evaluate interest rate risk are described below.

     To the extent consistent with its interest rate spread objectives, the Company attempts to reduce its interest rate risk and has taken actions to minimize the potential negative impact of changing interest rates. In addition to focusing on making commercial real estate loans which provide for quarterly repricing, the Company has written most of its loans with interest rate floors. The fully indexed rate on these loans were, generally, equal to or in excess of the interest rate floors. It may be anticipated that loans with interest rate floors will increase the net interest income in a declining interest rate environment as affected loans do not reprice downward to their fully indexed rate when interest rates fall. No assurances can be given that such will be the case, however, particularly if borrowers are able to refinance or renegotiate their loans when interest rates decline.

      The following table sets forth the interest rate sensitivity of the Company's assets and liabilities at June 30, 1997, based on certain assumptions. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing timing or maturity date of the asset or liability. The Company has assumed, for purposes of this table only, that its savings accounts, money market accounts, and other borrowings, which totaled $181.7 million, $18.3 million and $36.9 million, respectively at June 30, 1997, reprice immediately.

           Certain shortcomings are inherent in the method of using static gap analysis to evaluate interest rate risk as presented in the following table. For example, static gap analysis assumes that when interest rates change, all rates change by the same amount and at the same time. Although certain assets and liabilities may be available for repricing at the same time, assets and liabilities often react independently to market interest rate changes, resulting in variable degrees of change dependent on the type of asset or liability. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag changes in market rates. Additionally, some adjustable rate loans have features, which restrict changes in interest rates on a short-term basis and over the life of the asset. Loan prepayments and early withdrawal of certificates of deposit could also cause the interest sensitivities to vary from those reflected in the table. Due to these factors, the interest rate sensitivity static gap report may not provide a complete or accurate assessment of the Company's exposure to changes in interest rates.

        In response to the limitations inherent with static gap analysis, the impact of fluctuations in interest rates on the Company's net interest income has been evaluated through an interest rate shock analysis. This analysis applies "change ratios" to assets and liabilities based upon various assumptions regarding their repricing characteristics. This enhanced interest rate risk management tool is used by the Company to more accurately evaluate and manage the degree of interest rate risk. As of June 30, 1997, management's analysis indicates that the Company's net interest income would decrease a maximum of 5% if rates rose 200 basis points.

                                                                                    At June 30, 1997
---------------------------------------------------------------------------------------------------------------------------------
                                                           Immediate          Over One
                                                            Through          Year Through         Over
(DOLLARS IN THOUSANDS)                                     One Year           Five Years        Five Years          Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS SUBJECT TO INTEREST RATE ADJUSTMENT:
Repurchase agreements                                     $     221          $         -        $        -      $     221
Investment securities - held to maturity                          -                    -            40,962         40,962
Investment securities - available for sale                        -               14,930            80,438         95,368
Total loans, net of deferred fees                           207,019               18,775             1,269        227,063
---------------------------------------------------------------------------------------------------------------------------------
   Total                                                  $ 207,240          $    33,705        $  122,669      $ 363,614
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES SUBJECT TO INTEREST RATE ADJUSTMENT:
Certificates of deposit                                   $  93,392          $    11,628                 -      $ 105,020
Savings accounts                                            181,657                    -                 -        181,657
Money market checking                                        18,277                    -                 -         18,277
Other Borrowings                                             36,900                    -                 -         36,900
---------------------------------------------------------------------------------------------------------------------------------
   Total                                                  $330,226           $    11,628                 -      $ 341,854
---------------------------------------------------------------------------------------------------------------------------------
Excess (deficiency) of rate-sensitive
 assets over rate-sensitive liabilities                   ($122,986)             $22,077          $122,669        $21,760
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Cumulative excess (deficiency) of
 rate-sensitive assets over rate-sensitive liabilities    ($122,986)           ($100,909)          $21,760
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
As a percent of total assets                                 (33.1%)              (27.2%)             5.9%
---------------------------------------------------------------------------------------------------------------------------------


CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

   Certain matters discussed in this Quarterly Report on Form 10-Q may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 which are not historical facts. The Company cautions readers that the following important factors could affect the Company's business and cause actual results to differ materially from those expressed in forward-looking statements made by, on or behalf of, the Company.

ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION

     The Company's operations are primarily located in California and concentrated primarily in Southern California. As a result of the geographic concentration, the Company's results depend largely upon economic conditions in this area. A deterioration in economic conditions in the Company's market areas, particularly in the real estate industry, could have a material adverse impact on the quality of the Company's loan portfolio and the demand for its products and services, and accordingly, its results of operations.

LENDING CONCENTRATION

     Pacific Crest Bank currently engages in commercial real estate lending, including loans secured by multi-family residential property, primarily in California. At June 30, 1997, $221.1 million (or 97.1%) of Pacific Crest Bank's loans consisted of loans secured by commercial real estate. Collateral for Pacific Crest Bank's loans includes retail strip centers, industrial income-producing and owner/user properties, small office buildings, mixed-use retail/office and retail/residential buildings, and special purpose properties such as auto repair facilities, restaurants and motels.

     Commercial real estate loans generally present a higher level of risk than do loans secured by one-to-four family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on commercial properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed or, in the case of owner-occupied real estate property, if the business of the borrower deteriorates), the borrower's ability to repay the loan may be impaired.

CREDIT QUALITY

     A significant source of risk for the Company arises from the possibility that losses will be sustained because borrower's guarantors and related parties may fail to perform in accordance with the terms of their loans. The Company has adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the Company's credit portfolio. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the Company's results of operations.

INTEREST RATE RISK

     Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for the Company's products and services. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than its interest-earning assets. Although the Company believes its current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse affect on the Company's results of operations.

GOVERNMENT REGULATION AND MONETARY POLICY

     The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which the Company conducts its business, undertakes new investments and activities and obtains financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of the Company's securities. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of the Company. Significant new laws or changes in, or repeals of, existing laws may cause the Company's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for the Company, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements, and a material change in these conditions would be likely to have a material impact on the Company's results of operations.

COMPETITION

     The banking and financial services business in California generally, and in Pacific Crest Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. Pacific Crest Bank competes for loans, deposits and customers for financial services with other commercial banks, thrift and loans, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Pacific Crest Bank. There can be no assurance that Pacific Crest Bank will be able to compete effectively in its markets and the results of operations of the Company could be adversely affected if circumstances affecting the nature or level of competition change.

   While management believes that its assumptions regarding these and other factors on which forward-looking statements are based are reasonable, such assumptions are necessarily speculative in nature, and actual outcomes can be expected to differ to some degree. Consequently, there can be no assurance that the results described in such forward-looking statements will, in fact, be achieved.

Part II - OTHER INFORMATION

ITEM 1 LEGAL PROCEEDINGS

       Not applicable.

ITEM 2 CHANGES IN SECURITIES

       Not applicable.

ITEM 3 DEFAULTS UPON SENIOR SECURITIES

       Not applicable.

ITEM 4 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       On May 8, 1997, the Annual Meeting of Shareholders of the Company was held for the purpose of electing one person to the Board of Directors for a term of three years and to serve until his or her successor is elected and qualified. The nominee was Rudolph I. Estrada. A total of 2,819,477 shares were represented at the Meeting. 2,816,884 shares were cast "For" the election of Mr. Estrada, and 2,593 shares were "WITHHELD" from voting for the nominee.

       In addition, a proposal to re-approve the 1993 Equity Incentive Plan ("Plan") was voted on. 2,680,322 shares were cast "For" the approval of the Plan, 32,057 shares were cast "Against" the Plan. There was a total of 2,483 shares that "ABSTAINED" from casting a vote on the Plan.

ITEM 5 OTHER INFORMATION

       Not applicable.

ITEM 6 EXHIBITS AND REPORTS ON FORM 8-K

       (A)  FINANCIAL DATA SCHEDULES.

       (B)  REPORTS ON FORM 8-K:

       The Company filed no reports on Form 8-K during the quarter ended June 30, 1997.

                               SIGNATURES








     Pursuant to the requirements of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        PACIFIC CREST CAPITAL, INC.



Date:  August 13, 1997                      /s/ Gary Wehrle
       ---------------                 -------------------------------
                                              Gary Wehrle
                                    President and Chief Executive Officer





Date:  August 13, 1997                      /s/ Robert J. Dennen
       ---------------                 -------------------------------
                                   Vice President, Chief Financial Officer
                                            Corporate Secretary

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                                ------------------------------------------------
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                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------

                                                                            PAGE
                                                                            ----
Available Information.....................................................    5
Incorporation of Certain Documents by Reference...........................    5
Prospectus Summary........................................................    7
Summary Consolidated Financial Data.......................................   13
Risk Factors..............................................................   16
Use of Proceeds...........................................................   22
Accounting Treatment......................................................   22
Capitalization............................................................   23
Management................................................................   24
Description of the Trust Preferred Securities.............................   26
Description of Junior Subordinated Debentures .                              38
Book-Entry Issuance.......................................................   48
Description of Guarantee..................................................   50
Expense Agreement.........................................................   53
Relationship Among the Trust Preferred Securities, the Junior Subordinated
  Debentures and the Guarantee............................................   53
Certain Federal Income Tax Consequences...................................   54
ERISA Considerations......................................................   57
Underwriting..............................................................   58
Legal Matters.............................................................   59
Experts...................................................................   60
Appendix A--Annual Report on Form 10-K for the Fiscal Year Ended December
  31, 1996
Appendix B--Quarterly Report on Form 10-Q for the Quarter Ended June 30,
  1997

                            ------------------------

                                1,500,000 TRUST
                              PREFERRED SECURITIES

                                 PCC CAPITAL I

                  9.375% CUMULATIVE TRUST PREFERRED SECURITIES
                          (LIQUIDATION AMOUNT $10 PER
                           TRUST PREFERRED SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED,
                            AS DESCRIBED HEREIN, BY

                          PACIFIC CREST CAPITAL, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        SANDLER O'NEILL & PARTNERS, L.P.

                            SUTRO & CO. INCORPORATED

                               SEPTEMBER 17, 1997

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